Exhibit 10.2

EXECUTION VERSION

$125,000,000

ABL CREDIT AND GUARANTEE AGREEMENT

among

JANUS INTERMEDIATE, LLC,

as Holdings,

JANUS INTERNATIONAL GROUP, LLC,

as PARENT BORROWER,

The Several Borrowers Party Hereto,

The Subsidiary Guarantors Party Hereto,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

Dated as of August 3, 2023

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A., and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:
Schedule A-1	Agent’s Account
Schedule C-1 Schedule D-1	Commitments Designated Account
Schedule II	Notice Addresses
Schedule 5.16	Subsidiaries
Schedule 5.17	Environmental Matters
Schedule 5.19(a)	Security Documents
Schedule 5.19(b)	Owned Real Property
Schedule 5.24	Locations of Inventory
Schedule 7.14	Post-Closing Deliveries
Schedule 8.01(i)	Existing Indebtedness
Schedule 8.02(i)	Existing Liens
Schedule 8.06(k)	Existing Investments
Schedule 8.08	Existing Affiliate Transactions

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Compliance Certificate
Exhibit B-2	Form of Borrowing Base Certificate
Exhibit C-2	Form of ABL/Term Loan Intercreditor Agreement
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E	Form of Security Agreement
Exhibit G Exhibit L-1	[Reserved] Form of Interest Election Request
Exhibit I-1-4	Forms of Tax Certificates
Exhibit J	Form of Solvency Certificate
Exhibit K-1 Exhibit K-2 Exhibit L	[Reserved] [Reserved] Form of Intercompany Note
Exhibit M	[Reserved]

v

ABL CREDIT AND GUARANTEE AGREEMENT, dated as of August 3, 2023, among Janus International Group, LLC, a Delaware limited liability company (the “Parent Borrower”), the Persons party hereto as a “Borrower” from time to time (collectively, with the Parent Borrower, the “Borrower”), Janus Intermediate, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Bookrunner, and each of the Lenders from time to time party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of a revolving line of credit on the Closing Date in an aggregate principal amount equal to $125,000,000.

WHEREAS, in connection therewith, on the Closing Date, the Borrower shall enter into an amendment to First Lien Credit Agreement, whereby the parties thereto intend to amend and restate such agreement in order to replace the Initial Term Loans (as defined in the First Lien Credit Agreement) then outstanding thereunder with a new term loan facility in an aggregate principal amount equal to $625,000,000,000.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“30-Day Excess Availability” shall mean the quotient obtained by dividing (i) the sum of each day’s Excess Availability during the thirty-consecutive day period immediately preceding the proposed transaction by (ii) thirty.

“ABL Priority Collateral” shall have the meaning given to such term in the ABL/Term Loan Intercreditor Agreement (as in effect on the date hereof and as amended or modified in accordance with the terms thereof).

“ABL/Term Loan Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, between the First Lien Term Collateral Agent, and the Administrative Agent, and acknowledged by certain of the Loan Parties, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Auditor” shall have the meaning set forth in Section 7.01(a).

“Account” means an account (as that term is defined in the UCC).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquisition” means any transaction or series of related transactions, whether, by purchase, merger, consolidation, contribution or otherwise, for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business, product line, unit or division of any person, (b) acquisition of in excess of 50% of the Capital Stock of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, in each case, including as a result of any Investment in any Subsidiary that serves to increase the equity ownership of the Borrower or any Restricted Subsidiary therein.

“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests, if any, and Mortgages in such assets and Real Property of Holdings and such other Loan Party as are not covered by the original Security Documents.

“Adjusted Net Worth” shall have the meaning set forth in Section 9.09.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Advisory Agreement” shall mean that certain Management and Monitoring Services Agreement dated as of the Closing Date, by and among Clearlake Capital Management IV, L.P., a Delaware limited partnership, Clearlake Capital Management V, L.P., a Delaware limited partnership,, the Parent Borrower and its indirect parent Janus Midco, LLC, a Delaware limited liability company, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 8.08.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that, for purposes of the definitions of Eligible Accounts and Section 8.08 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Affiliate Transaction” shall have the meaning set forth in Section 8.08.

“Affiliated Investment Fund” shall mean a Lender that is an Affiliate of the Borrower that is (x) engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity or (y) a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of or in addition to their duties to Clearlake Capital Group, L.P.

“Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1.

“Aggregate Deficit Amount” shall have the meaning set forth in Section 9.09.

“Aggregate Excess Amount” shall have the meaning set forth in Section 9.09.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Loan Exposure of all the Lenders at such time.

“Agreement” shall mean this ABL Credit and Guarantee Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the

Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws” shall mean the FCPA, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates (excluding any limited partner of the Sponsor and any unrelated portfolio company of the Sponsor) is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates (excluding any limited partner of the Sponsor and any unrelated portfolio company of the Sponsor) is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means, as of any date of determination and with respect to ABR Loans or Term Benchmark Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrower for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including December 31, 2023, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	Average Excess Availability	Applicable Margin Relative to ABR Loans (the “Base Rate Margin”)	Applicable Margin Relative to Term Benchmark Loans (the “SOFR Margin”)
I	≥ 66.67% of the Maximum Revolver Amount	0.25%	1.25%
II	< 66.67%, but ≥ 33.33% of the Maximum Revolver Amount	0.50%	1.50%
III	<33.33% of the Maximum Revolver Amount	0.75%	1.75%

For purposes of the foregoing, each change in the Applicable Margin resulting from a change in Average Excess Availability shall be effective during the period commencing on and including the first day of each fiscal quarter of the Borrower and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Margin on the first day of any fiscal quarter of the Borrower, the Average Excess Availability during the most recently ended fiscal quarter of the Borrower shall be used. Notwithstanding the foregoing, the Average Excess Availability shall be deemed to be in Category III at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver any Borrowing Base Certificate or related information required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate and related information is so delivered.

If at any time any Borrowing Base Certificate or related information based on which Availability and/or such Average Excess Availability and the corresponding Applicable Margin was determined, as applicable, was incorrect (whether based on a restatement, fraud or otherwise), then (i) the Borrower shall, upon obtaining knowledge, promptly deliver to the Administrative Agent a correct Borrowing Base Certificate, (ii) the Applicable Margin shall be determined by reference to the corrected Borrowing Base Certificate, and (iii) the Borrower shall pay to the Administrative Agent no later than five (5) Business Days after written demand any additional interest owing as a result of such increased Applicable Margin, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until written demand is made for such payment pursuant to this paragraph and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest in accordance with Sections 3.13(d) or (e)), at any time prior to the date that is five (5) Business Days following such written demand.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, Letter of Credit Exposure, Overadvances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolver Commitment and the denominator of which is the aggregate Commitments (provided that, if the Revolver Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Revolving Exposure, a percentage based upon its share of the Aggregate Revolving Exposure and the unused Commitments; provided that, in accordance with Section 3.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 10.03(b) of the Agreement.

“Approved Electronic Platform” has the meaning assigned to it in Section 11.03(a).

“Arranger” means JPMorgan Chase Bank, N.A., Bank of America, N.A., and Goldman Sachs Bank USA, in their capacities as joint bookrunners and joint lead arrangers hereunder.

“Asset Sale” shall mean any Disposition by Holdings or any of its Restricted Subsidiaries of property pursuant to Sections 8.04(q), (t) and/or (bb) but excluding any Disposition that yields aggregate consideration to Holdings or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) equal to or less than $25,000,000 with respect to any single Disposition or series of related Dispositions.

“Assignee” shall have the meaning set forth in Section 12.04(a)(i).

“Assignment and Assumption” shall mean an assignment and assumption agreement, substantially in the form of Exhibit A.

“Attributable Debt” shall mean, in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Loan Party that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Officer” shall mean the chief executive officer, president, chief financial officer, any vice president, controller, treasurer or assistant treasurer, secretary or assistant secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Authorized Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Availability” shall mean, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 3.01 (after giving effect to the then outstanding Revolver Usage).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments (and, if such day is not a Business Day, then on the immediately preceding Business Day).

“Available Revolving Commitment” means, at any time, the aggregate Commitments of all Lenders at such time minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.14.

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Administrative Agent as of the end of each respective day) divided by the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to Holdings, Borrower or their subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Swap Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Holdings, Borrower or their subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Collateral Agent) to be held by Collateral Agent for the benefit of the Bank Product Providers (other than the Qualified Counterparties) in an amount determined by Collateral Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Swap Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Holdings, Borrower and their subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Swap Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Holdings, Borrower or one of their subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates providing Bank Products to any Loan Party or any of their respective subsidiaries, including each of the foregoing in its capacity, if applicable, as a Qualified Counterparty.

“Bank Product Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Bank Products then provided or outstanding.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.14.

“Benchmark Replacement” means, for any Available Tenor:

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Parent Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Parent Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Bona Fide Lending Affiliate” shall mean, with respect to any competitor of the Borrower or its Subsidiaries or any other Person identified in name pursuant to the definition of “Disqualified Lender”, a debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person that is separately identified pursuant to clause (a) or (b) of the definition of “Disqualified Lender” prior to the Closing Date) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such competitor or other Person, as applicable, but only to the extent that no personnel involved with the investment in such competitor or other Person, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions for such entity or (y) has access to any information (other than information that is publicly available) relating to such competitor or such other Person or any entity that forms a part of such competitor’s or such other Person’s business (including Subsidiaries thereof).

“Borrower” shall have the meaning set forth in preamble hereto.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof), or by Swingline Lender in the case of a Swingline Loan, or by Administrative Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) (i) prior to the expiration of the Deemed Borrowing Base Period, 75% of the face amount of the Eligible Credit Card Receivables and (ii) thereafter, 90% of the face amount of the Eligible Credit Card Receivables; plus

(b) (i) prior to the expiration of the Deemed Borrowing Base Period, 70% of the amount of Eligible Accounts and (ii) thereafter, 85% of the amount of Eligible Accounts, in each case, less the amount, if any, of the Dilution Reserve; plus

(c) the lower of

(i) (x) prior to the expiration of the Deemed Borrowing Base Period, 55% of the book value of Eligible Inventory and (y) thereafter, 70% of the book value of Eligible Inventory, and

(ii) (x) prior to the expiration of the Deemed Borrowing Base Period, 75% times the net liquidation percentage identified to the Parent Borrower in writing by the Administrative Agent, on or prior to the Closing Date with respect to Eligible Inventory and (y) thereafter, 90% times the most recently determined Net Liquidation Percentage with respect to Eligible Inventory, in each case, times the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of the Borrower’s Eligible Inventory; plus

(d) 100% of the Qualified Cash in an amount not to exceed $25,000,000; minus

(e) the Rent Reserve and Bank Product Reserve; minus

(f) the aggregate amount of other Reserves, if any, established by Administrative Agent under Section 3.01(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-2.

“Borrowing Request” means a request by the Parent Borrower for a Borrowing in accordance with Section 3.03.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” shall mean, with respect to any Person for any period, all rental obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” shall mean, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States in each case maturing within 13 months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirteen months after such date and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s; (iii) (a) commercial paper maturing no more than 13 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s and (b) other corporate obligations maturing no more than 13 months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least AA from S&P or at least Aa2 from Moody’s; (iv) variable rate demand notes and auction rate securities maturing no more than thirteen months from the date of creation thereof; (v) certificates of deposit or bankers’ acceptances maturing within 13 months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s and (vii) solely with respect to any Foreign Subsidiary, substantially similar investments to those outlined in clauses (i) through (vi) above, of reasonably comparable credit quality (taking into account the jurisdiction where such Foreign Subsidiary conducts business) in any jurisdiction in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).

“Cash Management Agreement” shall mean any agreement for the provision of Cash Management Services.

“Cash Management Obligations” shall mean any and all obligations, including guarantees thereof, of any Loan Party or any of their respective subsidiaries to a bank or other financial institution providing Cash Management Services.

“Cash Management Services” shall mean (i) cash management services, including disbursement services, treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit or debit card and merchant card services, in each case of the foregoing clauses (i) and (ii), provided to any Loan Party or any of their respective subsidiaries by the Administrative Agent, a Lender or any of their respective Affiliates.

“Certificated Securities” shall have the meaning set forth in Section 5.19(a).

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR Rate or Term SOFR Rate, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean, at any time (a) any “person” or “group”, other than the Permitted Holders, beneficially own, directly or indirectly, Capital Stock of Holdings representing more than 50% of the aggregate ordinary voting power of Holding’s Capital Stock or (b) Holdings at any time ceases to own directly or indirectly 100% of the Capital Stock of Borrower or ceases to have the power to vote, or direct the voting of, any such Capital Stock. For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act (as in effect as of the date of this Agreement), (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Capital Stock of Holdings directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (a) of this definition is triggered, (iv) a Person or group shall not be deemed to beneficially own Capital Stock to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement and (v) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the board of directors of such Person’s parent.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Closing Date” shall have the meaning set forth in Section 12.10.

“Closing Date Refinancing” shall mean the refinancing, repayment or redemption, as applicable, in full of that certain ABL Credit and Guarantee Agreement, dated as of February 12, 2018, among Parent Borrower, as the borrower, the other loan parties from time to time parties thereto, the lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time), the termination or release of all commitments and guarantees in respect thereof and the termination of any and all liens on the assets of the Loan Parties securing the foregoing obligations, in each case, on or prior to the Closing Date.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property and assets (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document; provided, that the Collateral shall not include any Excluded Assets.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Collateral Agent’s Liens” means the Liens granted by the Loan Parties to Collateral Agent under the Loan Documents.

“Collection Account” has the meaning assigned to such term in Section 3.10(b).

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Assumption to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.04 of the Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

“Communications” shall have the meaning set forth in Section 11.03(c).

“Compliance Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B-1.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).

“Consolidated Capital Expenditures” shall mean, as of any date for the applicable period then ended, all capital expenditures of Parent Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated depreciation from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).

“Consolidated EBITDA” shall mean, at any date of determination, an amount equal to Consolidated Net Income of Parent Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus

(a) the following, to the extent deducted and not added back or excluded in calculating Consolidated Net Income (other than with respect to clause (a)(vi) and (a)(vii) below), for the most recently completed Measurement Period:

(i) Consolidated Interest Expense;

(ii) the provision for federal, state, local and foreign income Taxes, Taxes on profit or capital, including, without limitation, state franchise and similar Taxes, and foreign withholding taxes (and, without duplication, any dividends or other distributions made pursuant to Section 8.05(h) to the extent the amount so distributed correlates (on a dollar-for-dollar basis) with amounts that reduced Consolidated Net Income during such period);

(iii) Consolidated Amortization Expense;

(iv) Consolidated Depreciation Expense;

(v) all indemnification amounts and reasonable out-of-pocket expenses paid in cash or accrued (plus any unpaid indemnification amounts and reasonable out -of -pocket expenses accrued in any prior period but not added back in any such prior period) and all other fees, costs, compensation and other expenses of the board of directors of the Loan Parties (or any direct or indirect parent company thereof);

(vi) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies (other than revenue synergies) (A) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twelve (12) months after the date the Specified Transaction is initiated or a plan for realization thereof shall have been established, and (B) related to a Specified Transaction, in each case, which are factually supportable and reasonably identifiable, and which will be added to Consolidated EBITDA as so projected or determined until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and, in each case, will be net of the amount of actual benefits realized during such period from such actions; provided, that for purposes of determining compliance with the covenant set forth in section 8.13 and for determining whether the Payment Conditions have been satisfied, the amount of such cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (vi) shall not exceed 30% of Consolidated EBITDA calculated after giving effect to such addbacks;

(vii) other adjustments (including projected cost savings, operating expense reductions, other operating improvements and initiatives and synergies (other than revenue synergies)) consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), as set forth in a quality of earnings report delivered to the Administrative Agent conducted by financial advisors which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable);

(viii) compensation expenses resulting from (i) the repurchase of equity interests of any Parent Company of Holdings from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (iii) payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments;

(ix) Public Company Costs and charges, costs and expenses incurred in connection with future expansion, integration, restructuring and business optimization projects, strategic initiatives and projects, any restructuring or integration, the closure and/or consolidation of facilities, retention, contract termination, recruiting, relocation, severance, reduction in work force and signing bonuses and expenses and one-time costs related to implementation of operational and reporting systems and technology initiatives, enhanced accounting functions or other transaction costs, including those associated with becoming a standalone entity or a public company;

(x) restructuring charges, accruals or reserves and business optimization, restructuring, rationalization, transition and other costs incurred in cash in such Measurement Period in connection with (i) acquisitions prior to the date hereof (including, but not limited to charges and losses on account of purchase price adjustments and earn-out payments) or (ii) Permitted Acquisitions (including, but not limited to, charges and losses on account of purchase price adjustments and earn-out payments), the Transactions, Investments, Dispositions, consolidations, recapitalizations, restructurings, equity issuances and financings (including any amendments, waivers, other modifications, repayments or any incurrence thereof) whether or not consummated;

minus

(b) the following to the extent included in calculating such Consolidated Net Income for the most recently completed Measurement Period, without duplication:

(i) federal, state, local and foreign income tax credits;

“Consolidated Interest Expense” shall mean, without duplication, for any Measurement Period, the result of (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Indebtedness for borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements (but excluding any unrealized costs and losses) and (ii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, minus (b) the sum of (i) consolidated net gains of such Person and its Subsidiaries under Swap Agreements (but excluding any unrealized gains) and (ii) consolidated interest income, in each case of or by Parent Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, as of any date of determination, with respect to Parent Borrower and its Subsidiaries, for any Measurement Period, the net income (or loss) of Parent Borrower and its Subsidiaries for such Measurement Period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income, without duplication: (a) except as otherwise provided in the Loan Documents with respect to calculations to be made on a pro forma basis, the net income (or loss) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries;

(b) the net income (or loss) of any Person that is an Unrestricted Subsidiary or in which such Person has a minority ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions;

(c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income;

(d) the income (or loss) attributable to the early extinguishment of Indebtedness;

(e) all non-cash gains (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item which reduced Consolidated EBITDA in any prior period) (other than the accrual of revenue in the ordinary course) and all non-cash charges, expenses, items and losses, including, without limitation (A) non-cash items for any management equity plan, supplemental executive retirement plan or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees, (B) non cash restructuring charges or non-cash reserves in connection with any Permitted Acquisition or other Investment consummated after the Closing Date, (C) all non-cash losses (minus any non-cash gains) from Dispositions (but for clarity excluding write offs or write downs of inventory), (D) any non-cash purchase or recapitalization accounting adjustments, (E) non cash losses (minus any non-cash gains) with respect to Swap Agreements, (F) non-cash charges attributable to any post-employment benefits offered to former employees, (G) non cash asset impairments (but for clarity excluding impairments of inventory), (H) the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisitions or Investments permitted under Section 8.06 and (I) non-cash expenses relating to the vesting of warrants;

(f) other accruals, payments, fees and expenses (including any legal, third-party consulting, tax and structuring costs) incurred in cash in such Measurement Period in connection with (i) acquisitions prior to the date hereof (including, but not limited to charges and losses on account of purchase price adjustments and earn-out payments) or (ii) Permitted Acquisitions (including, but not limited to, charges and losses on account of purchase price adjustments and earn-out payments), the Transactions, Investments, Dispositions, consolidations, recapitalizations, restructurings, equity issuances and financings (including any amendments, waivers, other modifications, repayments or any incurrence thereof) whether or not consummated; provided that any integration, business optimization, restructuring, rationalization, transition and other costs shall be included in calculating Consolidated Net Income;

(g) charges, losses or expenses actually reimbursed or reasonably expected to be reimbursed no later than one year after the end of such period pursuant to a written contract or insurance policy (including an insurance policy with respect to business interruption insurance) with an unaffiliated third party, which contract or insurance obligation has not been disclaimed; (provided, that, if both (A) such charges, losses or expenses are excluded from Consolidated Net Income for the complete one-year period applicable thereto and (B) such amount is not so reimbursed or received by Parent Borrower or such Restricted Subsidiary within such one-year period, then such charges, expenses or losses shall be subtracted from Consolidated Net Income in the subsequent period);

(h) net after tax extraordinary, unusual, exceptional or non recurring gains, charges, expenses or losses (including, for the avoidance of doubt, any extraordinary, unusual or non-recurring compensation expense), restructuring and similar expenses and charges and litigation and settlement fees, costs and expenses;

(i) (A) any net gain or loss from disposed or discontinued operations (and any costs and expenses related to such disposal or discontinuation) and (B) gains, losses, charges and expenses attributable to asset Dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business;

(j) fees, costs and expenses (including service costs) associated with pension and retirement plans;

(k) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any unrealized exchange, translation or performance losses relating to any foreign currency hedging transactions for such period; and

(l) unrealized realized gains and losses with respect to obligations under Swap Agreements designed to provide protections against fluctuations in interest rates or embedded derivatives that require similar accounting treatment, and any costs or expenses or fees in connection with the entry into or execution of Swap Agreements.

“Consolidated Total Assets” shall mean, as of any date of determination, the total property and assets in each case of Parent Borrower and its Restricted Subsidiaries as at the end of the most recently completed Measurement Period, determined on a consolidated basis in conformity with GAAP.

“Consolidated Total Debt” shall mean, at any date, an amount equal to the aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness)) of all Indebtedness for borrowed money of Parent Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding (i) any liabilities referred to in clause (g) of the definition of “Indebtedness”, (ii) the undrawn portion of any letters of credit, bankers’ acceptances, surety bonds or similar arrangements, (iii) any Guarantee Obligations in respect of any such liabilities described in the preceding clauses (i) and (ii) and (iv) Capital Lease Obligations.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any agreement, instrument or other undertaking (other than a Loan Document, First Lien Term Loan Document, document evidencing First Lien Permitted Incremental Equivalent Debt, or Permitted Incremental Equivalent Debt Document or any document evidencing any Permitted Refinancing thereof) to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” shall mean the Net Cash Proceeds of cash contributions (other than from the issuance of Disqualified Capital Stock or contributions by Holdings or any Restricted Subsidiary) made to the capital of Holdings (which Net Cash Proceeds are in turn contributed to the Borrower in the form of common equity) after the Closing Date (whether through the issuance or sale of Qualified Capital Stock or otherwise).

“Contribution Indebtedness” shall mean Indebtedness of any Loan Party so long as the aggregate principal amount of all such Indebtedness Incurred by such Loan Party shall not exceed the aggregate Contribution Amount at the time of such Incurrence; provided that such Contribution Indebtedness (i) is not guaranteed by any Person other than the Borrower and the Subsidiary Guarantors, (ii) is Incurred within 180 days after the making of the related Contribution Amount and (iii) is so designated as Contribution Indebtedness pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent on the date of Incurrence thereof.

“Contribution Percentage” shall have the meaning set forth in Section 9.09.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall have the meaning specified in the Security Agreement.

“Controlled Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Period” shall mean, at any time, the period (a) commencing on the day that Excess Availability is less than the greater of (x) $10,000,000 and (y) 10% of the Line Cap at such time and (b) continuing until Excess Availability has exceeded the greater of (x) $10,000,000 and (y) 10% of the Line Cap for thirty consecutive days, in which case a Covenant Period shall no longer be deemed to be continuing for purposes of this Agreement.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 12.26 of this Agreement.

“Curative Equity” means either (i) the common equity or Qualified Capital Stock contributions made to (by Sponsor or any other third party that is not a Subsidiary of Holdings), or issuances (to Sponsor or any other third party that is not a Subsidiary of Holdings), by Holdings in immediately available cash funds which Holdings contributes as additional common equity cash contributions to Borrower or (ii) Curative Sponsor Debt provided by Sponsor to Borrower, in each case, in immediately available cash funds and which is designated “Curative Equity” by Borrower under Section 10.04 at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity.

“Curative Sponsor Debt” means subordinated Indebtedness issued by Sponsor to Borrower, which Indebtedness is (a) unsecured, (b) subordinated in right of payment to the Obligations, (c) not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is 6 months after the Maturity Date, and (d) on terms and conditions (including the terms and conditions of the subordination) reasonably acceptable to the Administrative Agent in its Permitted Discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Borrowing Base Period” shall mean the period commencing on the Closing Date and ending on the earlier of (x) date of completion of an appraisal and field examination of the Borrower’s Inventory and Accounts, in each case, reasonably satisfactory to Administrative Agent and (y) the 90th day following the Closing Date (or such later date as the Administrative Agent may agree in its Permitted Discretion). Notwithstanding anything herein to the contrary, if an appraisal and field examination of Borrower’s Inventory and Accounts, in each case, reasonably satisfactory to Administrative Agent has not been completed by the expiration of the Deemed Borrowing Base Period, the advance rates included in the Borrowing Base shall be deemed to be 0% until such time as an appraisal and field examination of such Inventory and Accounts, in each case, reasonably satisfactory to Administrative Agent has been completed.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Undisclosed Administration, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Account” means the Deposit Account of Parent Borrower identified on Schedule D-1, as such schedule may be amended from time to time by Parent Borrower.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with a Disposition made pursuant to Section 8.04(q) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of an Authorized Officer of the Parent Borrower delivered to the Administrative Agent (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 8.04(q) to the extent the Parent Borrower or any Restricted Subsidiary converts the same to cash or Cash Equivalents within 365 days following the consummation of the applicable Disposition).

“Designated Preferred Stock” means Preferred Stock of Holdings, or any Parent Company, as applicable (other than Disqualified Capital Stock), that is issued after the Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate of the Borrower, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Borrower (if issued by Holding or any Parent Company).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s Accounts during such period, by (b) the Borrower’s billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5.00% (provided that in determining Dilution for purposes of this definition fractional amounts shall be rounded up to the nearest whole percentage point); provided, however, Dilution shall be calculated with respect to all of the Borrower’s Accounts.

“Disposition” shall mean, with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Restricted Subsidiaries), any sale, Sale Leaseback Transactions, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of Holdings’ Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, the terms Disposition, Dispose and Disposed of do not refer to the issuance, sale or transfer of Capital Stock by Holdings.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be exercisable only after the prior repayment in full of the Obligations), in each case, prior to the date that is ninety one (91) days after the Latest Maturity Date (as defined in the First Lien Credit Agreement) at the time of issuance of the respective Capital Stock, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, prior to the date that is 91 days after the Latest Maturity Date (as defined in the First Lien Credit Agreement) at the time of issuance of the respective Capital Stock, except as a result of a change in control or an asset sale or, in case of Capital Stock issued to an employee or director of Holdings or a Restricted Subsidiary, the death, disability, retirement, severance or termination of employment or service of such holder, in each case so long as any such right of the holder is exercisable only after the prior repayment in full of the Obligations, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date (as defined in the First Lien Credit Agreement) at the time of issuance of the respective Capital Stock; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Holdings or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock or portion thereof, plus accrued dividends.

“Disqualified Lender” shall mean (a) any financial institution or other Person identified by name in writing, on or prior to the Closing Date, by the Borrower to the Administrative Agent as not constituting an “Eligible Assignee” and any Subsidiary or Affiliate thereof reasonably identifiable on the basis of its name and (b) any competitor of the Borrower or its Subsidiaries identified by name in writing by the Borrower to the Administrative Agent from time to time and any Subsidiary or Affiliate thereof reasonably identifiable on the basis of its name (other than any Affiliates that are Bona Fide Lending Affiliates). The Borrower may from time to time update the list of Disqualified Lenders provided to the Administrative Agent prior to the date hereof to include competitors or Affiliates of competitors (in each case other than Affiliates that are Bona Fide Lending Affiliates); provided that such updates shall not apply retroactively to disqualify parties that have previously acquired an assignment or participation interest in the Loans and Commitments.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.

“Dominion Period” shall have the meaning set forth in the Security Agreement.

“Earn-Outs” shall mean, with respect to a Permitted Acquisition or any other acquisition of any assets or Property by any Loan Party, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Capital Stock or of any Property or otherwise), directly or indirectly, payable by any Loan Party in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that, to the extent that any such future payment is not subject to the occurrence of a contingency, only up to $25,000,000 of such amount at any time outstanding shall qualify as an “Earn-Out” for purposes of this definition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to a consolidated supervisor with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit performed by Administrative Agent from time to time after the Closing Date, subject to at least 3 Business Days’ prior written notice to the Parent Borrower. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 150 days of original invoice date or 90 days of the past due date (in each case, if permitted by the Administrative Agent in its sole discretion, excluding retention billings until such time as the work for the project giving to such billing has been completed in full),

(b) Accounts with selling terms of more than 90 days,

(c) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(d) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower (other than any Affiliate that is another portfolio company of the Sponsor),

(e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(f) Accounts that are not payable in Dollars,

(g) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (so long as such Accounts for Account Debtors maintaining a chief executive office in Canada are billed entirely and exclusively in the United States), or (ii) is not organized under the laws of the United States or any state thereof or Canada or any province thereof (so long as such Accounts for Account Debtors organized under the laws of Canada or any province thereof are billed entirely and exclusively in the United States), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent (acting on its own behalf or under power of attorney), or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent,

(h) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(i) Accounts with respect to which the Account Debtor is a creditor of Borrower (unless the Account Debtor has provided Administrative Agent a “non-offset” letter in form and substance reasonably satisfactory to Administrative Agent), has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, solely to the extent of such claim, right of setoff, or dispute,

(j) Accounts with respect to an Account Debtor whose total obligations owing to the Borrower exceed 25% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of such Account Debtor; provided, however, that notwithstanding the foregoing provisions of this clause (k), the Administrative Agent may, in its Permitted Discretion, include as Eligible Accounts (i) Accounts that are post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code, and (ii) Accounts owing by an Account Debtor that has been reorganized or restructured following one of the events described in this clause (k) and has a credit quality reasonably satisfactory to Administrative Agent,

(l) Accounts, the collection of which, Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Collateral Agent’s Lien,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor; provided that the foregoing shall not exclude Accounts for which billing has not occurred but is reasonably expected to occur in accordance with customary AIA practices (as consistent with such practices existing on the Closing Date or as acceptable to Administrative Agent in its Permitted Discretion),

(o) Accounts with respect to which the Account Debtor is a Sanctioned Entity or is in a Sanctioned Jurisdiction,

(p) any Account (A) as to which Borrower’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (B) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, (D) that arises with respect to goods that are delivered on a bill-and-hold basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional until a specified event occurs, or (E) that represents the right to receive progress payments or other advance billings of an invoice that are due prior to the completion of performance of the invoice by the applicable Borrower of the subject contract for goods or services or that represent credit card sales; or

(q) Accounts owned by a target acquired in connection with a Permitted Acquisition or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Administrative Agent in its Permitted Discretion.

“Eligible Assignee” shall mean (a) any Lender and any Affiliate of a Lender, and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that “Eligible Assignee” shall (x) include Affiliated Investment Funds and (y) exclude (i) any natural person, or the Sponsor, the Borrower, or any of Holdings or the Sponsor’s or the Borrower’s Affiliates (in each case except as set forth in clause (x) above) and (ii) any Disqualified Lender.

“Eligible Credit Card Receivables” shall mean Accounts and other “Payment Intangibles” (as defined in the UCC), together with all income, payments and proceeds thereof due to Borrower on a non-recourse basis from any major credit card or debit card issuer and processors, as arise in the ordinary course of business, which have been earned by performance (provided that such major credit card or debit card issuers shall include, without limitation, Visa, MasterCard, American Express and Discover), that comply in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Credit Card Receivables made in the Loan Documents, and are not excluded as ineligible by one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit performed by Administrative Agent from time to time after the Closing Date, subject to at least 3 Business Days’ prior written notice to the Parent Borrower. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables (without duplication of any Reserves established):

(a) Accounts due from credit card or debit card processors that have been outstanding for more than five Business Days from the date of sale or for such longer period as may be approved by the Administrative Agent in its Permitted Discretion;

(b) Accounts due from credit card or debit card processors with respect to which the Borrower does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent for the benefit of the Secured Parties and Permitted Liens (without limiting the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such Permitted Liens) and other than Permitted Liens having priority by applicable law);

(c) Accounts due from credit card or debit card processors that are not subject to a first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties other than Permitted Liens having priority by applicable law (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d) Accounts due from credit card or debit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback (except to the extent such claim, counterclaim, offset or chargeback is limited by an agreement that is reasonably satisfactory to the Administrative Agent));

(e) Accounts due from credit card or debit card processors as to which the credit card or debit card processor has the right under certain circumstances to require the Borrower to repurchase the Accounts from such credit card processor;

(f) Accounts due from any Person on account of any private label credit card or debit card receivables other than such Accounts under programs between the Borrower and a third party reasonably acceptable to the Administrative Agent where the third party retains the consumer credit exposure;

(g) Accounts due from credit card or debit card processors (other than Visa, MasterCard, American Express and Discover) which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection; or

(h) Accounts owned by a target acquired in connection with a Permitted Acquisition or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Administrative Agent in its Permitted Discretion

“Eligible In-Transit Inventory” means all raw materials and finished goods Inventory owned by a Borrower, which Inventory is in transit within such Borrower’s country of jurisdiction to one of such Borrower’s facilities located in such Borrower’s country of jurisdiction and which Inventory (a) is fully insured, (b) is subject to a first priority security interest in and lien upon such goods in favor of the Administrative Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Borrower), and (c) otherwise meets the criteria for “Eligible Inventory” hereunder; provided, that, the aggregate amount of Revolver Usage at any time outstanding based upon Eligible In-Transit Inventory shall not exceed $5,000,000.

“Eligible Inventory” means Inventory consisting of first quality finished goods or raw materials held for sale in the ordinary course of Borrower’s business, that complies in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representations and warranties warranty that is already are qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to

address the results of any audit or appraisal performed by Administrative Agent from time to time after the Closing Date, subject to at least 3 Business Days’ prior written notice to the Parent Borrower. An item of Inventory shall not be included in Eligible Inventory if:

(a) Borrower does not have good and valid title thereto;

(b) Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrower);

(c) it is not located at one of the locations in the continental United States set forth on Schedule 5.24 (as such Schedule may be updated from time to time in accordance with the terms of the Agreement) (unless in-transit from one such location to another such location);

(d) it is in-transit to or from a location of Borrower (other than in-transit from one location set forth on Schedule 5.24 to another location set forth on Schedule 5.24 (in each case, as such Schedule may be updated from time to time in accordance with the terms of the Agreement and it being understood and agreed that Inventory located at the distributions center on Schedule 5.24 shall not be considered in transit)) unless such Inventory constitutes Eligible In-Transit Inventory;

(e) it is not segregated or otherwise separately identifiable from goods of non-Loan Parties, if any, stored on the premises;

(f) it is the subject of a bill of lading or other document of title;

(g) it is not subject to a valid and perfected first priority Collateral Agent’s Lien;

(h) it consists of goods returned or rejected by the applicable Borrower’s customers;

(i) it consists of goods that are obsolete or slow moving, work-in-process, or goods that constitute spare parts, packaging and shipping materials not intended for resale, supplies used or consumed in Borrower’s business that are not also sold by the Borrower in the ordinary course of business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or Inventory being held by a Person (other than a Loan Party) on consignment;

(j) it is subject to third party trademark, licensing or other proprietary rights, unless Administrative Agent is reasonably satisfied that such Inventory can be freely sold by Administrative Agent on and after the occurrence of an Event of Default despite such third party rights; or

(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, consent orders or consent agreements, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, any Environmental Law or any permit issued by any Governmental Authority under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other corrective actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health and safety or the environment with respect to the Release of, or exposure to, Materials of Environmental Concern.

“Environmental Laws” shall mean any and all current or future foreign, federal, state, local or municipal Requirements of Law and common law regulating, relating to or imposing liability or standards of conduct concerning (a) the prevention, abatement or elimination of pollution, the protection or preservation of the environment, or natural resource damages and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to Materials of Environmental Concern.

“Equipment” means equipment (as that term is defined in the UCC).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.01.

“Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the Line Cap, minus (b) the aggregate Revolver Usage at such time, plus, (c) solely for the purpose of determining compliance with Payment Conditions, an amount equal to the lesser of (x) the Suppressed Availability, if any and (y) 5% of the Line Cap.

“Excluded Accounts” shall mean payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non affiliated third parties, worker’s compensation, customs accounts, trust and tax withholding which are funded by the Loan Parties in the ordinary course of business or as required by any Requirement of Law and cash collateral accounts subject to Liens permitted under the Loan Documents. For the avoidance of doubt, no account that contains Qualified Cash shall be an “Excluded Account.”

“Excluded Assets” shall mean (i) any fee-owned Real Property of the Loan Parties with a fair market value of less than $25,000,000 and all Real Property constituting Leaseholds, (ii) (a) any motor vehicles and other assets subject to certificates of title and (b) any letter of credit rights or commercial tort claims, in each case, with a value of less than $15,000,000 (other than letter of credit rights or commercial tort claims a security interest in which can be perfected by the filing of a UCC financing statement), (iii) any assets in which the grant of a pledge or security interest is prohibited by law, rule, regulation or would reasonably be expected to result in material adverse tax consequences (as determined in good faith by the Borrower in consultation with Collateral Agent), (iv) Capital Stock (a) in any entity that is not a wholly -owned Subsidiary if the granting of a security interest in such Capital Stock would be prohibited by the Organizational Documents of such entity without third party consent which consent has not been obtained, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law, (b) that is voting Capital Stock (or any other instruments treated as equity for U.S. federal income Tax purposes that has voting power) of any Excluded Foreign Subsidiary described in clause (i) of the definition of “Excluded Foreign Subsidiary” in excess of 65% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary, (c) of any Excluded Foreign Subsidiary described in clauses (ii) and (iii) of the definition of “Excluded Foreign Subsidiary”, (d) of any Unrestricted Subsidiary, (e) of any Immaterial Subsidiary, (f) of any Subsidiary of the type described in clauses (v), (viii) and (ix) of the first parenthetical in the definition of “Subsidiary Guarantor” and (g) that is Margin Stock, (v) any governmental licenses or state or local franchises, charter and authorization, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (vi) assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vii) licenses, instruments, leases and agreements to the extent and so long as such a pledge thereof would violate the terms thereof or violate any law, rule or regulation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law, (viii) any property or assets subject to a Lien with respect to any purchase money Indebtedness or Capital Lease Obligations permitted under the Loan Documents if the contract, agreement or document to which such Lien is granted (or in the contract, agreement or document providing for such Capital Lease Obligations) prohibits or requires the consent of any Person as a condition to the creation of any other Lien on such property or asset, (ix) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (x) any foreign intellectual property and (xi) any Excluded Accounts; provided that (I) notwithstanding the above, Excluded Assets shall not include any Capital Stock of a Loan Party (other than Holdings) and (II) in the case of clause (v), such exclusion shall not apply (a) to the extent the prohibition is ineffective under applicable anti-nonassignment provisions of the UCC or other law or (b) to proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti-nonassignment provisions of the UCC or other law notwithstanding such prohibition; provided that no such asset of the Loan Parties shall be an “Excluded Asset” if such asset constitutes Collateral (or comparable term) for purposes of the First Lien Term Loan Documents.

“Excluded Foreign Subsidiary” shall mean any (i) FSHCO or Foreign Subsidiary directly owned by a Loan Party, (ii) Domestic Subsidiary or Foreign Subsidiary, in each case, the Capital Stock of which is directly or indirectly owned by any Foreign Subsidiary, and (iii) entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; provided that no Subsidiary of Holdings or the Borrower shall be an “Excluded Foreign Subsidiary” if such Subsidiary is a Loan Party (or comparable term) for purposes of the First Lien Term Facility, the documents governing Indebtedness incurred pursuant to Section 8.01(c) or any First Lien Permitted Incremental Equivalent Debt.

“Excluded Subsidiary” shall have the meaning set forth in the definition of “Subsidiary Guarantor”.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap then such exclusion shall apply to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any Loan Party under any Loan Document, (i) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed pursuant to the laws of the jurisdiction (or any subdivision thereof or therein) in which such Recipient is organized or in which it has its principal office or, in the case of any Lender, its applicable lending office, or with which it otherwise has or had any other connection between it and the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) any withholding Taxes imposed under FATCA, (iii) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan under the law applicable as of the date the Lender acquires such interest in the applicable Loan (other than pursuant to an assignment request by the Borrower under Section 3.19) or designates a new lending office (other than a change of lending office pursuant to Section 3.17), except in each case to the extent that its assignor was entitled, at the time of such assignment, or such Lender was entitled, immediately before it changed its lending office, to receive additional or indemnified amounts from the Loan Party with respect to such Tax pursuant to Section 3.17, and (iv) any Taxes that are attributable to such Recipient’s failure to comply with Section 3.17(f).

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing effective September 24, 2001.

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic System, and (b) to accept a Borrowing Request or Interest Election Request telephonically.

“Extraordinary Advances” means any Overadvances and any Protective Advances.

“Facility” shall mean the non-amortizing asset-based revolving credit facility in an aggregate principal amount of $125,000,000 plus any increases pursuant to Section 3.13 provided pursuant to this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement or any amended (or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 (as amended from time to time).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” shall mean that certain Fee Letter, dated as of July 26, 2023, by and among JPMorgan Chase Bank, N.A., and the Parent Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Sections 3.05 and 3.12, and the Fee Letter.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“First Lien Credit Agreement” shall mean that certain Amended and Restated First Lien Credit and Guarantee Agreement, dated as of the date hereof, among Borrower, Holdings, the lenders party thereto, First Lien Term Agent and the other agents named therein, as amended, restated, supplemented, modified or Refinanced (as defined in the ABL/Term Loan Intercreditor Agreement) by a Permitted Refinancing from time to time.

“First Lien Permitted Incremental Equivalent Debt” shall have the meaning given to the term “Permitted Incremental Equivalent Debt” in the First Lien Credit Agreement (as in effect on the date hereof).

“First Lien Term Agent” shall mean Goldman Sachs Bank USA, in its capacity as administrative agent and collateral agent under the First Lien Term Facility Documents, or any successor administrative agent or collateral agent or other agent appointed under the First Lien Term Facility Documents in accordance with the provisions thereof.

“First Lien Term Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the First Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“First Lien Term Facility” shall mean the facility contemplated by that certain First Lien Credit and Guarantee Agreement, dated as of the date hereof, among Borrower, Holdings, the lenders party thereto, First Lien Term Agent and the other agents named therein, as amended, restated, supplemented, modified or Refinanced (as defined in the ABL/Term Loan Intercreditor Agreement) by a Permitted Refinancing from time to time.

“First Lien Term Loan Documents” shall mean the “Loan Documents” (as defined in the First Lien Credit Agreement), other than, for the avoidance of doubt, the ABL/Term Loan Intercreditor Agreement, in each case as the same may be amended, supplemented, waived, replaced in connection with a Permitted Refinancing or otherwise modified from time to time in a manner not prohibited by the ABL/Term Loan Intercreditor Agreement.

“First Lien Term Loans” shall have the meaning assigned to the term “Term Loans” in the First Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“First Lien Term Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA for such period minus Consolidated Capital Expenditures made (to the extent not already incurred in a prior period) during such period (except to the extent financed with long-term debt (other than any Revolving Loans)), to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to any Measurement Period and with respect to Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum (without duplication) of (a) Consolidated Interest Expense paid in cash or required to be paid in cash during such Measurement Period (excluding all upfront, closing and similar fees paid on the Closing Date), (b) the principal amount of all scheduled amortization payments in respect of Indebtedness (including the Term Facilities and Capital Lease Obligations) that are required to be paid in cash during such period (excluding mandatory prepayments under Section 4.02 of the First Lien Credit Agreement and Synthetic Lease Obligations), (c) all federal, state, and local income taxes paid in cash during such period, (d) all management, consulting, monitoring, and advisory fees paid in cash to Sponsor or its Affiliates during such period, and (e) solely for the purpose of determining compliance with the Payment Conditions in respect to any Restricted Payment to be made in accordance with Section 8.05(b), and solely as of the applicable date of determination, all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period.

“Flood Laws” has the meaning assigned to such term in Section 11.10.

“Floor” means a rate of interest equal to 0%.

“Foreclosed Borrower” shall have the meaning set forth in Section 3.23(h).

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.

“FSHCO” shall mean (a)(i) any entity that is directly or indirectly owned by Holdings or the Parent Borrower, and (ii) substantially all the assets of which consist, directly or indirectly of either (A) Capital Stock (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or (B) Capital Stock (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) and Indebtedness (and/or cash and Cash Equivalents and other assets being held on a temporary basis incidental to the holding of such Capital Stock and/or Indebtedness), in each case, of one or more FSHCOs, Foreign Subsidiaries or controlled foreign corporations within the meaning of Section 957 of the Code or (b) any Subsidiary of a Person or Persons described in clause (a) of this definition.

“Funding Account” has the meaning assigned to such term in Section 6.01(q).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any other nation or government or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” shall have the meaning set forth in Section 9.02(e).

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (v) any Excluded Swap Obligations, (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement, (y) product warranties given in the ordinary course of business or (z) ordinary course performance guarantees by Holdings or any of its Subsidiaries of the obligations (other than for the payment of Indebtedness) of Holdings or any of its Subsidiaries. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith; provided that, in the case of any Guarantee Obligations where the recourse to such Person for such Indebtedness is limited to the assets subject to the Lien granted to secure such Indebtedness, then the amount of any Guarantee Obligation of any guaranteeing person shall be the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Guaranteed Obligations” shall have the meaning set forth in Section 9.01.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Guarantors” shall mean, collectively, Holdings and the Subsidiary Guarantors.

“Holdings” shall have the meaning set forth in the preamble hereto.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary of the Borrower (i) which, as of the most recent fiscal quarter of Holdings, for the period of four consecutive fiscal quarters then ended, for which financial statements have been (or were required to be) delivered pursuant to Section 7.01, contributed less than 5.0% of Consolidated EBITDA for such period or (ii) which had assets with a net book value of less than 5.0% of the Consolidated Total Assets as of such date; provided that, if as of the last day of any fiscal quarter (tested at the time of delivery of the relevant financial statements) the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 5.0% of Consolidated EBITDA for any such period or 5.0% of Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within 20 Business Days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as no longer being Immaterial Subsidiaries to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement; provided, however, that no Restricted Subsidiary of the Borrower shall be an “Immaterial Subsidiary” if such Restricted Subsidiary is not an “Immaterial Subsidiary” (or comparable term) for purposes of the First Lien Term Loan Documents, the documents governing Indebtedness incurred pursuant to Section 8.01(c) or any Permitted Incremental Equivalent Debt Documents.

“Incur” shall mean issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurred” and “Incurrence” shall have a correlative meaning; provided that (i) any Indebtedness or Capital Stock of any of Holdings or its Restricted Subsidiaries existing on the Closing Date (after giving effect to the Transactions) shall be deemed to be Incurred by Holdings or such Restricted Subsidiary, as the case may be, on the Closing Date and (ii) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services which purchase is (i) due more than six months from the date of incurrence of the obligation in respect thereof unless being contested in good faith or (ii) evidenced by a note or similar written instrument, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person (excluding, for the avoidance of doubt, lease payments under operating leases), (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (except to the extent such obligations are cash collateralized), (g) all indebtedness of such Person created or arising under any Swap Agreement, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations (excluding prepaid interest thereon) of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but only to the extent of the lesser of (i) the fair market value of such property subject to such Lien and (ii) the amount of Indebtedness secured by such Lien. Notwithstanding the foregoing or anything else herein to the contrary, “Indebtedness” shall not include (i) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (ii) obligations or liabilities of any Person in respect of any of its Qualified Capital Stock nor the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date (whether or not such lease exists on the Closing Date or hereafter arises), (iii) all obligations under any Swap Agreements unless such obligations are payment obligations that relate to a Swap Agreement that has terminated, (iv) customary obligations under employment agreements and deferred compensation, (v) deferred tax liabilities, (vi) purchase price adjustments, holdback amounts, Earn-Outs and any sums for which such Person is obligated pursuant to noncompetition arrangements entered into in connection with any Acquisition (including Permitted Acquisitions) until such obligations shall become more than five (5) Business Days’ past being earned, due and payable (unless being properly contested in good faith), (vii) royalty payments made in the ordinary course of business in respect of exclusive and non-exclusive licenses, (viii) any accruals for (A) payroll and (B) other non-interest bearing liabilities accrued in the ordinary course of business, (ix) employee commitments, (x) accrued licensing fees owed under licenses (including intellectual property licenses), (xi) deferred rent obligations in respect of real property leases incurred in the ordinary course of business, (xii) deferred obligations owing to the Sponsor and its Affiliates, (xiii) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, and (xiv) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any permitted Investment.

“Indemnified Person” shall have the meaning set forth in Section 12.01.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or made in respect of any payment made by or on account of any obligation of a Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including all copyrights, trademarks, and service marks, including all associated goodwill, in each case whether registered or applied for with a Governmental Authority, patents, technology, know-how and processes, trade secrets, and any trade dress including logos, designs, and other indicia of origin, internet domain names, intangible rights in software and databases not otherwise included in the foregoing, but not including any of the foregoing in the public domain. Intellectual Property includes all issuances, registrations and applications relating to any of the foregoing.

“Intercompany Note” shall mean a promissory note evidencing intercompany Indebtedness, duly executed and delivered substantially in the form of Exhibit L (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercreditor Agreement” shall mean each of the ABL/Term Loan Intercreditor Agreement, and any Other Intercreditor Agreement, in each case, if then in effect.

“Interest Election Request” means a written notice in the form of Exhibit L-1 to this Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Parent Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 3.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” means inventory (as that term is defined in the UCC).

“Investments” shall mean any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of any Person (excluding, in the case of Holdings and its Restricted Subsidiaries, their parent companies and their subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances or

Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Authorized Officer, (c) any Investment in the form of a transfer of Capital Stock or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Capital Stock or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 8.06, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by an Authorized Officer.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means, individually and collectively, each of JPMCB, Goldman Sachs Bank USA, Bank of America, N.A, and any other Revolving Lender from time to time designated by the Parent Borrower as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), with the consent of such Revolving Lender and the Administrative Agent, each in its capacity as the issuer of Letters of Credit hereunder and its respective successors in such capacity as provided in Section 3.06(i); provided, that, Goldman Sachs Bank USA, in its capacity as an Issuing Bank, shall not be obligated to issue any Letters of Credit that are not standby Letters of Credit. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 3.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimit” means, as of the Closing Date, (a) $6,666,666.67, in the case of JPMCB, (b) $6,666,666.67, in the case of Bank of America, N.A., (c) $6,666,666.66 in the case of Goldman Sachs Bank USA and (d) such amount as shall be designated to the Administrative Agent and the Parent Borrower in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Parent Borrower.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 3.06(i).

“Lead Arranger” shall mean the Lead Arranger listed on the cover page hereof.

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean the banks, financial institutions and other Persons from time to time party to this Agreement as lenders, and shall include the Revolving Lenders, the Issuing Bank and the Swingline Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 12.02 and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swingline Lender) and Administrative Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Holding or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Administrative Agent in connection with the Lender Group’s transactions with Holdings and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Holdings or its Subsidiaries, (d) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Administrative Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.06, (h) Administrative Agent’s reasonable and documented costs and out-of-pocket expenses (including reasonable documented attorneys’ fees and expenses) which shall be limited to: (x) one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) to the Administrative Agent, (y) one additional counsel (and one local counsel in each relevant jurisdiction) to the Lenders, and (z) in the case of a conflict of interest, one additional counsel for each affected Lender, relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Collateral Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Holdings or any of its Subsidiaries, (i) Administrative Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses, which shall be limited to: one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) to the Administrative Agent) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (j) Administrative Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Holdings or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral, provided, however, that with respect to Lender Group Expenses, Administrative Agent and the Lenders shall be entitled for reimbursement for no more than: (x) one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) for the Administrative Agent, (y) one additional counsel (and one local counsel in each relevant jurisdiction) for the Lenders, and (z) in the case of a conflict of interest, one additional counsel for each affected Lender, provided, further, that the Loan Parties shall not be liable for any reimbursing any such legal fees to the extent they arise from disputes arising solely among the Lenders (except for any dispute arising against Administrative Agent solely in such capacity).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Letter of Credit” means a letter of credit issued by an Issuing Bank.

“Letter of Credit Agreement” has the meaning assigned to it in Section 3.06(b).

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Collateral Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Collateral Agent in an interest bearing account (to be agreed upon between Collateral Agent and Borrower in form and substance reasonably satisfactory to Collateral Agent) for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage (or 110% of the then existing Letter of Credit Usage with respect to foreign currency denominated Letters of Credit), (b) causing the Letters of Credit to be returned to the Issuing Bank, or (c) providing Collateral Agent with a standby letter of credit, in form and substance reasonably satisfactory to Collateral Agent, from a commercial bank acceptable to Collateral Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (or 110% of the then existing Letter of Credit Usage with respect to foreign currency denominated Letters of Credit) (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 3.05(b).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the amount of any unreimbursed Letter of Credit Disbursements.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Acquisition” means any Acquisition (or similar Investment) by one or more of Holdings and its Restricted Subsidiaries, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” shall mean, as of any date of determination, the lesser of (i) the aggregate Commitments of the Lenders at such time and (ii) the Borrowing Base at such time; provided that the Borrowing Base shall be calculated without regard to the $25,000,000 “cap” in clause (d) thereof solely for purposes of determining compliance with Sections 8.06(e)(i) and 8.05(b).

“Loan” shall mean any Revolving Loan, Swingline Loan, Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 3.08.

“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Control Agreements, the Fee Letter, the Letters of Credit, the Security Agreement, the ABL/Term Loans Intercreditor Agreement, Other Intercreditor Agreement, each other Security Document, any Issuer Document, any note or notes executed by Borrower in connection with this Agreement and payable to any member of the Lender Group, and any other agreement entered into, now or in the future, by any Loan Party or Subsidiary thereof and Administrative Agent or any member of the Lender Group in connection with this Agreement. For the avoidance of doubt, Secured Swap Agreements, Bank Product Agreements, Cash Management Agreements and other documents evidencing Cash Management Obligations do not constitute Loan Documents hereunder.

“Loan Parties” shall mean, collectively, Borrower and each Guarantor.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of Holdings (or any successor entity) or any direct or indirect parent of Holding on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of making such Restricted Payment.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Parent Borrower and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Loan Parties, taken as a whole, to perform its obligations under any Loan Document to which they are a party; or (iii) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of any Loan Document to which they are a party.

“Material Indebtedness” shall have the meaning set forth in Section 7.07(b).

“Materials of Environmental Concern” shall mean any pollutants, contaminants, wastes, toxic, hazardous, explosive or radioactive materials, or substances, including any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead based paints or materials, potentially infectious medical waste, radon, urea formaldehyde insulation, molds, fungi, mycotoxins, radioactive materials or radiation, in each case defined, regulated by or which may give rise to liability under any Environmental Law.

“Maturity Date” shall mean August 3, 2028.

“Maximum Rate” shall have the meaning given to that term in Section 12.18.

“Maximum Revolver Amount” shall mean $125,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with this Agreement and increased by the amount of any increase made in accordance with this Agreement.

“Measurement Period” shall mean, at any date of determination, the most recently completed trailing four fiscal quarters of Parent Borrower for which financial statements have been delivered pursuant to Section 6.01(g), 7.01(a) or 7.01(b) or at the option of Parent Borrower, in the case of any transaction the permissibility of which requires a calculation on a Pro Forma Basis, for the period of the most recently ended fiscal quarter prior to the date of such determination for which internal financial statements are available.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgaged Property” shall mean any Real Property owned by any Loan Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or has within any of the preceding five years made or accrued an obligation to make contributions.

“Net Cash” shall mean (i) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries and (ii) cash and Cash Equivalents of Holdings and its Restricted Subsidiaries Restricted in favor of the Administrative Agent or any Lender (which cash and Cash Equivalents may also secure other Indebtedness together with the Obligations).

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and cash equivalents (including Cash Equivalents) (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts (including the principal amount, any premium, penalty or interest) required to be applied (or to establish an escrow for the future repayment thereof) to the repayment of Indebtedness (including repayments of Indebtedness under the First Lien Term Loan Documents or any Permitted Incremental Equivalent Debt but only to the extent such repayment is required pursuant to the terms thereof) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets, (iii) taxes (or, without duplication, Restricted Payments in respect of such taxes) paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Holdings, the Borrower or any Restricted Subsidiary in connection with such Asset Sale or Recovery Event or any other sale of assets (including the distribution or repatriation of any such amounts to the Borrower), (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness or Capital Stock, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith, and any taxes paid or reasonably estimated to be actually paid in connection therewith.

“Net Liquidation Percentage” means, with respect to Inventory, the percentage of the book value of the Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Administrative Agent.

“Net Worth” shall have the meaning set forth in Section 9.09.

“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Core Asset Sale” shall mean a sale for cash of assets by any Loan Party or Subsidiary of a Loan Party to a Person (other than a Loan Party or any Subsidiary thereof) in accordance with the terms of Section 8.04(t), provided that such Loan Party or Subsidiary is not (in the opinion of the Borrower (acting reasonably)) reliant on such assets to conduct its business as conducted as of the date of such sale.

“Non Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non Guarantor Subsidiary” shall mean any Restricted Subsidiary that is not a Subsidiary Guarantor; provided, that no Restricted Subsidiary of Holdings or the Parent Borrower shall be a “Non Guarantor Subsidiary” if such Restricted Subsidiary is not a “Non Guarantor Subsidiary” (or comparable term) for purposes of the First Lien Loan Documents, the documents governing Indebtedness incurred pursuant to Section 8.01(c) or any Permitted Incremental Equivalent Debt.

“Non U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (other than any plan maintained or required to be contributed to by a Governmental Authority).

“Notes” shall have the meaning set forth in Section 3.04(b).

“Notice Office” shall mean the office of the Administrative Agent as set forth on Schedule II or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“NYFRB” means the Federal Reserve Bank of New York

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swingline Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to outstanding Letters of Credit (irrespective of whether contingent), liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties of any kind and description owing by any Loan Party pursuant to or evidenced by this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its bylaws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intercreditor Agreement” shall mean any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more other Representatives of Indebtedness to be subject to such intercreditor agreement or any other party, as the case may be, in the case of Indebtedness Incurred under Section 8.01(b) or Permitted Incremental Equivalent Debt that is to be secured on a junior basis to the Obligations, substantially on the terms set forth, to the extent such Indebtedness Incurred is to be secured equally with the First Lien Term Obligations in the ABL/Term Loan Intercreditor Agreement by entering into a joinder thereto or a separate intercreditor agreement substantially similar to the ABL/Term Loan Intercreditor Agreement and, in each case, on such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent (or replaced in connection with a Permitted Refinancing or incurrence of Indebtedness under Section 8.01(c) or Permitted Incremental Equivalent Debt) (such consent not to be unreasonably withheld or delayed).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 3.19.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 3.01 or Section 3.10.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” shall mean any direct or indirect parent company of which Holdings is a Wholly Owned Subsidiary (other than investment funds that are Affiliates of the Sponsor).

“Participant” shall have the meaning set forth in Section 12.04(a)(v).

“Participant Register” shall have the meaning set forth in Section 12.04(a)(ix).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment Conditions” shall mean, with respect to certain transactions the permissibility of which hereunder are conditioned on the Payment Conditions (each a “Payment Condition Transaction”), the satisfaction of each of the following conditions:

(a) subject to Section 2.01(m) in the case of a Limited Condition Acquisition, no Event of Default has occurred and is continuing or would immediately result from the consummation of the proposed Payment Condition Transaction;

(b) after giving effect to such Payment Condition Transaction, calculated on a Pro Forma Basis (giving effect to the Payment Condition Transaction and the borrowing of any Loans or issuance of any Letters of Credit in connection with the Payment Condition Transaction), either:

(i) 30-Day Excess Availability and Excess Availability on the date of the Payment Condition Transaction is equal to or greater than the greater of (x) $15,000,000 and (y) 15.0% of the Line Cap; or

(ii) (x) 30-Day Excess Availability and Excess Availability on the date of the Payment Condition Transaction is equal to or greater than the greater of (x) $10,000,000 and (y) 10% of the Line Cap and (y) the Fixed Charge Coverage Ratio of Parent Borrower and its Restricted Subsidiaries as of the most recently completed Measurement Period prior to such Payment Condition Transaction was at least 1.00:1.00; and

(c) Parent Borrower shall have delivered to Administrative Agent calculations demonstrating compliance with the conditions contained in clauses (a) and (b) above.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” shall mean any Acquisition, provided that each of the following conditions shall be met (or waived by the Required Lenders):

(a) in the case of any purchase or other acquisition of Capital Stock in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger or consolidation,

(b) the business acquired in such Acquisition, constitutes a line of business permitted by Section 8.12,

(c) after giving effect to any such purchase or other acquisition, no Event of Default pursuant to Section 10.01(a) or (f) shall have occurred and be continuing; provided that, in connection with a Limited Condition Acquisition, the only condition with respect to absence of an Event of Default pursuant to Section 10.01(a) or (f) shall be the absence of an Event of Default pursuant to Section 10.01(a) or (f) at the time the definitive acquisition agreement with respect to such Acquisition is entered into, and

(d) the Payment Conditions are satisfied with respect to such Acquisition.

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of commercially reasonable business judgment (from the perspective of a secured lender), exercised in good faith.

“Permitted Holders” shall mean the Sponsor and any Affiliate of the Sponsor (other than other portfolio companies that are Affiliates).

“Permitted Incremental Equivalent Debt” shall mean any First Lien Permitted Incremental Equivalent Debt.

“Permitted Incremental Equivalent Debt Documents” shall have the meaning given to such term in the First Lien Term Loan Credit Agreement (as in effect as of the date hereof).

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus original issue discount and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, except that the outstanding principal amount (or accreted value, if applicable) thereof may be increased so long as the entire increase is Incurred, and permitted to be Incurred, pursuant to Section 8.01 (subject to any applicable conditions to the incurrence of such Indebtedness under Section 8.01), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (c) the terms of such modification, refinancing, refunding, renewal or extension do not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest

Maturity Date (as defined in the First Lien Credit Agreement) at the time of incurrence, issuance or obtainment of such Permitted Refinancing, other than (X) customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans), customary acceleration rights upon an event of default or (Y) in the case of the Permitted Refinancing of the First Lien Term Loans, any prepayment that is accompanied by the prepayment of a pro rata portion of the outstanding principal of the First Lien Term Loans, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 8.01(b), (c), (e), (g), (i), (p) or (r) or Permitted Incremental Equivalent Debt, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to, or (but only if, and to the extent, the Indebtedness being modified, refinanced, refunded, renewed or extended was secured equally and ratably with the Obligations) secured equally and ratably with, Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are subordinated to, or secured equally and ratably with, the Liens securing the Obligations, and the holders of such Indebtedness or the Representative acting on behalf of the holders of such Indebtedness shall have, unless the respective Permitted Refinancing is unsecured, entered into such lien subordination and/or intercreditor agreements as are consistent with those which applied to the Indebtedness being modified, refinanced, refunded, renewed or extended (with such changes as may be reasonably satisfactory to the Administrative Agent), it being understood and agreed that, as a condition precedent to the Incurrence of any secured Permitted Refinancing of any Indebtedness pursuant to Section 8.01(c) which is being secured by the collateral on a basis which is equal and ratable with, or on a subordinated basis to, the Liens securing the Obligations, a Representative on behalf of the respective holders of such Indebtedness (i) shall have become party by joinder to the ABL/Term Loan Intercreditor Agreement and (ii) shall have become party to an Other Intercreditor Agreement in substantially the form as applied to the Indebtedness being modified, refinanced, refunded, renewed or extended, in each case with the forgoing to be reasonably satisfactory to the Administrative Agent and reflecting priorities of Liens consistent with the Liens in place prior to the date of such Permitted Refinancings (or, to the extent requested by the Borrower, providing for more junior treatment of the Liens securing such modification, refinancing, refunding, renewal or extension), (iii) such Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding and (iv) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are either (I) substantially identical to the Indebtedness being refinanced, (II) (taken as a whole) not materially more favorable to the providers of such Permitted Refinancing than those applicable to the Indebtedness being refinanced or (III) on market terms and conditions customary for Indebtedness of the type being Incurred pursuant to such Permitted Refinancing as of the time of Incurrence of such Indebtedness, except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date (as defined in the First Lien Credit Agreement); provided that in the case of Permitted Refinancings of Indebtedness Incurred under Section 8.01(c), the terms of such Indebtedness comply with the requirements set forth in Section 8.01(c)(II).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean, at a particular time, an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning set forth in Section 7.02(a).

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Lender Information” shall mean any information and documentation that is not Public Lender Information.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant under this Agreement, that all Specified Transactions (including, to the extent applicable, the Transactions, but excluding any dispositions in the ordinary course of business), restructuring or other cost saving actions and the following transactions in connection therewith (if any) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the assets or Person subject to such Specified Transaction or restructuring or other cost saving action, (i) in the case of a sale, transfer or other disposition of all or substantially all equity interests in or assets of any Subsidiary of Holdings or any division, business unit, line of business or facility used for operations of Holdings or any of its Subsidiaries (in each case, to a Person other than Holdings or any Subsidiary), shall be excluded, and (ii) in the case of an acquisition or other Investment, shall be included, (b) any retirement, extinguishment or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection with such Specified Transaction or restructuring or other cost saving action (and all Indebtedness so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Indebtedness, at the rate applicable thereto or (y) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding); provided that Consolidated EBITDA shall be further adjusted, without duplication of any adjustments to Consolidated EBITDA set forth in the definition of Consolidated EBITDA, by, without duplication, adjustments (including projected cost savings, operating expense reductions, other operating improvements and initiatives and synergies) which are (i) reasonably identifiable and factually supportable and having projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty four (24) months after the end of the test period in which the applicable Specified Transaction is initiated or a plan for realization thereof shall have been established, (ii) consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) or (iii) as set forth in a quality of earnings report delivered to the Administrative Agent.

“Pro Forma Financial Information” shall have the meaning set forth in Section 5.01(a).

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the Aggregate Revolving Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the Aggregate Revolving Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and

(c) [Reserved]

(d) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.06 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the Aggregate Revolving Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 12.04; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Projections” shall mean the projections dated June 28, 2023 and that were prepared by or on behalf of Holdings in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Closing Date.

“Properties” shall have the meaning set forth in Section 5.17(a).

“Protective Advances” has the meaning set forth in Section 3.02(d)(i).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, fees, costs and expenses associated with becoming a standalone entity or a public company and public company costs (including, for the avoidance of doubt, fees, costs and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs and expenses relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange)).

“Public Lender Information” shall mean information and documentation that is either exclusively (i) of a type that would be publicly available if the Borrower, Holdings and their respective Subsidiaries were issuing securities pursuant to a public offering or (ii) not material non-public information with respect to any of the Borrower, Holdings or any of their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Offering” shall mean an initial underwritten public offering of the common Capital Stock pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S 8 or any successor form).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 12.26 of this Agreement.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Cash” means, as of any date of determination, the amount of Unrestricted cash and Cash Equivalents of Borrower that is in a segregated Deposit Account and which such Deposit Account is the subject of a Control Agreement and is maintained by JPMCB or its Affiliates or any other Lender (or, prior to the first anniversary of the Closing Date, at Wells Fargo Bank, N.A., or its Affiliates) and located within the United States.

“Qualified Counterparty” shall mean, with respect to any Secured Swap Agreement, any counterparty thereto that, at the time such Secured Swap Agreement was entered into or as of the Closing Date or the initial syndication of the Revolving Loans, was the Administrative Agent, the Lead Arranger or a Lender at such time or an Affiliate of the Administrative Agent, the Lead Arranger or a Lender at such time.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Public Offering” shall mean (i) the issuance by Holdings or any Parent Company of all its common Capital Stock pursuant to a Public Offering or (ii) a merger involving a special purpose acquisition company (“SPAC”), pursuant to which equity securities of Holdings or any Parent Company are exchanged for securities of the SPAC or its parent company that is registered under the Exchange Act and that is listed for trading on a national securities exchange.

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including, but not limited to, fee interests, Leaseholds and easements.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Recovery Event” shall mean any settlement of or payment in excess of an amount equal to $25,000,000 in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings or any of its Restricted Subsidiaries.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, or (b) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, or convert any Indebtedness into any other, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refund” shall have the meaning set forth in Section 3.15(e).

“Register” shall have the meaning set forth in Section 12.04(a)(viii).

“Regulation D” shall mean Regulation D of the Board.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying or pouring, or migrating, into the environment, including any land or water or air.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Rent Reserve” means, if and to the extent that Administrative Agent has not received Collateral Access Agreements within (x) with respect to locations where Eligible Inventory is located as of the Closing Date, 90 days of the Closing Date and (y) with respect to any new locations, within 60 days after the effective date of the relevant lease, rental agreement, storage agreement, consignment agreement or similar agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent with respect to any location where Eligible Inventory is located, an amount equal to no more than 2 months’ rent or charges payable in respect to such location (less the amount of any prepayments made to the landlord, bailee or warehouseman, as applicable, for such location so long as such prepayments have been documented and acknowledged by the applicable landlord, bailee or warehouseman and certified by the Borrower, each in form an substance reasonably satisfactory to Administrative Agent) together with all other accrued and unpaid fees, costs and expenses then owing by the Borrower in connection therewith.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender” shall have the meaning set forth in Section 12.12(h).

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty day notice period is waived by regulation.

“Representative” shall mean, with respect to any series of Indebtedness permitted under Section 8.01(b) or (c) or Permitted Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Required Lenders” shall mean, at any time, at any time, Lenders having or holding more than 50% of the Aggregate Revolving Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean, as of any date of determination, those reserves (other than Bank Product Reserves and Rent Reserves and without duplication of any other Reserves or items to the extent such items have are otherwise addressed or excluded through eligibility criteria or have been deducted in the calculation of the Borrowing Base) that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 3.01(c), to establish and maintain (including reserves with respect to (a) sums that the Parent Borrower or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets (other than assets giving rise to the Rent Reserve to the extent such amounts have been accounted for in the calculation of the Rent Reserve for such applicable location), rents or other amounts payable under such leases) and has failed to pay when due, (b) amounts owing by Parent Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to the Collateral Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount; provided, that no such reserve shall be established with respect to any landlords, warehousemen, or similar Persons to the extent such amounts have been accounted for in the calculation of the Rent Reserve for such applicable location and (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or other executive officer of a Borrower.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings and its Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Holdings (unless such appearance is related to the Liens created under the Loan Documents, First Lien Term Facility Documents, or documents evidencing any First Lien Permitted Incremental Equivalent Debt to the extent permitted hereunder).

“Restricted Payments” shall have the meaning set forth in Section 8.05.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings (other than any Unrestricted Subsidiary). For the avoidance of doubt, the Borrower shall at all times constitute a Restricted Subsidiary.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Assumption pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.04.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swingline Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” shall mean a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” shall mean, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” shall mean a Loan made pursuant to Section 3.01(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc.

“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Entity” means a Person:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)

named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or any other Sanctions related list maintained by any Governmental Authority;

(c)	located in, ordinarily resident in, or organized under the laws of a Sanctioned Jurisdiction;

(d)	the subject of any list-based Sanctions;

(e)	in which any of the foregoing have a 50% or greater ownership interest or otherwise control the Person; or

(f)

(i) operating, organized or resident in a country or territory, (ii) an agency of the government of a country or territory, (iii) an organization directly or indirectly controlled by or, acting on behalf of, a country or territory or its government, or (iv) a Person resident in or determined to be resident in a country or territory, in each case of clauses (i) through (iii), that is a target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Jurisdiction” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Patriot Act, the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), any other enabling legislation or executive order relating thereto, or any other law, regulation or executive order administered or promulgated by (a) the United States of America, including those administered by OFAC, the U.S. Department of State, or through any existing or future executive order, (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom, (c) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries, or (d) the government of Canada.

“SDN” has the meaning specified in the definition of “Sanctioned Entity”.

“SDN List” has the meaning specified in the definition of “Sanctioned Entity”.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Cash Management Agreement” shall have the meaning set forth in Section 12.19.

“Secured Cash Management Obligations” shall mean the Cash Management Obligations with respect to any Secured Cash Management Agreement.

“Secured Obligations” means all Obligations, together with all (a) Bank Product Obligations, (b) Swap Obligations, in each case, owing to one or more Lenders or their respective Affiliates, and (c) Secured Cash Management Obligations; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders, any Qualified Counterparties, the Lead Arranger or a Lender or an Affiliate of the Administrative Agent or the Lead Arranger, the Administrative Agent, the Bank Product Providers, Issuing Bank or a Lender providing Secured Cash Management Obligations.

“Secured Swap Agreement” shall have the meaning set forth in Section 12.19.

“Securities Account” shall have the meaning specified in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Security Agreement in the form of Exhibit E, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and each Intercreditor Agreement.

“Settlement” has the meaning specified therefor in Section 3.05(d).

“Settlement Date” has the meaning specified therefor in Section 3.05(d).

“Significant Event of Default” shall mean an Event of Default under Section 10.01(a) or (f).

“Significant Restricted Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of Holdings (a) whose GAAP value of total assets at the last day of the most recent fiscal period for which financial statements have been (or were required to have been) delivered were equal to or greater than 10.0% of the Consolidated Total Assets at such date, and (b) whose gross revenues for the most recently completed period of four fiscal quarters for which financial statements have been (or were required to have been) delivered were equal to or greater than 10.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Restricted Subsidiaries of the Borrower subject to any of the events specified in Section 10.01(f)).

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Margin” has the meaning set forth in the definition of “Applicable Margin”.

“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (i) the sum of the Indebtedness (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of such Person and its Subsidiaries, on a consolidated and going concern basis; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated and going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course; (iii) the capital of such Person and its Subsidiaries, on a consolidated and going concern basis, is not unreasonably small in relation to the business of such Person and its Subsidiaries, on a consolidated basis, contemplated on the date hereof; and (iv) such Person and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” shall mean an Event of Default under Section 10.01(a), (b) (solely as a result of any materially inaccurate statement in a Borrowing Base Certificate), (c) (solely as result of an Event of Default (after giving effect to the cure pursuant to Section 10.04) under Section 8.13), (d)(i), (d)(ii) (solely as a result of failure to comply with Section 3.4(f) of the Security Agreement) or (f).

“Specified Transactions” shall mean (a) any acquisition or other Investment or the sale, transfer or other disposition of all or substantially all equity interests in or assets of any Restricted Subsidiary of Holdings or any division, business unit, line of business or facility used for operations of Holdings or any of its Subsidiaries (in each case, to a Person other than Holdings or any Subsidiary), consolidations, recapitalizations, equity issuances, operating improvements, business optimization projects, restructurings, cost saving initiatives and other similar initiatives and specified transactions and (b) any incurrence or retirement, extinguishment or repayment of Indebtedness, restricted payment or other event, that by the terms hereof requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean, collectively, Clearlake Capital Group, L.P. and its Controlled Affiliates.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guarantee).

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings, but shall exclude Unrestricted Subsidiaries.

“Subsidiary Designation” shall have the meaning set forth in Section 7.11.

“Subsidiary Guarantor” shall mean each Wholly Owned Domestic Subsidiary of Holdings (other than (any subsidiary so excluded from being a Subsidiary Guarantor, an “Excluded Subsidiary”) (i) the Borrower, (ii) any Unrestricted Subsidiaries, (iii) any Excluded Foreign Subsidiary (iv) any Subsidiary which is a corporation which is exempt from U.S. federal income tax described in Section 501(c) of the Code, (v) any Subsidiary of the Borrower acquired or formed after the Closing Date in an Investment permitted under this Agreement which, at the time of such acquisition, is not a Wholly Owned Subsidiary; provided that such Subsidiary shall become a Subsidiary Guarantor at the time such Subsidiary becomes a Wholly Owned Domestic Subsidiary, (vi) any Immaterial Subsidiary that has not entered into a Guarantee, (vii) any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof) and (vii) any Subsidiary that is a special purpose entity used for a securitization facility permitted hereunder) and each other Domestic Subsidiary designated as a “Subsidiary Guarantor” by the Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement; provided, that “Subsidiary Guarantor” shall not include (i) any Subsidiary prohibited from guaranteeing the Obligations (x) by applicable law, rule or regulation existing on the Closing Date or (y) by applicable law, rule, regulation or, if not entered into in contemplation thereof, by any contractual obligation existing at the time of acquisition of such Subsidiary after the Closing Date, for so long as such prohibition exists, (ii) any Subsidiary which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received, (iii) any Subsidiary to the extent such guarantee would reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Borrower and the Administrative Agent) and (iv) any Subsidiary where the cost of providing such guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Borrower and the Administrative Agent), it being understood and agreed that if a Subsidiary executes this Agreement as a “Subsidiary Guarantor” then it shall constitute a “Subsidiary Guarantor”; provided further, notwithstanding the above, no Subsidiary shall be excluded as a “Subsidiary Guarantor” if such Subsidiary enters into, or is required to enter into, a guarantee (or becomes, or is required to become, a borrower or other obligor under) of the First Lien Credit Agreement, Indebtedness incurred pursuant to Section 8.01(c) or any Permitted Incremental Equivalent Debt (solely to the extent such “Subsidiary” is a Domestic Subsidiary).

“Supermajority Lenders” means, at any time, Lenders holding more than 66 2/3% of the Aggregate Revolving Exposure and unused Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total Aggregate Revolving Exposure, unused Commitments and outstanding Revolving Loans of each Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders. Notwithstanding the foregoing, at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Supported QFC” has the meaning specified therefor in Section 12.26 of this Agreement.

“Suppressed Availability” means, at the date of determination, the excess, if positive, of (i) the Borrowing Base over (ii) the aggregate Commitments of the Lenders at such time.

“Survey” shall mean either (a) an existing as-built ALTA survey of the applicable Mortgaged Property reasonably acceptable to the Collateral Agent and the Title Company and based upon which the Title Company will cause all standard survey and related exceptions to be deleted from the Title Policy and to enable the Title Company to issue all survey-related endorsements to the Title Policy requested by the Collateral Agent, or (b) an as-built ALTA survey of the applicable Mortgaged Property (i) dated no earlier than 30 days prior to the date of the applicable Mortgage, (ii) prepared by a land surveyor duly licensed and registered in the jurisdiction in which such Mortgaged Property is located, (iii) in form, scope, and substance sufficient to cause all standard survey and related exceptions to be deleted from the Title Policy and to enable the Title Company to issue all survey-related endorsements to the Title Policy requested by the Collateral Agent, (iv) certified to the Title Company and the Collateral Agent by a form of certification reasonably acceptable to the Collateral Agent, and (v) otherwise in accordance with the “2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors effective February 23, 2011 showing such additional matters as may be reasonably required by the Collateral Agent.

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement).

“Swap Obligation” shall mean, with respect to Holdings, Borrower or their subsidiaries, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Agreement, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Agreement (which may include a Lender or any Affiliate of a Lender); provided that any determination made pursuant to this clause (b) shall not be binding upon the related Qualified Counterparty.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or an Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under a so called synthetic, off balance sheet or tax retention lease.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings (including backup withholding) or other charges in the nature of taxation now or hereafter imposed by any Governmental Authority and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate.”

“Term Facilities” means, the First Lien Term Facility.

“Term Priority Collateral” shall have the meaning set forth in the ABL/Term Loan Intercreditor Agreement, as the same may be amended, supplemented, waived, replaced in connection with a Permitted Refinancing or otherwise modified from time to time in a manner not prohibited by the ABL/Term Loan Intercreditor Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” shall mean the first date on which each of the following conditions are satisfied:

(a) the full cash payment of the Obligations under the Loan Documents (other than unasserted contingent indemnification and reimbursement obligations);

(b) the termination or expiration of all Commitments;

(c) the full cash payment of the Obligations under the Secured Swap Agreements, to the extent due and payable or that would be due and payable pursuant to the Secured Swap Agreement upon the release of the pledge and security interests granted under the Security Documents (other than any Obligations relating to Swap Agreements that, at such time, are allowed by the applicable provider of such Swap Agreements to remain outstanding without being required to be repaid);

(d) the full cash payment of the obligations under the Cash Management Agreements and Bank Product Agreements, to the extent due and payable or that would be due and payable pursuant to the Cash Management Agreement or Bank Product Agreement, as applicable, upon the release of the pledge and security interests under the Security Documents (other than any obligations relating to Cash Management Agreements or Bank Product Agreements that, at such time, are allowed by the applicable provider of such Cash Management Agreements or Bank Product Agreements to remain outstanding without being required to be repaid) or the providing of Bank Product Collateralization in respect of Bank Products; and

(e) in the case of contingent reimbursement obligations with respect to Letters of credit, providing of Letter of Credit Collateralization.

“Title Company” shall mean any title company reasonably acceptable to the Collateral Agent.

“Title Policy” shall mean such form as is reasonably acceptable to the Administrative Agent or a binding marked commitment to issue such policy dated as of the date of the applicable Mortgage and to be redated the date of recording of such Mortgage, issued by the Title Company, in an amount equal to 110% of the fair market value of the applicable Mortgaged Property or in another amount reasonably acceptable to the Collateral Agent, insuring the Lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the applicable Mortgage, subject only to the Liens permitted by Section 8.02 or such other exceptions approved by the Administrative Agent and containing such endorsements and affirmative assurances as the Collateral Agent shall reasonably require and which are reasonably obtainable from title companies in the state in which such Mortgaged Property is located.

“Total Assets” shall mean the total amount of all assets of Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of Holdings.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as at such date (after giving effect to any Incurrence, repayment, repurchase, redemption, defeasance, retirement or discharge of Indebtedness on such date) over (ii) Net Cash, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for the most recently completed Measurement Period.

“Transaction” shall mean the entry into the Loan Documents, the Term Facilities, the incurrence of First Lien Term Loans, the Closing Date Refinancing and the payment of all fees (including any original issue discount), costs and expenses in connection with the foregoing (such fees, costs and expenses being, the “Transaction Costs”) and all of the transactions to occur on the Closing Date related to the foregoing.

“Transaction Costs” has the meaning set forth in the definition of “Transaction”.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the ABR.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean, in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 12.26 of this Agreement.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean

(a) any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 7.11 subsequent to the Closing Date but only to the extent that such Subsidiary:

(i) is not, after giving effect to such designation, a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(ii) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (I) to subscribe for additional Capital Stock or (II) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iii) has not guaranteed or otherwise directly or indirectly provided credit support for any then outstanding Indebtedness of Holdings or any of its Restricted Subsidiaries; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Weekly Reporting Period” means, at any time, the period (a) from the occurrence and during the continuance of a Specified Event of Default or (b) commencing on the day that Excess Availability is less than the greater of (x) $15,000,000 and (y) 15% of the Line Cap, in each case for five consecutive days and (b) continuing until (a) Excess Availability has exceeded the greater of (x) $15,000,000 and (y) 15% of the Line Cap and (b) no Specified Event of Default has occurred and is continuing, in each case, for twenty consecutive days, in which case a Weekly Reporting Period shall no longer be deemed to be continuing for purposes of this Agreement.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

ARTICLE II

Section 2.01 Other Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP (but subject to the terms of Section 12.07), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Loan Party shall be construed to include Holdings, the Borrower or such Loan Party as debtor and debtor in possession and any receiver or trustee for Holdings, the Borrower or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Notwithstanding anything herein or any other Loan Document to the contrary, whenever any document, agreement or other item or action is required by any Loan Document to be delivered, or subject to Section 3.11(a), payment is required to be made, on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

(e) Any reference herein and in the other Loan Documents to the “payment in full” of the Obligations and words of similar import shall mean the occurrence of the Termination Date.

(f) Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g) Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications are not prohibited hereby; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(h) All references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of a Loan Party or such Restricted Subsidiary.

(i) The word “or” is not exclusive.

(j) All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

(k) To the extent that any transaction (or series of related transactions) pursuant to, described in, contemplated by, or permitted by Section 7.11, Section 8.03, Section 8.04, Section 8.05, Section 8.06, Section 8.07, Section 8.08 or Section 9.08 (in each case other than (x) the sale of inventory in the ordinary course of business and (y) the sale or discount, without recourse, of accounts receivable (other than Eligible Accounts or Eligible Credit Card Receivables) arising in the ordinary course of business (but only in connection with the compromise or collection thereof)), in each case involves the Disposition of or would result in the ineligibility (after receipt by Administrative Agent of an updated Borrowing Base Certificate immediately after giving effect to such transaction and including if a Borrower is not the continuing or surviving entity of, or no longer exists after giving effect to, such transaction) of Eligible Accounts, Eligible Credit Card Receivables, or Eligible Inventory, with an aggregate fair market value in excess of 10% of the Line Cap, (i) substantially concurrently with such transaction, an Authorized Officer of the Parent Borrower shall deliver to Administrative Agent an updated Borrowing Base Certificate after giving effect to such transaction and (ii) notwithstanding anything to the contrary (including whether or not any buckets, tests, carve outs or terms otherwise permit or do not restrict such transaction) in any Loan Document, such transaction shall not be permitted if any Overadvance is currently in effect or if such transaction results in an Overadvance after giving effect to such updated Borrowing Base Certificate and any repayment of the Revolving Loans in connection with such transaction.

(l) For purposes of determining compliance with Section 8.01, 8.02, 8.04, 8.05, 8.06 or 8.07, in the event that any Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time the Borrower or one of its Subsidiaries is contractually obligated to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness (so long as, at the time of entering into the contract to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, it was permitted hereunder) and once contractually obligated to be incurred, made or acquired, the amount of such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(m) Notwithstanding anything in this Agreement or any Loan Document to the contrary, for purposes of (i) determining compliance with any provision of this Agreement which requires calculation of the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, (ii) determining compliance with representations and warranties (other than (A) customary “specified representations” with respect to the applicable acquired company or business and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the holders, but only to the extent that Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement), whether a Default or Event of Default has occurred, is continuing or would result from an action or (iii) testing availability under baskets set forth in this Agreement (including any baskets based on a percentage of Consolidated EBITDA) (including the incurrence of any Increase), in each case in connection with a Limited Condition Acquisition, the date of determination of whether such Limited Condition Acquisition (including any Specified Transaction in connection therewith) is permitted hereunder shall, at the irrevocable option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries or the target of such Limited Condition Acquisition) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition (and any Specified Transaction in connection therewith) is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(n) Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.

(o) For purposes of determining compliance with Section 8.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 8.01, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with Sections 8.01 and 8.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided that (1)(x) all Indebtedness under this Agreement shall be deemed to have been incurred pursuant to Section 8.01(a), and (y) all Indebtedness under the First Lien Term Loan Documents and any First Lien Permitted Incremental Equivalent Debt shall be deemed to have been incurred pursuant to Section 8.01(b)(i) and (2) the Borrower shall not be permitted to classify or reclassify all or any portion of Indebtedness incurred pursuant to Section 8.01(a) or (b). For purposes of determining compliance with any one of Section 8.02, 8.04, 8.05, 8.06 or 8.07 in the event that any Liens, Investments, Dispositions, Restricted Payments or other restricted payments (including restricted debt payments) meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time.

(p) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Total Net Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence and shall be calculated for the most recent twelve consecutive month period ending prior to the date of such determination for which internal consolidated financial statements of Holdings are available, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts.

(q) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 2.02 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day. In the event that performance of any obligation is due on a day that is not a Business Day, then the time for such performance shall be extended to the next Business Day.

Section 2.03 Rates. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE III

LOANS AND TERMS OF PAYMENT

Section 3.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Loan Exposure exceeding such Lender’s Revolver Commitment or (ii) the Aggregate Revolving Loan Exposure exceeding the lesser of (x) the Commitments and (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 3.04 and 3.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Anything to the contrary in this Section 3.01 notwithstanding, Administrative Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, including at the reasonable request of any Bank Product Provider, to establish and increase or decrease Bank Product Reserves, Rent Reserve and other Reserves against the Borrowing Base upon at least three (3) Business Days’ prior written notice to the Parent Borrower (during which period the Administrative Agent shall be available to discuss in good faith any such proposed Reserve with the Borrower and acknowledges that the Loan Parties may take any actions permitted under the Loan Documents to attempt to remedy any such event, condition or matter giving rise to any such Reserves; it being understood that the Administrative Agent shall make any determination of whether, and to what extent, any such actions have been successful in its Permitted Discretion); provided that no such prior written notice shall be required (1) after the occurrence and during the continuance of a Specified Event of Default and (2) for changes to any Bank Product Reserves, Rent Reserve or other Reserves resulting solely by virtue of mathematical calculations of the amount of such Bank Product Reserve, Rent Reserve or other Reserve in accordance with the methodology of calculation previously disclosed and utilized; provided further no Loans shall be made to the Borrower (unless otherwise agreed by Administrative Agent in its sole discretion) if after giving effect to such Loan the outstanding amount of Loans and outstanding Letters of Credit would exceed the Line Cap less such Reserves during such three (3) Business Days period. The amount of any Bank Product Reserve, Rent Reserve or other Reserve established by Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other eligibility criteria or reserve established and currently maintained.

Section 3.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance , any Overadvance, and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 3.04 and 3.05.

(b) Subject to Section 3.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Parent Borrower may request in accordance herewith, provided that all Borrowings made on the Closing Date must be made as ABR Borrowings but may be converted into Term Benchmark Borrowings in accordance with Section 3.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 3.14, 3.15, 3.16 and 3.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Parent Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 3.03 Requests for Borrowings. To request a Borrowing, the Parent Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request signed by a Responsible Officer of the Parent Borrower or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) not later than (a) in the case of a Term Benchmark Borrowing, 10:00 a.m., Chicago time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 11:00 a.m., New York, New York time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of a Letter of Credit Disbursement as contemplated by Section 3.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of such proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Parent Borrower. Each such written (or if permitted, telephonic) Borrowing Request shall specify the following information in compliance with Section 3.02:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 3.04 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 12.01) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not exceed 10% of the Maximum Revolver Amount; provided further that, the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 6.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 6.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 3.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 3.05 Swingline Loans and Overadvances.

(a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Parent Borrower requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 3.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the date of the applicable Borrowing to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 3.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 3.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $12,500,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Parent Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), on behalf of the Revolving Lenders, (x) make Revolving Loans to the Borrowers in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”) or (y) deem the amount of Revolving Loans outstanding to the Borrowers that are in excess of Availability to be Overadvances; provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 3.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 6.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances and Protective Advances is limited to an aggregate amount not to exceed 10% of the Maximum Revolver Amount at any time and no Overadvance shall cause any Revolving Lender’s Revolving Loan Exposure to exceed its Revolver Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 3.11), the Borrowers may prepay any Overadvance in whole or in part at any time and in any amount; provided that (i) no Overadvance may remain outstanding for more than thirty days and (ii) each Overadvance shall be due and payable in full at the time set forth in Section 3.10.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolver Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 6.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 3.07.

Section 3.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Parent Borrower may request any Issuing Bank to issue Letters of Credit for its own account or for the account of another Borrower denominated in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Parent Borrower shall deliver by hand or facsimile (or transmit through Electronic System, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (prior to 9:00 am, Chicago time, at least three (3) Business Days prior to the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate Letter of Credit Exposure shall not exceed $20,000,000, (ii) no Revolving Lender’s Revolving Loan Exposure shall exceed its Revolver Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the lesser of (x) the Commitments and (y) the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding Letter of Credit Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Parent Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate Letter of Credit Exposure set forth in clause (i) of this Section 3.06(b).

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, or

(ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-extension by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, including, without limitation, any automatic extension provision, one year after the then-current expiration date at the time of such extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e) Reimbursement. If an Issuing Bank shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Parent Borrower receives notice of such Letter of Credit Disbursement, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is received after 9:00a.m. Chicago time, on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 3.03 or 3.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable Letter of Credit Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 3.07 with respect to Loans made by such Lender (and Section 3.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any Letter of Credit Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such Letter of Credit Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse Letter of Credit Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor any Issuing Bank or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax or through Electronic Systems) of such demand for payment if such Issuing Bank has made or will make an Letter of Credit Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such Letter of Credit Disbursement.

(h) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any Letter of Credit Disbursement, then, unless the Borrowers shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrowers reimburse such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrowers fail to reimburse such Letter of Credit Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such Letter of Credit Disbursement shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank.

(i) An Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Parent Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the Letter of Credit Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 10.01(f) or (h). Such Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 3.10(b), 3.11(b) or 3.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any Letter of Credit Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit in the LC Collateral Account an amount in cash equal to 105% of such Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any Letter of Credit Disbursement, the date and amount of such Letter of Credit Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an Letter of Credit Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such Letter of Credit Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 3.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by noon, Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 3.05. The Administrative Agent will make such Loans available to the Parent Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Loans made to finance the reimbursement of (i) an Letter of Credit Disbursement as provided in Section 3.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

Section 3.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Parent Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Parent Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, Overadvances, or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Parent Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Parent Borrower or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 3.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Parent Borrower.

(c) Each written (or if permitted, telephonic) Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 3.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Parent Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be (x) converted to an ABR Borrowing or (y), if Parent Borrower has elected in writing (which may be by email) to have any such Term Benchmark Borrowing automatically continue as a Term Benchmark Loan with an Interest Period of one month in the absence of a timely Interest Election request, continue as a Term Benchmark Loan with an Interest Period of one month, in each case, effective as of the expiration date of such current Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period or Interest Payment Date applicable thereto.

Section 3.09 Termination and Reduction of Commitments; Increase in Revolver Commitments.

(a) Unless previously terminated, the Revolver Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolver Commitments upon payment in full of the Secured Obligations.

(c) The Borrowers may from time to time reduce the Revolver Commitments; provided that (i) each reduction of the Revolver Commitments shall be in an amount that is an integral multiple of $1,000,0000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolver Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 3.11, (A) any Lender’s Revolving Loan Exposure would exceed such Lender’s Revolver Commitment or (B) the Aggregate Revolving Exposure would exceed the lesser of the aggregate Commitments of the Lenders at such time and the Borrowing Base; provided that unless terminated in full pursuant to clauses (a) or (b) above, the Revolver Commitments may not be reduced to less than $75,000,000.

(d) The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolver Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolver Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolver Commitments.

(e) The Borrowers shall have the right to increase the Revolver Commitments by obtaining additional Revolver Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) [reserved], (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed the greater of (x) $50,000,000 and (y) the Suppressed Availability, (iv) where its consent would be required under Section 12.04, the Administrative Agent and each Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedures described in Section 3.09(f) have been satisfied. Nothing contained in this Section 3.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition:

(i) the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) subject to Section 2.01(m) in the case of a Limited Condition Acquisition, the representations and warranties contained in Article V and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and (2) subject to Section 2.01(m) in the case of a Limited Condition Acquisition, no Default exists and is continuing,

(ii) legal opinions and documents consistent with those delivered on the Closing Date, to the extent requested by the Administrative Agent; and

(iii) each of the conditions precedent required by the Lenders providing such increase or addition shall have been satisfied.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolver Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolver Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Parent Borrower, in accordance with the requirements of Section 3.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 3.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule C-1 to reflect such increase or addition and shall distribute such revised Schedule C-1 to each of the Lenders and the Parent Borrower, whereupon such revised Schedule C-1 shall replace the old Schedule C-1 and become part of this Agreement.

Section 3.10 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b) At all times that full cash dominion is in effect pursuant to Section 4.4(e)(iii) of the Security Agreement (but without any further written notice required to any Borrower), on each Business Day, the Administrative Agent shall apply all funds credited to the collection account maintained by the Borrower with the Administrative Agent (the “Collection Account”) on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and, at the option of the Administrative Agent in its Permitted Discretion, to cash collateralize outstanding Letter of Credit Exposure. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Net Cash Proceeds, the application of such Net Cash Proceeds shall be subject to Section 3.11(c).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.04) be represented by one or more promissory notes in such form.

Section 3.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and, if applicable, payment of any break funding expenses under Section 3.16.

(b) Except for Overadvances permitted under Section 3.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the aggregate Commitments of all Lenders at such time and (ii) the Borrowing Base, the Borrowers shall prepay, on demand, the Revolving Loans, Letter of Credit Exposure and/or Swingline Loans or cash collateralize the Letter of Credit Exposure in an account with the Administrative Agent pursuant to Section 3.06(j), as applicable, in an aggregate amount equal to such excess.

(c) All prepayments made pursuant to Section 3.11(a) shall be applied to prepay such Loans in accordance with the Lenders’ respective Applicable Percentages without a corresponding reduction in the Revolver Commitments or the Swingline Commitment, as applicable and to cash collateralize outstanding Letter of Credit Exposure.

(d) The Parent Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than (i) 10:00 a.m., Chicago time, (A) in the case of prepayment of a Term Benchmark Revolving Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolver Commitments as contemplated by Section 3.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 3.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 3.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (x) accrued interest to the extent required by Section 3.13 and (y) break funding payments pursuant to Section 3.16.

Section 3.12 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused line fee (the “Commitment Fee”) in an amount equal to either (x) if the Average Revolver Usage for the immediately preceding quarter exceeds 50% of the Maximum Revolver Amount, 0.250% per annum or (y) otherwise, 0.375% (provided that, for the period from the Closing Date through and including September 30, 2023, such percentage shall be set at 0.250% notwithstanding such Average Revolver Usage) per annum multiplied by the daily amount of the Available Revolving Commitment during the period from and including the Closing Date to but excluding the date on which the Revolver Commitments terminate. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Revolver Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Fees accruing after the date on which the Revolver Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Revolver Commitments terminate).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Revolving Loans during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolver Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolver Commitments and the date on which there ceases to be any Letter of Credit Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees and other standard costs and charges, of such Issuing Bank relating to Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolver Commitments terminate and any such fees accruing after the date on which the Revolver Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 3.13 Interest.

(a) The Loans comprising ABR Borrowings (including all Swingline Loans) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Protective Advance and each Overadvance shall bear interest at the ABR plus the Applicable Margin for Revolving Loans plus 2%.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest computed by reference to the Term SOFR Rate and the Alternate Base Rate shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 3.14 Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 3.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error), prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders through Electronic System as provided in Section 12.03 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 3.08 or a new Borrowing Request in accordance with the terms of Section 3.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Error! Reference source not found. with respect to the Adjusted Term SOFR Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 3.08 or a new Borrowing Request in accordance with the terms of Section 3.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Error! Reference source not found.), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing and any outstanding affected Term Benchmark Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 3.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations with respect to this Agreement or any participation therein, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered. For the avoidance of doubt, this paragraph (b) will not apply to (A) Indemnified Taxes or (B) Excluded Taxes.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.16 Break Funding Payments. In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 3.11(d) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 3.19 or 12.04(a), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 3.17 Withholding of Taxes; Gross Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. Without duplication of any amounts payable pursuant to this Section 3.17, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. Without duplication of any amounts payable pursuant to this Section 3.17, the Loan Parties shall jointly and severally indemnify each Recipient, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding the foregoing, Borrower and Guarantors shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 3.17(a) for any Tax for which the Tax Indemnitee has received written notice from a taxing authority or has otherwise had knowledge of for more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the event that gives rise to such claim.

(e) A certificate setting forth the amount of such payment or liability delivered to any Loan Party by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify, within ten (10) days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Loan Parties to do so), (ii) the Administrative Agent and the Loan Parties, as

applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(a)(ix) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Loan Parties, as applicable, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Loan Parties, as applicable, in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Loan Parties, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Loan Parties, as applicable, to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Loan Parties, as applicable, to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(g) Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Recipient that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Person becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), copies of executed IRS Form W-9 (or any successor form) certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Recipient that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, copies of executed IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Recipient that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), copies of any other executed form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including payment in full of the Secured Obligations).

(j) Defined Terms. For purposes of this Section 3.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 3.18 Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a) The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of Letter of Credit Disbursements, or of amounts payable under Section 3.15, 3.16 or 3.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.15, 3.16, 3.17, 11.11, and 12.01 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 3.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 3.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied in accordance with Section 10.03(b). Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Parent Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (x) on the expiration date of the Interest Period applicable thereto or (y) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 3.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, Letter of Credit Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 12.01), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Parent Borrower pursuant to Section 3.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize

(i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 12.01) and that all such Borrowings shall be deemed to have been requested pursuant to Section 3.03, 3.04 or 3.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Letter of Credit Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Parent Borrower to the Administrative Agent pursuant to Section 3.11(d), notice from the Parent Borrower that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 3.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.15 or 3.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 3.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights (other than its existing rights to payments pursuant to Section 3.15 or 3.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 12.04, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letter of Credit Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.15 or payments required to be made pursuant to Section 3.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the

Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 3.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolver Commitment of such Defaulting Lender pursuant to Section 3.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 3.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Letter of Credit Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) cash collateralize future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 12.12) and the Commitment and Revolving Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.12) or under any other Loan Document; provided, that, except as otherwise provided in Section 12.12, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d) if any Swingline Exposure or Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Loan Exposure to exceed its Revolver Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.06(j) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.12(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 3.12(a) and 3.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 3.12(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Issuing Banks until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that such Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 3.20(d), and Letter of Credit Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolver Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 3.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 3.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 3.21 shall survive the termination of this Agreement.

Section 3.22 Bank Products, Cash Management Services and Swap Agreements. Each Lender or Affiliate thereof providing Bank Products or Cash Management Services for, or having Swap Agreements with, any Loan Party or any of their respective Affiliates shall deliver to the Administrative Agent, promptly after entering into such Bank Product Agreements, Cash Management Services or Swap Agreements, written notice setting forth the aggregate amount of all Bank Product Obligations, Cash Management Services Obligations and Swap Obligations of such Loan Party and its respective Affiliates to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Bank Product Obligations, Cash Management Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Bank Product Obligations, Cash Management Services Obligations and/or Swap Obligations pursuant to Section 3.18(b) and considering the establishment, increase, or decrease of any Bank Product Reserves pursuant to Section 3.10. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Bank Products or Cash Management Services for, or having Swap Agreements with, any Loan Party or any of their respective Affiliates shall be required to provide any notice described in this Section 3.22 in respect of such Bank Products or Swap Agreements.

Section 3.23 Joint and Several Liability of the Borrower.

(a) Each Person that is a Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Person that is a Borrower and in consideration of the undertakings of each other Person that is a Borrower to accept joint and several liability for the Obligations.

(b) Each Person that is a Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Person that is a Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 3.23), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person that is a Borrower without preferences or distinction among them. Accordingly, each Person that is a Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Person under applicable law.

(c) If and to the extent that any Person that is a Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Person that is a Borrower will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d) The Obligations of each Person that is a Borrower under the provisions of this Section 3.23 constitute the absolute and unconditional, full recourse Obligations of each Person that is a Borrower enforceable against each Person that is a Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 3.23(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Person that is a Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Administrative Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Person that is a Borrower or any other Person, to proceed against or exhaust any security held from any other Person that is a Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Person that is a Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Person that is a Borrower may now or at any time hereafter have against any other Person that is a Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Person’s rights of subrogation, reimbursement, contribution, or indemnity of such Person against any other Person that is a Borrower. Without limiting the generality of the foregoing, each Person that is a Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Administrative Agent or Lenders at any time or times in respect of any default by any Person that is a Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person that is a Borrower. Without limiting the generality of the foregoing, each Person that is a Borrower assents to any other action or delay in acting or failure to act on the part of any Administrative Agent or Lender with respect to the failure by any Person that is a Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 3.23 afford grounds for terminating, discharging or relieving any Person that is a Borrower, in whole or in part, from any of its Obligations under this Section 3.23, it being the intention of each Person that is a Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Person that is a Borrower under this Section 3.23 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person that is a Borrower under this Section 3.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Person that is a Borrower or any Administrative Agent or Lender. Each Person that is a Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Person that is a Borrower or other circumstance which operates to toll any statute of limitations as to any Person that is a Borrower shall operate to toll the statute of limitations as to each Person that is a Borrower. Each Person that is a Borrower waives any defense based on or arising out of any defense of any Person that is a Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Person that is a Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Person that is a Borrower other than payment of the Obligations to the extent of such payment. Collateral Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by the Collateral Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Administrative Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Person that is a Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any Person that is a Borrower hereunder except to the extent the Obligations have been paid.

(f) Each Person that is a Borrower represents and warrants to Administrative Agent and Lenders that such Person is currently informed of the financial condition of each Person that is a Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person that is a Borrower further represents and warrants to Administrative Agent and Lenders that such Person has read and understands the terms and conditions of the Loan Documents. Each Person that is a Borrower hereby covenants that such Person will continue to keep informed of the financial condition of each other Person that is a Borrower and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 3.23 are made for the benefit of Administrative Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or each Person that is a Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Person that is a Borrower or to exhaust any remedies available to it or them against any Person that is a Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Person that is a Borrower, or otherwise, the provisions of this Section 3.23 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Person that is a Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 3.23, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Administrative Agent, any other member of the Lender Group, or any Bank Product Provider against any Person that is a Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Person that is a Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Person that is a Borrower may have against any other Person that is a Borrower with respect to any payments to any Administrative Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Person that is a Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Person that is a Borrower therefor. If any amount shall be paid to any Person that is a Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Administrative Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Person that is a Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Person that is a Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i) Each Person that is a Borrower hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, each Person that is a Borrower shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Person’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each Person that is a Borrower hereby waives until such time as the Obligations have been paid in full:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to each Person that is a Borrower by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii) all rights and defenses that each Person that is a Borrower may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Administrative Agent, the other members of the Lender Group, and the Bank Product Providers may collect from each Person that is a Borrower without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Administrative Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Administrative Agent or the other members of the Lender Group have destroyed or impaired any right any Person that is a Borrower may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses each Person that is a Borrower may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(j) all rights and defenses arising out of an election of remedies by Administrative Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the rights of subrogation and reimbursement if each Person that is a Borrower against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

ARTICLE IV

TERM OF AGREEMENT

Section 4.01 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date, unless otherwise terminated prior to such date in accordance with the terms hereof.

Section 4.02 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) in full. No termination of the obligations of the Lender Group (other than repayment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Collateral Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been repaid in full (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) have been repaid in full and the Commitments have been terminated. When all of the Obligations (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) have been repaid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Collateral Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Collateral Agent’s Liens and all notices of security interests and liens previously filed by Collateral Agent.

Section 4.03 Early Termination by Borrower. Borrower have the option, at any time upon 5 days prior written notice to Administrative Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Administrative Agent all of the Obligations in full (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations). The foregoing notwithstanding, (a) Borrower may rescind termination notices if termination is condition on an event and such event does not occur, and (b) Borrower may extend the date of termination at any time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each of the Loan Parties hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

Section 5.01 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet and related statement of income of Holdings and its Subsidiaries as at April 1, 2023 (the “Pro Forma Financial Information”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses on the Closing Date in connection with the foregoing. The Pro Forma Financial Information presents fairly in all material respects on a pro forma basis the estimated results of operations of the Parent Borrower and its Restricted Subsidiaries as at April 1, 2023 assuming that the events specified in the preceding sentence had actually occurred at such date (it being understood that no such Pro Forma Financial Information includes adjustments for purchase accounting, including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(b) The audited consolidated balance sheets of Holdings and its Subsidiaries as at the last day of fiscal years 2020, 2021 and 2022, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2020, 2021 and 2022, reported on by and accompanied by an unqualified report as to going concern or scope of audit from BKD, LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at March 31, 2023 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2023, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries at the date of such financial statements and the results for the period covered thereby, subject to year-end adjustments and the absence of footnotes. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (without giving effect to the parenthetical set forth in the definition thereof) applied consistently throughout the periods involved (except for the lack of footnotes and being subject to year-end adjustments).

Section 5.02 No Change. Since the December 31, 2022, there has been no change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.03 Existence; Compliance with Law. Each of Holdings, the Borrower and each other Restricted Subsidiary (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization except, solely in the case of any Restricted Subsidiary of the Borrower that is not a Loan Party, where the failure to be duly organized, validly existing or in good standing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority or legal right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 and (iii) those, the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06 No Legal Bar; Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (i) will not violate, or conflict with, any Requirement of Law or any Contractual Obligation of Holdings or any of its Restricted Subsidiaries except such violations or conflicts as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any Organizational Documents of Holdings or any of its Restricted Subsidiaries or any Contractual Obligation of Holdings of or any of its Restricted Subsidiaries (other than Liens permitted hereunder), except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) will not violate, or conflict with, the Organizational Documents of Holdings or any of its respective Restricted Subsidiaries. Each of Holdings and each of its Restricted Subsidiaries is in compliance with all Requirements of Law, except such non compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 No Default. No Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.09 Ownership of Property; Liens. Each of Holdings and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 8.02 and except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Intellectual Property. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Loan Parties own and have properly recorded including full payment of all maintenance and renewal fees, or are licensed to use, pursuant to valid and enforceable written agreements, all Intellectual Property used in the conduct of the business of Holdings and its Restricted Subsidiaries as currently conducted, (b) no claim has been asserted or is pending by any Person challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or effectiveness of any Loan Party’s Intellectual Property or alleging that the conduct of any Loan Party’s business infringes or violates the Intellectual Property rights of any Person, nor does Holdings or the Borrower know of any valid basis for any such claim and (c) to the knowledge of the Loan Parties, no Person is infringing, violating or misappropriating any Loan Party’s rights to any Intellectual Property.

Section 5.11 Taxes. Each of Holdings and each of its Restricted Subsidiaries has filed or caused to be filed Tax returns that are required to be filed and has paid or remitted or caused to be paid or remitted all Taxes shown to be due and payable on said returns and all other Taxes imposed on it or any of its property by any Governmental Authority (in each case, other than (i) any Taxes or Tax returns the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or the relevant Restricted Subsidiary or (ii) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

Section 5.12 Use of Proceeds; Margin Regulations.

(a) On the Closing Date (the “Initial Borrowing”), proceeds of the Facility will be used to fund no more than the amount required to pay certain fees, costs, and expenses owed to any Secured Party (including, without limitation, in connection with the Fee Letter, field examinations or appraisals, and “know your customer” or Patriot Act compliance).

(b) On or after the Closing Date, proceeds of the Facility will be used (i) to finance working capital needs of Borrower and its Subsidiaries from time to time; and (ii) for other general corporate purposes.

(c) No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

Section 5.13 Labor Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes, slowdowns, stoppages, unfair labor practice charges or other labor disputes against any of Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each of Holdings and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters and there are no other violations of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with wage and hour matters; and (c) all payments due from any of Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the relevant Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Restricted Subsidiaries is bound.

Section 5.14 ERISA.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Single Employer Plan or Multiemployer Plan during the five year period prior to the date on which this representation is made or deemed made;

(ii) no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA;

(iii) each Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations;

(iv) no determination has been made that any Plan is, or is expected to be, considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA;

(v) all contributions required to be made with respect to a Plan or a Multiemployer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of the Borrower, in accordance with and to the extent required by GAAP;

(vi) the administrator of a Plan has not provided a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA) and no termination of a Plan has occurred, no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Plan has arisen;

(vii) none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has had or is reasonably expected to have a complete or partial withdrawal from any Multiemployer Plan and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity would become or would reasonably be expected to become subject to any liability under ERISA if Holdings, the Borrower, any such Subsidiary or any such Commonly Controlled Entity were to withdraw partially or completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;

(viii) no such Multiemployer Plan is or is reasonably expected to be in Reorganization or Insolvent and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has received any notice, and no Multiemployer Plan has received from Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity any notice that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA;

(ix) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification);

(x) there has been no cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA; and

(xi) none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has engaged in a non exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan, and none of Holdings, the Borrower, any Subsidiary nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to any Plan or any Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(b) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Non U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non U.S. Plan as of the Closing Date have been timely made, and (iii) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non U.S. Plan.

Section 5.15 Investment Company Act. Neither Holdings nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” required to be registered as such, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16 Subsidiaries. As of the Closing Date and after giving effect to the Transactions, Schedule 5.16 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by Holdings or any of its Subsidiaries and whether such Subsidiary is an Immaterial Subsidiary or a Subsidiary Guarantor.

Section 5.17 Environmental Matters. Except as set forth on Schedule 5.17 or as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Real Property owned, leased or operated by Holdings or any of its Subsidiaries and, to the knowledge of any Loan Party, formerly owned, leased or operated by Holdings or any of its Subsidiaries (for the purposes of this section herein, the “Properties”) do not contain any Materials of Environmental Concern in locations, amounts or concentrations or under circumstances that have given rise to or could give rise to a violation of Environmental Law or liability of Holdings or any of its Restricted Subsidiaries under, any Environmental Law;

(b) no Loan Party has received any written notice of violation, alleged violation, non compliance, liability or potential liability under or any responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Laws with regard to any of the Properties or the business operated by Holdings or any of its Restricted Subsidiaries;

(c) Materials of Environmental Concern have not been Released, produced, processed, manufactured, generated, treated, used, stored at, transported or disposed of, at, on, under or from any of the Properties in violation of, in a manner, or to a location that has given rise to or could give rise to liability under, any applicable Environmental Law;

(d) no Environmental Claim is pending or, to the knowledge of any Loan Party, threatened, to which Holdings or any of its Restricted Subsidiaries is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by Holdings or any of its Restricted Subsidiaries;

(e) to the knowledge of any Loan Party, neither Holdings nor any of its Restricted Subsidiaries has retained or assumed either contractually or by operation of law the liability of any other Person relating to any Environmental Claim or otherwise with respect to the Release, emission, discharge, presence or disposal of, or exposure to, any Materials of Environmental Concern; and

(f) Holdings, its Restricted Subsidiaries, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

The representations and warranties in this Section 5.17 are the sole representations and warranties of the Loan Parties with respect to any environmental, health or safety matters, including those relating to Environmental Laws or Materials of Environmental Concern.

Section 5.18 Accuracy of Information, etc. No written data (other than the Projections, estimates and other forward looking statements and information of a general economic or general industry nature) concerning Holdings or any of its Restricted Subsidiaries contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as of the date such statement, information, data document or certificate was so furnished, when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The Projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings in good faith to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized. As of the date of delivery thereof (if applicable), the information included in the Beneficial Ownership Certification, is true and correct in all respects.

Section 5.19 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in the Collateral described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the First Lien Term Collateral Agent along with instruments of transfer in blank or endorsed to the First Lien Term Collateral Agent, and (ii) the other Collateral described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 5.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 5.19(a), as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document and the proceeds thereof (to the extent such Liens may be perfected by possession of the Certificated Securities by the First Lien Term Collateral Agent or such filings, agreements or other actions or perfection is otherwise required by the terms of any Loan Document), as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Liens permitted hereunder). Other than as set forth on Schedule 5.19(a), as of the Closing Date, none of the Capital Stock of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security.

(b) Each of the Mortgages delivered pursuant to Section 7.08(b) is, or upon execution and recording will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. When the Mortgages are recorded in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. The UCC fixture filings on form UCC 1 for filing under the UCC in the appropriate jurisdictions in which the Mortgaged Properties covered by the applicable Mortgages are located, will be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures created by the Mortgages and described therein, and when the UCC fixture filings are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such UCC fixture filing shall constitute a fully perfected security interest in the fixtures, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. Schedule 5.19(b) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by Holdings or any of its Restricted Subsidiaries.

Section 5.20 Solvency. Holdings and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent.

Section 5.21 Anti-Money Laundering Laws; Sanctions; Export (a) Control; Anti-Corruption Laws.

(a) Compliance with Laws Generally. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director and officer of each such Loan Party and each agent acting on behalf of each such Loan Party and each such Subsidiary is in compliance with Sanctions, and in all material respects with the requirements of (i) all Anti-Money Laundering Laws (ii) Anti-Corruption Laws and (iii) and all orders, writs, injunctions and decrees applicable to it or to its properties, in each case, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted. Each of the Loan Parties which are signatories as of the date of this Agreement and its Subsidiaries shall implement and maintain in effect at all times measures reasonably designed to promote compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(b) FCPA. No part of the proceeds of the Loans and no Letters of Credit will be used, directly or, to the knowledge of Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Entity in violation of Sanctions, or in any other manner that would result in violation of Sanctions by any Person party to this Agreement, or otherwise in violation of Anti-Corruption Laws, applicable Anti-Money Laundering Laws, or applicable Sanctions by any Person party to this Agreement.

(c) OFAC. None of Holdings, Borrower, or any of their respective Subsidiaries will repay, directly or knowingly indirectly, any debt or obligation owed under this Agreement, in whole or in part, with funds or moneys derived from transactions, business, or dealings with any Sanctioned Entity or in or with any Sanctioned Jurisdiction in violation of Sanctions.

(d) Use of Proceeds. No part of the proceeds of any Loan and no Letter of Credit will be used, directly or, to Borrower’s knowledge, indirectly, to make any payments to a Sanctioned Entity, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity, to fund any operations, activities or business of a Sanctioned Entity, in each case, in violation of Sanctions, or in any other manner that would result in a violation of Sanctions by any Person party to this Agreement, and no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to Borrower’s knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(e) Sanctions. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, agent or employee, of such Loan Party or such Subsidiary (a) is a Sanctioned Entity, (b) has any assets located in Sanctioned Jurisdictions, or (c) derives revenues from investments in, or transactions with Sanctioned Entities, in each case (b) and (c) in violation of Sanctions.

(f) Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.

Section 5.22 Eligible Accounts and Eligible Credit Card Receivables. As to each Account that is identified by Borrower as an Eligible Account or an Eligible Credit Card Receivable in a Borrowing Base Certificate submitted to Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrower’s business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definitions of Eligible Accounts and Eligible Credit Card Receivables.

Section 5.23 Eligible Inventory. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

Section 5.24 Location of Inventory. Except as identified on Schedule 5.24 (as such schedule may be updated from time to time in accordance with the terms of the Agreement) and excluding Inventory with an aggregate value of less than $2,500,000, the Inventory of Borrower and the other Loan Parties is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.24 (as such Schedule may be updated from time to time in accordance with the terms of the Agreement). Borrower may amend Schedule 5.24, so long as such amendment occurs by written notice (including new address) to Administrative Agent prior to the date on which Inventory is moved to such new location and so long as such new location is within the continental United States.

Section 5.25 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction or waiver in accordance with Section 12.12, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, (ii) the Security Agreement, executed and delivered by each Loan Party party thereto, (iii) the ABL/Term Loan Intercreditor Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, and the First Lien Term Collateral Agent and acknowledged by a duly authorized officer of each Loan Party, and (iv) each other Security Document executed and delivered by each Loan Party party thereto to the extent required to be delivered on the Closing Date.

(b) First Lien Term Loan Documents. The Administrative Agent shall have received an executed copy of the First Lien Term Loan Documents and the Borrower shall have satisfied each condition set out in Section 6.01 of the First Lien Credit Agreement unless waived (other than any condition in relation to the execution, delivery and performance of this Agreement and the other Loan Documents required to be executed and delivered on the Closing Date).

(c) Borrowing Request. Prior to the Closing Date, the Administrative Agent shall have received an executed Borrowing Request.

(d) Closing Date Refinancing. Substantially concurrently with the funding of the First Lien Term Facility, the Closing Date Refinancing shall have been consummated.

(e) [reserved].

(f) Fees. On the Closing Date, the Lead Arranger, the Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses required to be paid pursuant to the Fee Letter for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Closing Date.

(g) Closing Certificates; Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date signed by the Secretary or any Assistant Secretary of such Loan Party and attested to by an Authorized Officer of such Loan Party, with the following insertions and attachments: (i) certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Document of each Loan Party certified as being in full force and effect on the Closing Date and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received a legal opinion of (x) Kirkland & Ellis LLP, special counsel to the Loan Parties, and (y) Stanley, Esrey and Buckley LLP, special Georgia counsel to the Loan Parties, each of which opinion shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(i) Perfected Liens.

(i) Except as set forth on Schedule 7.14, the Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Security Agreement; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection (to the extent required by the terms of any Loan Document) and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent. Notwithstanding anything in the Security Agreement, the Borrower and Holdings shall not be any under obligation to perfect foreign Intellectual Property or to perfect any intellectual Property outside of the United States.

(ii) The First Lien Term Agent shall have received (A) the Certificated Securities pledged pursuant to the Security Agreement, together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, and (B) each promissory note (if any) required to be pledged to the First Lien Term Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

Notwithstanding the foregoing, to the extent any security interest in any Collateral cannot be perfected on the Closing Date (other than the perfection of the security interests in the Certificated Securities of the Borrower and any other direct or indirect Domestic Subsidiary of Holdings which are required to be pledged hereunder or under any other Loan Document and assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC) after commercially reasonable efforts by Holdings and the Borrower to do so without undue burden or expense, then the perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Initial Borrowing on the Closing Date, but instead shall be required to be delivered not more than 90 days after the Closing Date (as such period may be extended by the Administrative Agent in its reasonable discretion).

(j) Revolver Usage. On the Closing Date, the Borrower shall be in compliance with Section 7.12.

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or similar officer of the Parent Borrower and Holdings in the form of Exhibit J, which certifies that the Parent Borrower, Holdings and its Restricted Subsidiaries, on a consolidated basis, are, and immediately after giving effect to the Transaction and the other transactions contemplated hereby, will be, Solvent.

(l) Patriot Act. The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent and such Lenders that they reasonably determine is required by Governmental Authorities under applicable “know your customer”, Anti-Money Laundering Laws, and the Patriot Act.

(m) Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all material respects (without duplication of any materiality qualifiers with respect to any representation already qualified by materiality or material adverse effect) as of the Closing Date or as of any specified date, if earlier.

(n) Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, in form reasonably acceptable to the Administrative Agent, dated the Closing Date and signed on behalf of the Parent Borrower and Holdings by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of the Parent Borrower and Holdings, certifying on behalf of the Parent Borrower and Holdings that, taking into account the penultimate paragraph of this Section 6.01, all of the conditions in clauses (e), (o), (p) and (r) of this Section 6.01 have been satisfied or waived on such date (other than any certification that any such conditions have been satisfied or waived to the extent subject to the satisfaction of the Administrative Agent or the Lenders).

(o) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 7.05 hereof and Section 4.6 of the Security Agreement.

(p) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of June 30, 2023.

(q) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

In determining the satisfaction of the conditions specified in this Section 6.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction. Upon the funding of the Initial Borrowing, the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release Holdings or the Borrower from any Event of Default for failure to satisfy one or more of the applicable conditions contained in this Section 6.01).

The acceptance of the benefits of each extension of credit hereunder shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6.01 (with respect to extensions of credit on the Closing Date) and applicable to such extensions of credit are satisfied as of that time, unless waived in accordance with Section 12.12.

Section 6.02 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) Availability;

(b) the Administrative Agent shall have received a Borrowing Request;

(c) the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(d) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

(e) If Qualified Cash is included in the calculation of the Borrowing Base, the Borrower shall deliver to the Administrative Agent a report setting forth the details required pursuant to Section 7.02(g)(vii) with respect to such Qualified Cash as of the date such Borrowing is requested.

ARTICLE VII

AFFIRMATIVE COVENANTS

Holdings and Borrower hereby jointly and severally agree that, until the payment in full of the Obligations, each of Holdings and Borrower shall, and shall cause each of its Restricted Subsidiaries to:

Section 7.01 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) within 120 days after the end of each fiscal year of Parent Borrower, (i) a copy of the audited consolidated balance sheet of Parent Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and certified by an independent certified public accounting firm selected by Parent Borrower and its Subsidiaries and reasonably satisfactory to the Administrative Agent (it being agreed that BKD, LLP and any of the “Big Four,” or other nationally recognized accounting firms are satisfactory to the Administrative Agent) (collectively, an “Acceptable Auditor”), together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is (x) solely resulting from the impending Maturity Date or the final stated maturity of any Material Indebtedness, (y) resulting from any actual or prospective default under any financial covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries) or exception and without any qualification or exception as to scope of audit) (it being understood and agreed that such opinion may include an explanatory note or “emphasis of the matter” paragraph), and (ii) commencing with the financial statements with respect to the fiscal year ending December 31, 2023 and for each fiscal year thereafter, management’s discussion and analysis with respect to such financial statement, including (to the extent available with respect to any fiscal year ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years;

(b) not later than 60 days after the end of the first three fiscal quarters of the Parent Borrower of each fiscal year, (i) the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, certified by an Authorized Officer as fairly stating in all material respects the financial position of the Parent Borrower and its Subsidiaries and, in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes) and (ii) management’s discussion and analysis with respect to such financial statement, including (to the extent available with respect to any fiscal quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years and budgeted amounts, including (to the extent available with respect to any fiscal quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years; and

(c) concurrently with the delivery of any financial statements pursuant to Sections 7.01(a) and (b) above, a reconciliation statement or other statement reasonably acceptable to the Administrative Agent reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (it being understood and agreed that such reconciliation statements shall not be required to be audited).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clauses (a) and (b) above) or Authorized Officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.01 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Borrower (or Holdings or any Parent Company) filed with the SEC or (B) the applicable financial statements of Holdings (or any Parent Company); provided that (i) to the extent such information relates to a Parent Company and such information differs materially from the information relating to Borrower and its Subsidiaries on a standalone basis, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the such differences, and (ii) to the extent such information is in lieu of information required to be provided under Section 7.01(a), such materials are accompanied by a report and opinion of an Acceptable Auditor, together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is (x) solely resulting from the impending Maturity Date or the final stated maturity of any Material Indebtedness, (y) resulting from any actual or prospective default under any financial covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries) or exception and without any qualification or exception as to scope of audit) (it being understood and agreed that such opinion may include an explanatory note or “emphasis of the matter” paragraph.

Section 7.02 Certificates; Other Information. Furnish to the Administrative Agent (other than in the case of clause (f) below, who shall promptly furnish to each Lender), or, in the case of clause (e) below, the Administrative Agent or requesting Lender, as the case may be:

(a) promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 7.01 or this Section 7.02, confirmation of whether such statements or information contain any Private Lender Information. Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private Lender Information) and, if documents or notices required to be delivered pursuant to Section 7.01 or this Section 7.02 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant secure website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 7.01 or this Section 7.02 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Private Lender Information with respect to the Borrower, Holdings, their respective Subsidiaries and their securities. Holdings and the Borrower further acknowledge and agree, at the reasonable request of the Administrative Agent, to assist in the preparation of a version of the materials and presentations to be used in connection with the syndication of the Facility to potential Lenders who do not wish to receive Private Lender Information, consisting exclusively of Public Lender Information;

(b) concurrently with the delivery of any financial statements pursuant to Sections 7.01(a) and (b), other than with respect to any period ending prior to the Closing Date, a Compliance Certificate (i) stating that Authorized Officer has obtained no knowledge of any Event of Default except as specified in such Compliance Certificate, (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party, (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”, and (iv) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary, in each case, together with the calculation thereof in reasonable detail;

(c) no later than 120 days after the end of each fiscal year of the Parent Borrower, to be distributed only to each Lender that has selected the “Private Side Information” or similar designation, a budget of the Parent Borrower and its Restricted Subsidiaries for the then current fiscal year, containing, among other things, a pro forma balance sheet, statement of income and statement of cash flows for each quarter of such fiscal year, which budget shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(d) promptly after Holdings’ or any of its Restricted Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto;

(e) promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under the Beneficial Ownership Regulation (including any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification), applicable “know your customer”, Anti-Money Laundering Laws and the Patriot Act; and

(f) promptly from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; provided that the Loan Parties and their Subsidiaries shall not be required to disclose any such information if such disclosure would violate a confidentiality agreement or obligation, or waive any attorney-client or similar privilege; provided, however, that in the event that any of the Loan Parties or their Subsidiaries does not provide information in reliance on the foregoing proviso, it shall (x) provide notice to the Administrative Agent that such information is being withheld, (y) use its commercially reasonable efforts to obtain waivers and (z) use its commercially reasonable efforts to communicate the applicable information to the Administrative Agent in a way that would not violate such attorney-client privilege or similar privilege.

(g) Monthly, no later than the 20th day of each month (or during a Weekly Reporting Period, weekly, no later than the Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday),

(i) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records of the Borrower,

(ii) [intentionally omitted],

(iii) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if the Borrower has not implemented electronic reporting,

(iv) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if the Borrower has not implemented electronic reporting,

(v) a detailed accounts receivable aging, by total, of the Borrower’s Accounts (delivered electronically, if the Loan Parties have implemented electronic reporting),

(vi) a summary accounts payable aging, by vendor, of the Borrower’s accounts payable, accrued expenses and any book overdraft (delivered electronically, if the Borrower has implemented electronic reporting), and

(vii) a report regarding the Loan Parties’ cash and Cash Equivalents (it being understood that delivery of account statements from the relevant financial institution or securities intermediary shall be sufficient for this purpose) and an indication of which amounts constitute Qualified Cash; provided that such reports shall be delivered to the Administrative Agent on a daily basis (a) during a Dominion Period and (b) to the extent Revolver Usage exceeds Availability calculated without the inclusion of such Qualified Cash.

(h) Monthly, no later than the 20th day of each month, but without duplication of any other items delivered pursuant to this Section 7.02,

(i) a monthly Account roll-forward of the Borrower, with supporting details supplied from sales journals, collection journals and credit registers, tied to the beginning and ending account receivable balances of the Borrower’s general ledger.

(ii) a detailed report regarding (i) any amounts that are payable to a landlord, lessor, bailee, or customs broker with respect to any Inventory of the Borrower or other Collateral located or stored at a premises that is owned or operated by such landlord, lessor, bailee, or customs broker and (ii) any reclamation claims of unpaid sellers of the Borrower’s Inventory, in the case of each of clauses (i) and (ii), to the extent such amounts are more than 30 days past due,

(iii) a detailed accounts receivable aging, by total, of the Borrower’s Accounts, together with a reconciliation to the general ledger and supporting documentation for any reconciling items noted (delivered electronically, if the Borrower has implemented electronic reporting),

(iv) a detailed Inventory report (which shall include a list of all Inventory of the Borrower as of each such day, the cost of Borrower’s Inventory by category, and containing a breakdown of such Inventory by categories, together with a reconciliation to the Borrower’s general ledger accounts,

(v) a summary accounts payable aging, by vendor, of the Borrower’s accounts payable, accrued expenses and any book overdraft (delivered electronically, if the Borrower has implemented electronic reporting), together with a reconciliation to the general ledger and supporting documentation for any reconciling items noted, and an aging, by vendor, of any held checks,

(vi) a reconciliation of Accounts, trade accounts payable, and Inventory of the Borrower’s general ledger accounts to their monthly financial statements including any book reserves related to each category,

(vii) a detailed report regarding the Borrower’s aged non-stock inventory,

(viii) [reserved], and

(ix) an AIA billing schedule and a month-end retention schedule, in each case substantially in the form provided to Administrative Agent prior to the Closing Date (or in form and substance reasonably acceptable to Administrative Agent).

(i) Within 10 Business Days following the receipt of, but no less frequently than annually,

(i) a report containing calculations of withdrawal liability estimates with respect to all Multiemployer Plans, and

(ii) with respect to any Plan, a copy of the most-recent actuarial report, Form 5500 and all attachments thereto.

(j) Promptly upon the reasonable request of Administrative Agent,

(i) a list of the Loan Parties’ customers, with address and contact information,

(ii) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Administrative Agent, from time to time,

(iii) copies of purchase orders and invoices for Inventory and Equipment acquired by any Loan Party,

(iv) such other reports as to the Collateral or the financial condition of the Loan Parties, as Administrative Agent may reasonably request,

(v) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to the Borrower’s Accounts,

(vi) if Collateral Agent has a Lien on any Real Property of any of the Loan Parties, a report regarding the Loan Parties’ accrued, but unpaid, ad valorem and real estate taxes, and

(vii) a schedule of the Loan Parties’ payment of taxes due and payable, including all accrued, but unpaid, ad valorem and real estate taxes.

(k) on or prior to the twentieth (20th) calendar day after the last day of each calendar month ended on or after July 31, 2023 (or on a weekly basis if the Borrower so elects), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower, any subsequent date), together with such supporting information in connection therewith as the Administrative Agent may reasonably request; provided that (1) if a Weekly Reporting Period is in effect, the Borrower shall deliver a Borrowing Base Certificate and such supporting information on a weekly basis on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, during such Weekly Reporting Period and (2) any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the Borrower of shrink and other amounts as the Borrower may deem necessary;

Section 7.03 Payment of Taxes. Pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties; provided that Holdings, the Borrower and their Restricted Subsidiaries shall not be required to pay any such Tax (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) with respect to which the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.04 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence under the laws of its jurisdiction of organization or formation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except (x) in the case of clause (a)(i) (in respect of Restricted Subsidiaries that are not Loan Parties) and (a)(ii) above, to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) in connection with a transaction permitted by Sections 8.03 and 8.04; (b) comply (i) in all respects with applicable Sanctions and (ii) in all material respects with Anti-Corruption Laws and Anti-Money Laundering Laws; (c) comply in all material respects with all other Requirements of Law (including, but not limited to ERISA, OFAC, and the Patriot Act) except to the extent that failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) comply with all Governmental Approvals except to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.05 Maintenance of Property; Insurance.

(a) (i) Keep all property useful or necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) preserve or renew all of its Intellectual Property, except to the extent (x) such Intellectual Property is no longer used in the conduct of the business of the Loan Parties or (y) such non-renewal or non-preservation is otherwise permitted under this Agreement or the other Loan Documents, (iii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in similar businesses (it being agreed by the Administrative Agent that the insurance policies, the amounts of coverage and the companies used by the Loan Parties and their Subsidiaries on the Closing Date are satisfactory to the Administrative Agent) and (iv) ensure that subject to the ABL/Term Loan Intercreditor Agreement at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than worker’s compensation policies and public liability policies) and the Collateral Agent for the benefit of the Secured Parties and shall be named as lender’s loss payable with respect to the property insurance (other than public property policies) maintained by Holdings, the Borrower and each Subsidiary Guarantor.

(b) Within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings will, and will cause each of its Restricted Subsidiaries (i) to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent as lender’s loss payable and/or additional insured (subject to the exceptions in the immediately preceding paragraph), as applicable, and (ii) to cause all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by

Holdings and/or such Restricted Subsidiaries) (x) to be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as lender’s loss payable and/or additional insured, as applicable) and (y) to use commercially reasonable efforts to state that such insurance policies shall not be canceled without at least 30 days’ prior written notice (or if such cancellation is by reason of nonpayment of premium, at least ten (10) days’ prior written notice) thereof by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement).

(c) If at any time the area in which any Real Property located in the United States that is subject to a Mortgage is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are reasonably satisfactory to Administrative Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise reasonably satisfactory to Administrative Agent and all Lenders.

Section 7.06 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived, (b) permit, at the Borrower’s expense, representatives of the Administrative Agent (and, if a Lender requests to accompany the Administrative Agent, such Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of Holdings and its Restricted Subsidiaries with employees of the Borrower and its Restricted Subsidiaries and with the independent certified public accountants of Holdings and its Restricted Subsidiaries so long as the Borrower shall have been given the reasonable opportunity to participate in such discussions, provided, that notwithstanding the foregoing, (i) any such visit or inspection shall be conducted through the Administrative Agent, and (ii) nothing in this Section 7.06 shall require Holdings or its Subsidiaries to take any action that would violate a confidentiality agreement or obligation, or waive any attorney-client or similar privilege; provided that in the event that any of Holdings or its Subsidiaries does not provide information in reliance on this sentence, it shall (x) provide notice to the Administrative Agent that such information is being withheld, (y) with respect to clause (ii), use its commercially reasonable efforts to obtain waivers and (z) use its commercially reasonable efforts to communicate the applicable information to the Administrative Agent in a way that would not violate such attorney-client privilege or similar privilege), and (c) Holdings and Borrower will, and will cause each of its Restricted Subsidiaries to, permit Administrative Agent and each of its duly authorized representatives or agents to conduct field examinations and appraisals at such reasonable times and intervals as Administrative Agent may designate; provided, that the Loan Parties shall be responsible for the costs and expenses of one (1) field examination and one (1) appraisal during any 12-month period and one (1) additional field examination and one (1) additional appraisal (for the total of two (2) such field examinations and two (2) such appraisals during any 12-month period) conducted at any time after Excess Availability falls below the greater of (i) $15,000,000 and (ii) 15% of the Line Cap for more than five consecutive Business Days; provided, that the Loan Parties shall be responsible for the costs and expenses of all field examinations and appraisals conducted while a Specified Event of Default has occurred and is continuing.

Section 7.07 Notices. Upon actual knowledge thereof by an Authorized Officer, promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any default or event of default under the First Lien Term Loan Documents, or Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $50,000,000 (“Material Indebtedness”) Incurred pursuant to Section 8.01(c);

(c) any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary, that (i) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) relates to any Loan Document;

(d) the following events, promptly and in any event within 10 days after Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or a Multiemployer Plan or Non U.S. Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a withdrawal liability, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan, (iii) that a Single Employer Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Single Employer Plan, (iv) that a determination has been made that any Single Employer Plan is, or is expected to be, considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA, (vi) that any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non U.S. Plan has not been timely made, (vii) that a non exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to a Plan, (viii) the adoption of, or the commencement of contributions to, any Single Employer Plan by Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, (ix) the cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA, or (x) the adoption of any amendment to a Single Employer Plan that results in an increase in contribution obligations of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity; and in each case in clauses (i) through (x) above, such event or occurrence, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect;

(e) any change in the financial condition, business, operations, assets or liabilities of Holdings or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(f) any of the following environmental matters to the extent that such environmental matters, either individually or in the aggregate, would have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that would cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; or

(iv) any Release or threatened Release of any Materials of Environmental Concern at, on, under or from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that would require any removal or remedial action by Holdings or any of its Subsidiaries pursuant to any Environmental Law.

Each notice pursuant to this Section 7.07 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

Section 7.08 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Collateral Agent.

(b) With respect to any Real Property having a fair market value (as determined at the time of acquisition thereof) of at least $25,000,000 acquired in fee after the Closing Date by any Loan Party, no later than 90 days after the acquisition thereof, as may be extended by the Administrative Agent in its reasonable discretion (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in Real Property, along with a corresponding UCC fixture filing for filing in the applicable jurisdiction if required by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent, as may be necessary to create a valid, perfected and subsisting Lien, subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted under Section 8.02, against such Real Property, (ii) provide the Lenders with a Title Policy and a Survey for each Mortgaged Property, together with such affidavits, certificates, instruments of indemnification, legal opinions, either (a) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination evidencing that the Mortgaged Property is not in a flood zone or (b) evidence of flood insurance as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect and otherwise comply with the Flood Laws, and such other information, documentation (including, but not limited to, appraisals, environmental reports, and to the extent applicable, using commercially reasonable efforts, subordination agreements) and certifications, in each case, as may be reasonably requested by the Administrative Agent.

(c) With respect to any new Subsidiary Guarantor created or acquired after the Closing Date (or any Restricted Subsidiary that becomes a Subsidiary Guarantor after the Closing Date), promptly, and in any event within 30 days of such creation or acquisition (or, in the case of any Restricted Subsidiary that becomes a Subsidiary Guarantor, the date that such Restricted Subsidiary becomes a Subsidiary Guarantor) (as such date may be extended from time to time by the Administrative Agent in its sole discretion) (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in the Capital Stock of such new Subsidiary Guarantor that is owned by any Loan Party, (ii) deliver to the First Lien Term Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such new Subsidiary Guarantor (a) to execute and deliver to the Collateral Agent (w) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor, (x) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (y) to the extent requested by the Administrative Agent a customary joinder agreement to the ABL/Term Loan Intercreditor Agreement then in effect and (z) to the extent requested by the Administrative Agent a customary joinder agreement to the ABL/Term Loan Intercreditor Agreement then in effect, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in the Collateral described in the Security Agreement with respect to such new Subsidiary Guarantor, including the filing of UCC financing statements in such jurisdictions as may reasonably be required by the Security Agreement or by law or as may be requested by the Collateral Agent and (c) to deliver to the Collateral Agent (i) a certificate of such Subsidiary Guarantor, substantially in the form of the certificate provided by the Loan Parties on the Closing Date pursuant to Section 6.01(i), with appropriate insertions and attachments and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such new Subsidiary Guarantor in form and substance reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Restricted Subsidiary which is an Excluded Foreign Subsidiary described in clause (i) (but not clauses (ii) or (iii)) of the definition of Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to Liens permitted under Section 8.02) in no more than 65% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary and 100% of the total outstanding non voting Capital Stock of any such Excluded Foreign Subsidiary and (ii) deliver to the First Lien Term Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party.

(e) With respect to any new Non Guarantor Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any Unrestricted Subsidiary, any Excluded Foreign Subsidiary and any Subsidiary which would be a Subsidiary Guarantor but for clause (vi) in the definition thereof to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person (other than Holdings or any of its Restricted Subsidiaries) party thereto which consent has not been obtained), promptly (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to Liens permitted under Section 8.02) in the Capital Stock of such Non Guarantor Subsidiary that is owned by any Loan Party and (ii) deliver to the First Lien Term Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party. Notwithstanding anything to the contrary in the foregoing clauses (c) and (d), the Borrower may notify the Administrative Agent at any time that the Borrower desires to join an Excluded Foreign Subsidiary as a Subsidiary Guarantor under this Agreement and the other Loan Documents, and, in any such case, cause such Excluded Foreign Subsidiary to (i) become a Subsidiary Guarantor by executing and delivering to the Collateral Agent a Guarantor Joinder Agreement along with such other documentation as the Collateral Agent deems reasonably appropriate for effecting such joinder, (ii) grant a Lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties on the assets and other personal property of such Excluded Foreign Subsidiary of the same type that constitute Collateral for purposes of the Security Documents (other than with respect to any Excluded Assets of such Excluded Foreign Subsidiary but without giving effect to any provision of the definition of Excluded Assets that would otherwise result in such Excluded Foreign Subsidiary (and its tangible and intangible personal property) constituting an Excluded Asset) and (iii) enter into any such amendments, modifications, or other changes to this Agreement and any other Loan Document reasonably requested by the Collateral Agent in its reasonable discretion in order to address any matters in connection with, or related to, such Excluded Foreign Subsidiary becoming a Subsidiary Guarantor under the Loan Documents. Each of the Lenders hereby authorize the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.

(f) Notwithstanding anything herein or in any other Loan Document, (i) other than with respect to the penultimate sentence of clause (e) above to the contrary, no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (ii) Administrative Agent shall not accept delivery of any Mortgage from any Loan Party with respect to property located in the United States unless each of the Lenders has received 45 days prior written notice thereof and Administrative Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender, and (iii) Administrative Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Administrative Agent has completed its Patriot Act searches, OFAC/PEP searches, flood certification and customary individual background checks for such Subsidiary, the results of which shall be reasonably satisfactory to Administrative Agent; provided, that no Default or Event of Default shall result from any Loan Party’s failure to comply with the terms of this Section 7.08 so long as such Default or Event of Default arose solely from the failure or refusal of the Administrative Agent to accept delivery of the applicable joinder or security documentation under this clause (f).

Section 7.09 Credit Ratings. Use commercially reasonable efforts to maintain at all times a public credit rating by each of S&P and Moody’s in respect of the Facility provided for under this Agreement and a public corporate rating by S&P and a public corporate family rating by Moody’s for the Borrower, in each case, with no requirement to maintain any specific minimum rating (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and reasonable cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 7.10 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Borrower but subject to the limitations set forth in the Loan Documents and this Agreement, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guarantees, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other Collateral (except as otherwise provided pursuant to the ABL/Term Loan Intercreditor Agreement) with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a first priority basis (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted under Section 8.02). Promptly following any written request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under applicable Anti-Money Laundering Laws, the Beneficial Ownership Regulation and the Patriot Act.

Section 7.11 Designation of Unrestricted Subsidiaries. The board of directors of Holdings may, at any time after the Closing Date, designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Designation”); provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder for purposes of any documentation governing Indebtedness permitted under Section 8.01(b) or (c) or Permitted Incremental Equivalent Debt, (iii) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary to be so designated shall satisfy all of the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, (iv) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, on the date of such designation, all representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects (without duplication of any “materiality” qualifiers set forth therein) with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (v) the status of any such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary shall at all times be the same under this Agreement and the First Lien Term Loan Documents. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment (in a non-Subsidiary) by the applicable Loan Party and their respective Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Section 8.06 on the date of such designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Sections 8.01, 8.02 and 8.06 on the date of such designation. Notwithstanding the foregoing, neither the Borrower nor Holdings shall be permitted to be an Unrestricted Subsidiary. Any Subsidiary Designation by the board of directors of Holdings shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of Holdings giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions, and containing the calculations of compliance (in reasonable detail) with preceding clause (ii).

Section 7.12 Use of Proceeds. The Borrower shall use the proceeds of the Loans only as provided in Section 5.12 and Section 5.21.

Section 7.13 Compliance with Environmental Law.

(a) Holdings will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits issued under Environmental Laws applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Restricted Subsidiaries and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such noncompliance or failure to pay as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Restricted Subsidiaries will produce, process, manufacture, generate, use, treat, store, Release or dispose of, or permit the production, processing, manufacture, generation, use, treatment, storage, Release or disposal of Materials of Environmental Concern on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Restricted Subsidiaries, or transport of Materials of Environmental Concern to or from any such Real Property, except for such generation, use, treatment, storage, Release, disposal, or transport as could not reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 7.07(f), (ii) after 30 days have passed since receipt of written notice from the Administrative Agent or any Lender that the Administrative Agent or any Lender reasonably believes that Holdings or any of its Restricted Subsidiaries are not in compliance with Section 7.13(a) and such noncompliance has not been corrected, or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to Article X, Holdings will (in each case) provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, a Phase I environmental site assessment report concerning any such related Mortgaged Property, prepared by an environmental consulting firm reasonably approved by the Administrative Agent indicating, where relevant, the presence or absence of Materials of Environmental Concern and the likely cost of any removal or remedial action in connection with such Materials of Environmental Concern on such Mortgaged Property. If the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such related Mortgaged Property to undertake such an assessment at any reasonable time upon reasonable written notice to Holdings, all at the sole expense of the Borrower.

Section 7.14 Post-Closing Deliveries. The Borrower hereby agrees to deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 7.14 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its sole discretion. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 7.14, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 7.14 (and Schedule 7.14) and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 7.14 (and Schedule 7.14) have been taken (or were required to be taken).

Section 7.15 Lender Calls. Upon request of the Administrative Agent, hold up to one telephonic meetings via conference call per fiscal year to review Holdings and its Subsidiaries’ consolidated financial results and financial condition; provided that if the Parent Borrower holds a conference call open to the public or holders of any public securities to discuss the financial position and results of operations of the Borrower and its Subsidiaries for the most recently ended fiscal quarter or fiscal year, as applicable, for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b), such conference call (for the avoidance of doubt, including if such conference call that is open to the public only pertains to matters distributed to or available to “public” Lenders) will be deemed to satisfy the requirements of this Section 7.15 so long as the Lenders are provided access to such conference call.

ARTICLE VIII.

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until the payment in full of the Obligations, each of Holdings and the Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

Section 8.01 Indebtedness. Incur any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document;

(b) Indebtedness in respect of the First Lien Term Loan Documents and any First Lien Permitted Incremental Equivalent Debt in an aggregate principal amount not to exceed the sum of (1) $625,000,000, under the First Lien Term Loan Documents, (2) 115% of the maximum aggregate principal amount of the Incremental Term Loans (as defined in the First Lien Credit Agreement as in effect on the date hereof) permitted to be incurred under the First Lien Credit Agreement as in effect on the date hereof, and (3) 115% of any First Lien Permitted Incremental Equivalent Debt, plus any amounts of interest, fees, expenses and indemnification obligations related to the foregoing or, in each case, any Permitted Refinancing thereof;

(c) (I) Indebtedness in the form of one or more series of senior unsecured notes, senior secured first lien notes, junior lien notes or subordinated notes, provided that (i) in the case of secured Indebtedness, such Indebtedness shall only be secured (a) (x) on a pari passu basis by Collateral (other than ABL Priority Collateral) securing the Obligations (as defined in the First Lien Credit Agreement) or (y) on a junior lien basis by Collateral securing the Obligations (as defined in the First Lien Credit Agreement) and (b) by Liens on the Collateral that are substantially the same, or more narrow in scope, as the Liens in Security Documents (as defined in the First Lien Credit Agreement) (with such differences as are reasonably satisfactory to the Administrative Agent), (ii) at the time of such Incurrence, such Indebtedness does not have a final stated maturity (or require scheduled commitment reductions or amortization except nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof) prior to the Latest Maturity Date (as defined in the First Lien Credit Agreement) then in effect, (iii) at the time of such Incurrence, such Indebtedness has a Weighted Average Life to Maturity equal to or longer than the

Weighted Average Life to Maturity of the Tranche of Loans under and as defined in the First Lien Credit Agreement with the longest Weighted Average Life to Maturity then in effect (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (iv) in the case of unsecured Indebtedness, such Indebtedness is not secured by any Lien on any property or assets of Holdings or any of its Subsidiaries, (v) such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Indebtedness refinanced pursuant to clause (ix) below, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Indebtedness, (vi) such Indebtedness is not guaranteed by any Persons other than the Subsidiary Guarantors and is not secured by any assets that do not constitute Collateral, (vii) such Indebtedness does not provide for any mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than related to customary asset sale and change of control offers) prior to the Latest Maturity Date (as defined in the First Lien Credit Agreement) at the time of Incurrence, other than to the extent such prepayment, repurchase or redemption or offer is accompanied by the prepayment of a pro rata portion of the outstanding principal of the First Lien Term Loans, (viii) such Indebtedness has such pricing, interest, fees, premiums and optional prepayment terms as may be agreed by the Borrower and the holders of such Indebtedness, and the other terms and conditions of such Indebtedness (excluding pricing, fees and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the holders of such Indebtedness than those applicable to the Indebtedness refinanced pursuant to clause (ix) below (other than covenants and other provisions applicable only to periods after the then-applicable Latest Maturity Date (as defined in the First Lien Credit Agreement) of the Indebtedness refinanced pursuant to clause (ix) below), and (ix) the Net Cash Proceeds of such Indebtedness are used to repay the First Lien Term Loans or shall be issued in exchange for First Lien Term Loans as directed by the Borrower so long as that any First Lien Term Loans that are so exchanged shall be immediately cancelled and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (c); provided that the holders of such Indebtedness or a Representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL/Term Loan Intercreditor Agreement and/or an Other Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such applicable Representative having rights to share in the Collateral on a pari passu basis (but only in respect of the Term Priority Collateral) or a junior lien basis, as the case may be);

(d) RESERVED;

(e) (I) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.02(j); provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (e)(I), the aggregate principal amount of Indebtedness outstanding under this clause (e) shall not exceed the greater of $34,500,000 and 30% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (e);

(f) Indebtedness of (w) Holdings to another Loan Party for the purposes of making the payments set forth in Sections 8.05 and 8.08, (x) the Borrower or any other Loan Party to any Subsidiary of the Borrower, (y) any Restricted Subsidiary of the Borrower to the Borrower or any other Subsidiary thereof, provided that the aggregate principal amount of Indebtedness owed by any Restricted Subsidiary that is a Non Guarantor Subsidiary or Excluded Foreign Subsidiary to the Borrower or any other Loan Party shall not exceed at any time outstanding the amount permitted to be invested in Restricted Subsidiaries that are Non Guarantor Subsidiaries or Excluded Foreign Subsidiaries pursuant to clauses (d), (q), (w), (x) and (y) of Section 8.06, and (z) any Restricted Subsidiary that is a Non Guarantor Subsidiary or Excluded Foreign Subsidiary to any other Restricted Subsidiary that is a Non Guarantor Subsidiary, Excluded Foreign Subsidiary or any Unrestricted Subsidiary, provided further that (i) any such Indebtedness owed to a Loan Party pursuant to this clause (f) shall be evidenced by an Intercompany Note and shall be (subject to the terms of the ABL/Term Loan Intercreditor Agreement) pledged pursuant to the Security Agreement and (ii) any such Indebtedness of a Loan Party pursuant to this clause (f) shall be subordinated to the Obligations on the terms of the Intercompany Note;

(g) (I) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries; provided, that, immediately after giving effect to any Incurrence of Indebtedness under this clause (g)(I), the aggregate principal amount of Indebtedness outstanding under this clause (g)(I) shall not exceed the greater of $28,750,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time; and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (g);

(h) Indebtedness consisting of Guarantee Obligations by Holdings, Borrower or any Guarantor of Indebtedness otherwise permitted to be Incurred by a Loan Party under this Section 8.01 (other than Section 8.01(p), (s) or (w));

(i) (I) Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) (as reduced by any repayments of principal thereof other than with the proceeds of a Permitted Refinancing) and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (i);

(j) Indebtedness in respect of Swap Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has exposure and not for speculative purposes;

(k) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or similar obligations, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guarantees and similar obligations, or obligations in respect of letters of credit or bank acceptances or similar instruments related thereto, in each case provided in the ordinary course of business;

(m) Indebtedness of Holdings and its Restricted Subsidiaries consisting of obligations under deferred compensation, purchase price, Earn-Outs or other similar arrangements incurred by such Person in connection with (i) the Transactions, (ii) Permitted Acquisitions or any other Investments permitted hereunder and (iii) in the ordinary course of business;

(n) Cash Management Obligations and Guarantee Obligations in respect thereof, Indebtedness in respect of employee credit card programs and purchasing card programs in the ordinary course of business, and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts, in the ordinary course of business;

(o) Indebtedness consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) (I) Indebtedness assumed in connection with Permitted Acquisitions or another Investment permitted hereunder and Indebtedness secured by assets purchased by a Loan Party or Restricted Subsidiary in a Permitted Acquisition or pursuant to another Investment permitted by Section 8.06 that is assumed by such Loan Party or such Restricted Subsidiary; provided that (i) such Indebtedness is not incurred to finance or in contemplation of any such acquisition, (ii) no Event of Default has occurred and is continuing or would immediately thereafter result after giving effect to the assumption of such Indebtedness; provided, however, that to the extent the relevant acquisition constitutes a Limited Condition Acquisition, the only condition with respect to absence of an Event of Default shall be the absence of an Event of Default at the time such acquisition agreement is entered into, (iii) such Indebtedness, if secured, shall not be secured by any assets other than the assets acquired by Borrower or a Restricted Subsidiary in such Permitted Acquisition or other permitted Investment, (iv) such Indebtedness shall not be guaranteed by any Loan Parties (other than a Person acquired in such Permitted Acquisition or other permitted Investment or any other Person who merges with or that acquires the assets of such Person in connection with such Permitted Acquisition or other permitted Investment) and (v) either (x) the Total Net Leverage Ratio, on a Pro Forma Basis, shall not exceed 5.50:1.00 immediately after giving effect to the assumption of such Indebtedness or (y) the aggregate principal amount of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (p) shall not exceed the greater of $30,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at any time outstanding and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (p);

(q) Indebtedness constituting customary indemnification obligations in connection with sales, dispositions and Permitted Acquisitions and other Investments permitted under this Agreement;

(r) (i) unsecured Contribution Indebtedness, provided that immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (ii) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (r);

(s) guarantees by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the obligations of suppliers, customers and licensees of the Borrower and its Restricted Subsidiaries;

(t) Indebtedness to the extent constituting Attributable Debt arising in Sale Leaseback Transactions or any industrial revenue bond issued to finance or refinance Indebtedness secured by any Real Property;

(u) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(v) additional Indebtedness of Holdings and its Subsidiaries; provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (v), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (v) shall not exceed, the greater of $52,000,000 and 45% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period;

(w) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 10.01(h);

(x) Indebtedness representing Taxes that are not overdue by more than sixty (60) days or are being contested in compliance with Section 7.03;

(y) Indebtedness consisting of unsecured promissory notes issued by Holdings to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings permitted by Section 8.05; and

(z) Indebtedness constituting Permitted Incremental Equivalent Debt and any Permitted Refinancing incurred, issued or otherwise obtained to refinance (in whole or in part) such Indebtedness (and any Permitted Refinancing in respect thereof).

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Capital Stock in the form of additional shares of Disqualified Capital Stock, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of

Indebtedness for purposes of this Section 8.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Borrower dated such date prepared in accordance with GAAP.

For the avoidance of doubt, if any Indebtedness is incurred under a basket set forth above that is subject to a cap based on a dollar amount and/or a percentage of Consolidated EBITDA and is subsequently subject to a Permitted Refinancing, then such Indebtedness shall continue to be deemed to utilize such basket in an amount equal to the outstanding principal amount of such Indebtedness immediately prior to such Permitted Refinancing.

Section 8.02 Liens. Create, Incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, except:

(a) Liens on the Collateral securing Indebtedness of the Loan Parties Incurred pursuant to Section 8.01(c), so long as the holders of such Indebtedness and their Representatives are at all times subject to each applicable Intercreditor Agreement required to be entered into pursuant to Section 8.01(c) and, if applicable, the definition of “Permitted Refinancing” and any Lien on the ABL Priority Collateral must be junior to the Collateral Agent’s Lien on such Collateral;

(b) Liens, whether or not securing Indebtedness, in an amount not to exceed the greater of $52,000,000 and 45% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period; provided that, to the extent any such Lien is on ABL Priority Collateral, such Lien (i) is subordinated to the Collateral Agent’s Lien on ABL Priority Collateral pursuant to a subordination agreement satisfactory to Administrative Agent in its Permitted Discretion or (ii) secures obligations other than Indebtedness for borrowed money or letters of credit, in an amount not to exceed $5,000,000;

(c) Liens on cash or Cash Equivalents securing obligations under Swap Agreements permitted hereunder;

(d) Liens for Taxes that are (i) for amounts that are past due in an aggregate amount not to exceed $20,000,000, (ii) not overdue by more than 30 days or (iii) being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(e) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’, construction contractors’ and sub contractors’ or other like Liens arising in the ordinary course of business that are not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings so long as adequate reserves with respect thereto have been made therefor;

(f) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(g) (i) deposits to secure or relating to the performance of bids, trade contracts (other than Indebtedness for borrowed money), government contracts, leases, utilities, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including, without limitation, those to secure health and safety obligations) incurred in the ordinary course of business and (ii) Liens securing the financing of insurance premiums with respect thereto incurred in the ordinary course of business;

(h) easements, covenants, conditions, rights of way, restrictions (including zoning restrictions), building code and land use laws, encroachments, protrusions, matters of title listed as exceptions on Schedule B of the Title Policy and other similar encumbrances on real property that do not secure any Indebtedness for borrowed money and do not materially detract from the use or value of the affected real property or materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially and adversely interfere with the current use of such real property;

(i) Liens (i) in existence on the Closing Date listed on Schedule 8.02(i) and (ii) securing any Permitted Refinancing of Indebtedness secured by Liens referenced on Schedule 8.02(i);

(j) Liens securing Indebtedness of Holdings and its Restricted Subsidiaries incurred pursuant to Section 8.01(e) to finance the acquisition of fixed or capital assets (including, without limitation, the acquisition, construction or improvement of Real Property owned by a Loan Party) or Indebtedness Incurred pursuant to Section 8.01(e)(II); provided that (i) such Liens shall be created within 365 days following the acquisition of such fixed or capital assets or such Permitted Refinancing, (ii) such Liens do not at any time encumber any property of the Loan Parties other than the property financed by such Indebtedness and accessions thereto and (iii) in the case of any Indebtedness Incurred pursuant to Section 8.01(e)(II), the amount of Indebtedness secured thereby is not increased (except by an amount equal to accrued interest, a reasonable premium or other reasonable amount paid in connection with such Permitted Refinancing, as applicable, and fees and expenses reasonably incurred in connection therewith);

(k) Liens created pursuant to any Loan Documents;

(l) any interest or title of a lessor or sublessor under any lease or sublease or secured by a lessor’s or sublessor’s interests under leases or subleases;

(m) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods or assets and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods or assets in the ordinary course of business;

(n) Liens on property of any Restricted Subsidiary that is a Non Guarantor Subsidiary, which Liens secure Indebtedness or other obligations of the applicable Restricted Subsidiary not prohibited under this Agreement (other than Indebtedness of any Loan Party);

(o) Liens in respect of the exclusive and non-exclusive licensing of patents, copyrights, trademarks and other Intellectual Property rights in the ordinary course of business;

(p) Liens arising out of Sale Leaseback Transactions; provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness or other obligations and accessions thereto;

(q) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Borrower and its Restricted Subsidiaries or, to the extent permitted under the Loan Documents, the consignment of goods to the Borrower or its Restricted Subsidiaries;

(r) ground leases in respect of real property on which facilities owned or leased by the Borrower and its Restricted Subsidiaries are located;

(s) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(t) Liens in respect of judgments or decrees that do not constitute an Event of Default under Section 10.01(h);

(u) bankers’ Liens, rights of setoff and similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit, securities, investment or similar accounts, in each case granted in the ordinary course of business in favor of the bank or banks where such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements or sweep accounts of the Borrower and its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(v) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(w) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the New York UCC and (ii) rights of setoff against credit balances of Holdings or any of its Subsidiaries with credit card issuers or credit card processors to Holdings or any of its Subsidiaries in the ordinary course of business;

(x) Liens and other matters of record shown as exceptions on Schedule B of any Title Policy delivered pursuant to this Agreement;

(y) Liens on Capital Stock of Unrestricted Subsidiaries;

(z) Liens arising in connection with (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(aa) Liens on property or assets acquired pursuant to a Permitted Acquisition or an Investment permitted hereunder, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary or property is acquired pursuant to a Permitted Acquisition or Investment, provided that (x) any Indebtedness that is secured by such Liens is permitted hereunder and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or such Investment permitted hereunder and do not attach to any property or assets of Holdings or any other property or assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition or Investment (and the proceeds and products thereof and accessions thereto and after acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or Investment), together with any extensions, renewals and replacements of the foregoing, so long as the Indebtedness secured by such Liens is permitted hereunder and such extension, renewal or replacement does not encumber any assets or properties of Holdings or additional assets or properties of the Borrower or any of its Restricted Subsidiaries (other than the proceeds or products or accessions of the assets subject to such Lien and after acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or Investment);

(bb) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Investments permitted by Section 8.06, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(cc) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(dd) Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(ee) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(ff) Liens on any amounts held by a trustee in the funds and accounts under an indenture securing any industrial revenue bonds issued for the benefit of a Loan Party or any Restricted Subsidiary to the extent such Indebtedness is permitted under Section 8.01(t);

(gg) Liens on Collateral created pursuant to the First Lien Term Loan Documents securing Indebtedness Incurred pursuant to Section 8.01(b)(i), in favor of the First Lien Term Collateral Agent, so long as same is at all times subject to the ABL/Term Loan Intercreditor Agreement; and

(hh) Liens securing any Permitted Incremental Equivalent Debt, so long as the same is at all times subject to an Other Intercreditor Agreement.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 8.02.

Section 8.03 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (c) below) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (c) below) and (ii) any Subsidiary that is not a Loan Party may be merged or consolidated with or into another Restricted Subsidiary that is not a Loan Party and, in each case, in the case of any Unrestricted Subsidiary, subject to redesignation rules;

(b) (x) Borrower or any Subsidiary Guarantor may Dispose of any or all of its assets (i) to (in the case of a Subsidiary Guarantor) the Borrower or (in the case of Borrower or any other Subsidiary Guarantor) any Subsidiary Guarantor (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04 and (y) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may Dispose of any or all of its assets to (i) the Borrower, any Subsidiary Guarantor or any Restricted Subsidiary and/or direct or indirect joint venture of the Borrower (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04; provided, that notwithstanding the foregoing, the Borrower shall not be permitted to Dispose its assets pursuant to this Section 8.03(b)(x)(i) unless such Disposition would be permitted pursuant to the proviso in clause (c) below;

(c) any Investment by the Borrower and its Restricted Subsidiaries permitted by Section 8.06 may be structured as a merger, consolidation or amalgamation provided that (i) the Lien on and security interest in such property granted or to be granted in favor of Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 7.08 and 7.10, (ii) in the case of any merger or involving the Borrower, (x) the surviving person shall expressly assume the obligations of the Borrower under the Loan Documents pursuant to a supplement in form reasonably acceptable to the Administrative Agent (including with respect to satisfaction of customary Patriot Act requirements), (y) each other Loan Party shall have confirmed its Guarantee of such surviving Person’s Obligations hereunder and the Liens that secure such Guarantee and (z) Holdings shall have delivered to Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document preserves with respect to Borrower the enforceability of this Agreement, the Guarantee and the Security Documents and the perfection of the Liens under the Security Documents (subject to customary assumptions, qualifications and exceptions); provided that, in the case of this clause (ii), (A) such merger or consolidation shall not result in the Borrower (or the successor to such Borrower as a result of such merger or consolidation) ceasing to be a domestic wholly-owned Subsidiary of Holdings and (B) the Organizational Documents of the surviving person shall be substantially similar to those of such Borrower as in effect prior to such merger or consolidation with such changes as are not adverse in any material respect to the interests of the Lenders and (iii) if a Restricted Subsidiary that is not a Loan Party is a party to such merger, consolidation or amalgamation (and the Borrower is not a party thereto), a Restricted Subsidiary shall be the continuing or surviving Person thereof;

(d) any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Borrower and is not adverse to the Lenders in any material respect; provided that (i) if a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or another Subsidiary Guarantor, (ii) if a Restricted Subsidiary that is not a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or a Restricted Subsidiary of the Borrower and (iii) in the case of a liquidation or dissolution of a Subsidiary Guarantor, no Event of Default shall have occurred and be continuing at such time;

(e) any merger, dissolution or liquidation not involving the Borrower or Holdings may be effected for the purposes of effecting a Disposition permitted by Section 8.04;

(f) in connection with a Permitted Acquisition, any Loan Party or any Restricted Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that in the case of any such merger or consolidation to which any Loan Party is a party, such Loan Party is the surviving Person unless such merger or consolidation would otherwise be permitted pursuant to clause (a) above;

(g) the merger or consolidation of Holdings or any of its Restricted Subsidiaries for the sole purpose, and with the sole material effect, of changing its state of organization within the United States (or, in the case of a Foreign Subsidiary, outside the United States if such entity’s jurisdiction was outside the United States); provided, however, that (i) in the case of any merger or consolidation involving the Borrower or a Subsidiary Guarantor, the Borrower or a Subsidiary Guarantor shall be the surviving Person and (ii) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation; and

(h) any Foreign Subsidiary or Immaterial Subsidiary that is not a Loan Party may merge into any joint venture, Foreign Subsidiary or Immaterial Subsidiary that is not a Loan Party.

Section 8.04 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Holdings, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except:

(a) the Disposition of obsolete, surplus, uneconomical, worn out or damaged property in the ordinary course of business and Dispositions in the ordinary course of business of property or, in the reasonable business judgment of a Loan Party, no longer used in the conduct of the business of the Borrower and the other Restricted Subsidiaries (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned);

(b) the Disposition of inventory in the ordinary course of business;

(c) Dispositions permitted under Section 8.03;

(d) the sale or issuance of common Capital Stock of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower (provided that in the case of such issuance of common Capital Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, Capital Stock of such Restricted Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Loan Parties), and the sale or issuance of the Borrower’s common Capital Stock to Holdings;

(e) the use, sale, exchange or other disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the exclusive or non exclusive licensing or sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business (including non-royalty based licenses and perpetual licenses);

(g) Dispositions which are required by court order or regulatory decree or otherwise required or compelled by regulatory authorities;

(h) licenses, sublicenses, space leases, leases or subleases with respect to any real or personal property or assets granted to third Persons in the ordinary course of business; provided that either (i) the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or materially detract from the use or value of the relative assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) such transaction is at arm’s length;

(i) Dispositions to, between or among the Borrower and any Subsidiary Guarantors and Dispositions by Holdings to the Borrower or any Subsidiary Guarantor;

(j) Dispositions (x) between or among any Restricted Subsidiary that is not a Subsidiary Guarantor or Borrower and any other Restricted Subsidiary or joint venture that is not a Subsidiary Guarantor or Borrower, (y) by a Restricted Subsidiary that is not a Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or Borrower, or (z) by any Loan Party to a Subsidiary and/or joint venture that is not a Loan Party so long as, in the case of the foregoing clause (z), no Event of Default shall have occurred and be continuing or otherwise result therefrom and, to the extent that the proceeds of such Disposition or series of related Dispositions exceeds 10% of the Borrowing Base in effect at such time, Borrower shall deliver to Administrative Agent an updated Borrowing Base Certificate after giving effect to such Disposition or series of related Dispositions, substantially concurrently with such Disposition or series of related Dispositions;

(k) the compromise, settlement or write off of accounts receivable or sale of overdue accounts receivable for collection (i) in the ordinary course of business or (ii) acquired in connection with a Permitted Acquisition consistent with prudent business practice;

(l) Dispositions constituting (i) Investments permitted under Section 8.06 (including Section 8.06(d)), (ii) Restricted Payments permitted under Section 8.05, and (iii) Liens permitted under Section 8.02;

(m) (i) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset or (ii) a Disposition consisting of or subsequent to a total loss or constructive total loss of property;

(n) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(o) the unwinding of any Swap Agreement;

(p) Dispositions of Investments in joint ventures to the extent required by, or pursuant to, customary buy/sell arrangements between the applicable joint venture party as set forth in the joint venture arrangements or similar binding agreements among such joint venture party;

(q) Dispositions of other property; provided that (A) no Event of Default shall have occurred and be continuing or would otherwise result therefrom, (B) such Disposition or series of related Dispositions pursuant to this clause (q) shall not constitute a Disposition of (i) all or substantially all of the assets of Holdings and its Restricted Subsidiaries or (ii) any portion of the ABL Priority Collateral, (C) the Net Cash Proceeds of such Disposition shall be applied in accordance with the terms of the First Lien Credit Agreement and the ABL/Term Loan Intercreditor Agreement, (D) with respect to any single Disposition or a series of related Dispositions for an aggregate consideration in excess of the greater of $15,000,000 and 10% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period, not less than 75% of the consideration payable to the Borrower and its Restricted Subsidiaries in connection with such Disposition is in the form of cash or Cash Equivalents; provided that, for the purposes of this subclause (D), the following shall be deemed to be cash: (x) any liabilities that are not Indebtedness (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations under the Loan Documents, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the consummation of the applicable Disposition; and (z) any Designated Non Cash Consideration in respect of such Disposition having an aggregate fair market value, taken together with the Designated Non Cash Consideration in respect of all other Dispositions, not in excess of $50,000,000 (with the fair market value of each item of Designated Non Cash Consideration being measured as of the time received), (E) the consideration payable to the Borrower and its Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such property (as determined by the Borrower in good faith) and (F) concurrently with the consummation of such Disposition, an Authorized Officer of the Borrower shall deliver to the Administrative Agent a certificate executed by such Authorized Officer certifying as to the accuracy of the foregoing conditions;

(r) any exchange of property of the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of property by the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) for property (other than Capital Stock or other Investments) of another person; provided that (a) such property is useful to the business of the Borrower or such Restricted Subsidiary, (b) the Borrower or such Restricted Subsidiary shall receive reasonably equivalent or greater market value for such property (as reasonably determined by the Borrower in good faith) and (c) such property will be received by the Borrower or such Restricted Subsidiary substantially concurrently with its delivery of property to be exchanged;

(s) the Disposition of the assets or Capital Stock of any Unrestricted Subsidiary;

(t) sales or dispositions constituting Non-Core Asset Sales of assets acquired in connection with an Investment permitted hereunder (including any acquisition consummated prior to the Closing Date);

(u) as long as no Event of Default under Section 10.01(a) or (f) then exists or would immediately arise therefrom, (i) Dispositions of non-core Real Property that is (A) with respect to Real Property owned as of the Closing Date, not currently used in the operations of the business or (B) with respect to Real Property acquired in connection with a Permitted Acquisition, the continued ownership of which the Borrower has determined in its good faith business judgment would not be commercially reasonable to retain, including leasing or subleasing transactions, Sale Leaseback Transactions, Synthetic Lease Obligation transactions and other similar transactions involving any such Real Property pursuant to leases on market terms, and, (ii) in any event, Dispositions constituting Sale Leaseback Transactions not otherwise prohibited hereunder;

(v) cancellations or Dispositions of any Indebtedness owed (i) to a Loan Party by another Loan Party, (ii) to any other Subsidiary and/or joint venture that is not a Loan Party by any other Restricted Subsidiary and/or joint venture that is not a Loan Party or (iii) to a Subsidiary that is not a Loan Party by a Loan Party; provided that after giving effect to such Disposition, such Indebtedness would otherwise be permitted under Section 8.01;

(w) Disposition of property with respect to an insurance claim from damage to such property where the insurance company provides a Loan Party or its Restricted Subsidiary the value of such property (minus any deductibles and fees) in cash or with replacement property in exchange for such property;

(x) Dispositions of property no longer used in the business of the Loan Parties (as determined in the good faith business judgment of such Loan Party) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds (to the extent needed to do so) of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(y) any grant of an option to purchase, lease or acquire property, so long as the Disposition resulting from the exercise of such option would otherwise be permitted hereunder;

(z) Dispositions of Intellectual Property that is not required to be preserved or renewed pursuant to Section 7.05(a)(ii);

(aa) Dispositions in connection with the settlement of claims or disputes and the settlement, release or surrender of tort or other litigation claims; and

(bb) other Dispositions in an amount not to exceed the greater of $37,500,000 and 25% of Consolidated EBITDA on a Pro Form Basis for the most recently completed Measurement Period; provided, that if such Disposition includes ABL Priority Collateral with a fair market value in excess of $12,500,000, Borrower shall deliver to Administrative Agent an updated Borrowing Base Certificate after giving effect to such Disposition, substantially concurrently with such Disposition.

Section 8.05 Restricted Payments. Declare or pay any dividend or distribution on any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or pay any management or similar fees to the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of Holdings or its Restricted Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of Holdings or its Restricted Subsidiaries (collectively, “Restricted Payments”), except that:

(a) any Wholly Owned Subsidiary (which is a Restricted Subsidiary) of the Borrower may make Restricted Payments (other than issuances of Disqualified Capital Stock) to Holdings, the Borrower or any other Restricted Subsidiary and any non Wholly Owned Subsidiary (other than an Unrestricted Subsidiary) may make Restricted Payments (other than issuances of Disqualified Capital Stock) ratably to the holders of such non Wholly Owned Subsidiary’s Capital Stock;

(b) so long as, in each case, the Payment Conditions are satisfied with respect to any payment under this clause (b), the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such cash Restricted Payment;

(c) cashless exercises of options and warrants shall be permitted;

(d) the Borrower may make cash Restricted Payments to Holdings to permit Holdings to make, and Holdings may make Restricted Payments or make distributions to any Parent Company thereof to permit such Parent Company, and the subsequent use of such payments by such Parent Company, to repurchase, redeem or otherwise acquire for value Qualified Capital Stock of Holdings or such Parent Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or its Restricted Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that (x) the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the greater of $30,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period (with any unused amounts in any such fiscal year being carried over to the next succeeding fiscal year (with any unused amounts so carried over being further carried over to the next succeeding fiscal year if they are not used in such preceding fiscal year)) and (y) the only consideration paid by Holdings in respect of such redemptions or purchase shall be cash; provided, further, that such amount in any fiscal year may be increased by any amount not to exceed, without duplication, (x) the aggregate amount of loans made by Holdings and any of its Restricted Subsidiaries pursuant to Section 8.06(h) that are repaid in connection with such purchase, redemption or other acquisition of such Capital Stock of such direct parent, plus (y) the amount of any Net Cash Proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Qualified Capital Stock of Holdings (or such direct parent) to officers, directors or employees of Holdings or its Restricted Subsidiaries that have not been used to make any such repurchases, redemptions or payments under this clause (d), plus (z) the net cash proceeds of any “key man” life insurance policies of Holdings or its Restricted Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (d).

(e) (i) Holdings and its Restricted Subsidiaries may pay transaction fees to the Sponsor and its Affiliates and its designees in an amount not to exceed the greater of $7,500,000 and 5% of Consolidated EBITDA tested on a Pro Forma Basis for the most recently completed Measurement Period, or the Borrower may pay cash dividends to Holdings to permit Holdings to pay, and Holdings may pay, cash dividends to the Sponsor or any of its Affiliates in lieu of the payment of such fee and (ii) the Borrower may reimburse and indemnify the Sponsor or any of its Affiliates for the out -of -pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with the Transaction or any Permitted Acquisition, Investment permitted hereunder or any debt or equity issuance by Holdings or any of its Restricted Subsidiaries (whether or not successful) and (iii) Holdings and its Restricted Subsidiaries may pay the out of pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with its provision of management, consulting, advisory and similar services to Holdings and its Restricted Subsidiaries; provided that, (x) in the case of clause (i) of this clause (e), no Event of Default pursuant to Section 10.01(a) or (f) shall have occurred and be continuing or would otherwise result therefrom and (y) in the case of clause (i) of this clause (e), the aggregate amount of such fees shall not exceed the amounts set forth in the Advisory Agreement as in effect on the date hereof;

(f) Restricted Payments constituting cash dividends of Holdings may be made pursuant to this Section 8.05 within 60 days after date of declaration of any such Restricted Payment if such Restricted Payment was permitted on the date of declaration thereof (irrespective of whether a Default or an Event of Default exists, so long as no Event of Default was occurring and continuing on the date of such declaration);

(g) the Borrower and its Subsidiaries may make Restricted Payments to, or make loans to, Holdings in amounts required for Holdings to pay (and Holdings may pay Restricted Payments, or make loans, in respect of amounts relating to any Parent Company to pay), in each case, without duplication:

(i) pay franchise or similar Taxes and expenses required to maintain Holdings’ or any Parent Company’s corporate or other entity existence;

(ii) salary, bonus and other benefits payable to officers and employees of Holdings or any Parent Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(iii) (A) general corporate operating and overhead costs and expenses of Holdings or any Parent Company (including, without limitation, expenses for legal, administrative and accounting services provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (B) Public Company Costs; and

(iv) other Taxes incurred by Holdings or any Parent Company (or Affiliates or equity holders of the foregoing) in connection with prepayments made pursuant to foreign asset dispositions;

(h) [reserved];

(i) the Loan Parties and their Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in Capital Stock (other than Disqualified Capital Stock);

(j) the Borrower may make Restricted Payments the proceeds of which are applied to the purchase or other acquisition by Holdings or an Affiliate of Holdings that is not a Restricted Subsidiary of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Capital Stock in a Person; provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a Permitted Acquisition (after giving effect to clause (B) of the further proviso below) permitted to be made pursuant to Section 8.06(e); provided further that (A) such Restricted Payment shall be made concurrently with the consummation of such purchase or other acquisition and (B) Holdings or such Affiliate of Holdings shall, contemporaneously with the consummation thereof, cause (1) all property acquired (whether assets or Capital Stock) and any liabilities assumed to be contributed to the Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 8.04) into the Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition;

(k) the Borrower may pay cash dividends to Holdings to permit Holdings to pay, and Holdings may pay, (i) cash in lieu of fractional shares in connection with any dividend, split or combination of the Capital Stock of Holdings and (ii) cash in lieu of fractional shares in connection with any conversion request by a holder of convertible Indebtedness to the extent such conversion is permitted under this Agreement;

(l) the Borrower may make cash Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to its equity holders in an aggregate amount not to exceed 7.0% per annum of the Net Cash Proceeds received by Holdings from its Qualified Public Offering plus 7.00% of Market Capitalization; provided, that no Event of Default pursuant to Section 10.01(a) or (f) is continuing or would result therefrom;

(m) so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, additional Restricted Payments the aggregate amount of which shall not at any time exceed the greater of $28,750,000 and 25% of Consolidated EBITDA tested on a Pro Forma Basis for the most recently completed Measurement Period minus the amount which Borrower may, from time to time, elect to be re-allocated to the making of Investments pursuant to Section 8.06(w) or restricted debt payments pursuant to Section 8.07(d)(ii);

(n) the Loan Parties and each Restricted Subsidiary may make Restricted Payments to Holdings or any Subsidiary thereof for payments to satisfy their obligations to pay taxes and other required amounts pursuant to any tax sharing agreements among the Loan Parties and their Subsidiaries or in respect of their joint ventures to the extent such taxes and required amounts are attributable to the ownership or operations of the Loan Parties and their Subsidiaries or their joint ventures; provided that such taxes and amounts shall be determined by reference to applicable tax laws and on an arm’s length basis;

(o) the Borrower may make Restricted Payments to Holdings (and Holdings may pay to any Parent Company) to permit Holdings (or any Parent Company) to pay for any taxable period for which Holdings, the Borrower or any Subsidiaries of Holdings are members of a consolidated, combined or similar income tax group for federal and/or applicable state or local income Tax purposes or are entities treated as disregarded from any such members for U.S. federal income Tax purposes (a “Tax Group”) of which Holdings (or any Parent Company) is the common parent, any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Holdings (or such Parent Company) for such taxable period; provided that the amount of such Restricted Payments for any taxable period shall not exceed the amount of such Taxes that the Borrower and its Subsidiaries would have paid had the Borrower and such Subsidiaries been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group); provided, further, that distributions or payments with respect to any Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purpose of paying such consolidated, combined or similar income Taxes;

(p) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings, the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and Cash Equivalents); and

(q) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) and the declaration and payment of dividends to Holdings or any direct or indirect parent of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) of Holdings or any direct or indirect parent of Holdings issued after the Closing Date; provided that (A) the Borrower is in compliance on a Pro Forma Basis with Section 8.13 whether or not then being tested and (B) the aggregate amount of dividends declared and paid pursuant to this clause (q) does not exceed the net cash proceeds actually received by the Borrower from the sale (or the contribution of the net cash proceeds from the sale) of such Designated Preferred Stock.

Section 8.06 Investments. Make any Investments, except:

(a) accounts receivable or notes receivable arising from extensions of trade credit granted in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(b) Investments in cash and Cash Equivalents (or Investments that were Cash Equivalents when made, so long as Holdings and its Restricted Subsidiaries shall use commercially reasonable efforts to convert such Investments to Investments in cash or Cash Equivalents);

(c) loans and advances to employees, officers and directors of Holdings and its Restricted Subsidiaries (i) in the ordinary course of business for business related travel expenses, moving expenses and other similar expenses and (ii) in the ordinary course of business in an aggregate amount for Holdings and its Restricted Subsidiaries not to exceed $3,500,000 at any one time outstanding;

(d) (i) Investments by the Borrower and Subsidiary Guarantors in any Restricted Subsidiary that is not a Loan Party and (ii) Investments by the Borrower or any Restricted Subsidiary in a joint venture; provided that, in the case of this clause (ii), at the time of any such Investment, the aggregate amount of such Investment plus the aggregate amount of all other Investments pursuant to this clause (d)(ii) shall not exceed the greater of $65,000,000 and 45% of Consolidated EBITDA tested on a Pro Forma Basis for the most recently completed Measurement Period plus amounts invested pursuant to this clause (d)(ii) the proceeds of which are solely used to make an Acquisition otherwise permitted hereunder;

(e) (i) Permitted Acquisitions and (ii) earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(f) (i) Investments in the Borrower or any Person that is a Subsidiary Guarantor or any newly created Restricted Subsidiary which becomes a Subsidiary Guarantor at the time of such Investment, (ii) Investments by any Loan Party and its Restricted Subsidiaries in their respective Subsidiaries and/or joint ventures outstanding on the Closing Date, (iii) additional Investments by any Loan Party and its Restricted Subsidiaries in Loan Parties (other than Holdings) and (iv) additional Investments by Subsidiaries of the Loan Parties that are not Subsidiary Guarantors in any Loan Party or any Restricted Subsidiary and/or joint ventures that are not Subsidiary Guarantors;

(g) Investments by any Restricted Subsidiaries that are Non Guarantor Subsidiaries or Foreign Subsidiaries in any other Restricted Subsidiaries that are Non Guarantor Subsidiaries or Foreign Subsidiaries;

(h) (i) loans and advances to employees, officers and directors of Holdings and any of its Restricted Subsidiaries to the extent used to acquire Qualified Capital Stock of Holdings and to the extent such transactions are cashless and (ii) advances of payroll payments to employees in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of prepaid expenses and endorsements of negotiable instruments for collection or deposit;

(j) Investments (including debt obligations and Capital Stock) received in settlement of amounts due to the Borrower and its Restricted Subsidiaries effected in the ordinary course of business or owing to the Borrower and its Restricted Subsidiaries as a result of insolvency or reorganization proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower and its Restricted Subsidiaries or disputes with customers and suppliers;

(k) Investments in existence on the Closing Date and described in Schedule 8.06(k) and any modification, renewal, extension or reinvestment thereof, but not any increase in the amount thereof unless otherwise permitted hereunder;

(l) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or its Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(m) Investments paid for with consideration which consists solely of Capital Stock of Holdings or any Parent Company (other than Disqualified Capital Stock);

(n) unsecured guarantees by Holdings, Borrower or any other Loan Party of the obligations of the Borrower any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(o) guarantees not prohibited by this Agreement;

(p) Investments resulting from the receipt of non cash consideration received in connection with Dispositions permitted by Section 8.04;

(q) [Reserved];

(r) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(s) Investments in respect of prepaid expenses or lease, utility and other similar deposits in the ordinary course of business;

(t) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in the ordinary course of business;

(u) de minimis Investments made in connection with the incorporation or formation of any newly created Restricted Subsidiary; provided that any amounts in excess of such de minimis amount invested in any such Restricted Subsidiary must be permitted under Section 8.06 other than under this clause (u);

(v) Investments consisting of Swap Agreements permitted under Section 8.01(j);

(w) other Investments by the Borrower and its Restricted Subsidiaries; provided that, at the time of any such Investment, the aggregate amount of such Investment outstanding plus the aggregate amount of all other Investments outstanding pursuant to this clause (w) (determined without regard to write -downs or write -offs thereof and, in the case of Investments in the form of non-cash assets, taking the fair market value of such assets at the time of such Investment) shall not exceed the sum of (i) the greater of $52,000,000 and 45% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period plus (ii) the aggregate total of all other amounts available as a Restricted Payment under Section 8.05(m) and amounts available for restricted debt payments under Section 8.07(d)(ii), which the Borrower may, from time to time, elect to re-allocate to the making of Investments pursuant to this Section 8.06(w);

(x) Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment (in the same form of such initial Investment) being invested in one or more Loan Parties (other than Investment in the Capital Stock of such Loan Party);

(y) any Investments in a Restricted Subsidiary that is not a Loan Party or in a joint venture that is not a Restricted Subsidiary or Unrestricted Subsidiary, in each case to the extent such Investment is substantially contemporaneously returned in the same form as such original Investment pursuant to a dividend or other distribution from such Restricted Subsidiary or joint venture;

(z) Investments constituting Restricted Payments permitted pursuant to Sections 8.05(g) and (i);

(aa) Investments in the form of loans or advances to any Restricted Subsidiary of a Loan Party to the extent such loan or advance is otherwise permitted hereunder and does not exceed cash returned to the Loan Parties (through repatriation or otherwise) at the time such loan or advance is made so long as any promissory note received by a non Loan Party in connection therewith is subordinated on terms acceptable to the Administrative Agent in its reasonable discretion (it being agreed that the terms of the Intercompany Note shall be acceptable);

(bb) Investments consisting of the conversion of any licensing agreement into a joint venture;

(cc) to the extent constituting an Investment, acquisitions of inventory in the ordinary course of business;

(dd) Investments consisting of re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Collateral Agent in the Collateral, taken as a whole, is not impaired except to a de minimis extent;

(ee) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business;

(ff) acquisitions of First Lien Term Loans by Holdings or any of its Restricted Subsidiaries pursuant to the First Lien Credit Agreement;

(gg) Investments constituting or contemplated by the Transaction; and

(hh) so long as, in each case, the Payment Conditions are satisfied with respect to any payment under this clause (hh), the Borrower and its Restricted Subsidiaries may make additional Investments.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 8.06 (other than Section 8.06(e)(i)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 8.06(e)(i).

Section 8.07 Payments and Modifications of Certain Debt Instruments; Modification to Organizational Documents.

(a) Make any optional prepayment, repayment or redemption with respect to any Material Indebtedness permitted by Section 8.01 that is subordinated in right of payment to the Obligations, except (i) the conversion or exchange of any such Indebtedness to Capital Stock (other than Disqualified Capital Stock) of Holdings or any Parent Company or to the extent made with the concurrent use of proceeds from the issuance of Qualified Capital Stock of Holdings after the Closing Date or contributions to the equity capital of Holdings (other than, in each case, any Curative Equity), (ii) repayment of intercompany Indebtedness permitted to be Incurred under Section 8.01(f) or cancellation of intercompany Indebtedness permitted to be cancelled under Section 8.04, so long as no Event of Default pursuant to Section 10.01(a) or (f) has occurred and is continuing or would result therefrom, or (iii) in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto; provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 8.01.

(b) RESERVED.

(c) RESERVED

(d) Notwithstanding anything to the contrary herein, optional or mandatory prepayments, repayments or redemptions otherwise prohibited under Section 8.07(a) shall be permitted (i) in an unlimited amount so long as the Payment Conditions are satisfied in respect thereto and (ii) so long as no Event of Default pursuant to Section 10.01(a) or (f) shall have occurred and be continuing, in an amount not to exceed the sum of (I) the greater of $65,000,000 and 45% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period plus (II) the aggregate total of all other amounts available as a dividend under Section 8.05(m) which the Parent Borrower may, from time to time, elect to reallocate to the making of restricted debt payments pursuant to this Section 8.07(d)(ii), minus (III) the amount which Parent Borrower may, from time to time, elect to be re-allocated to the making of Investments pursuant to Section 8.06(w).

(e) RESERVED.

(f) Amend, modify or change any Organizational Documents of Holdings or any of its Restricted Subsidiaries, unless such amendment, modification, change or other action contemplated by this clause (f) could not reasonably be expected to be materially adverse to the interests of the Lenders in their capacities as such.

Section 8.08 Transactions with Affiliates. Enter into or permit to exist any transaction or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate of any Loan Party (each an “Affiliate Transaction”), except: (a) transactions between or among Holdings and its Restricted Subsidiaries, (b) transactions that are on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s length transaction from unrelated third parties that are not Affiliates, (c) any Restricted Payment permitted by Section 8.05, (d) fees and compensation (including severance), benefits and incentive arrangements (including pursuant to stock option and other employee benefit plans) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business, (e) the issuance or sale of any Capital Stock of Holdings (and the exercise of any options, warrants or other rights to acquire Capital Stock of Holdings) or any contribution to the capital of Holdings, (f) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions to the extent permitted under Section 8.05(e), (g) transactions pursuant to the Advisory Agreement or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 8.06, (i) transactions between the Borrower and any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director or officer of such Person is also a director or officer of Holdings (or any Parent Company), the Borrower or any Restricted Subsidiary, (j) the issuance of Capital Stock by Holdings to the Sponsor or any of its Affiliates (other than to any Subsidiary of Holdings) or any Parent Company, or to any director, officer, employee or consultant thereof, (k) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (l) transactions otherwise permitted hereunder, (m) intellectual property licensing arrangements otherwise permitted hereunder, (n) payments to satisfy their obligations to pay Taxes and other required amounts pursuant to any Tax sharing agreements among the Loan Parties and their Subsidiaries to the extent such Taxes and other required amounts are attributable to the ownership or operations of the Loan Parties and their Subsidiaries, provided that such Taxes and amounts shall be determined by reference to applicable Tax laws and on an arm’s length basis, (o) transactions between or among Holdings or its Restricted Subsidiaries, on the one hand, and Unrestricted Subsidiaries, on the other hand, where Holdings or the Restricted Subsidiary is receiving the more favorable terms; (p) royalty free licenses of any of the Loan Parties’ or their Restricted Subsidiaries’ trademarks, trade names and business systems by the Loan Parties to Subsidiaries that are not Loan Parties in the ordinary course of business; (q) arrangements of the type or nature set forth on Schedule 8.08 so long as consistent with the business practices of the Borrower and its Subsidiaries as in place on the Closing Date and (r) (x) transactions pursuant to provisions of the Loan Documents with the Sponsor and its Affiliates (including Affiliated Investment Funds) (in each case, in their respective capacities as Lenders) and (y) transactions pursuant to provisions of the First Lien Term Loan Documents with the Sponsor and its Affiliates (including Affiliated Investment Funds) (in each case, in their respective capacities as lenders thereunder).

Section 8.09 [Reserved].

Section 8.10 Changes in Fiscal Periods.

Without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), permit the fiscal year of Holdings to end on a day other than December 31st.

Section 8.11 Negative Pledge Clauses.

(a) Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower, or any Restricted Subsidiary to incur any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to the extent required thereby to which it is a party other than (a) this Agreement and the other Loan Documents, any document related to any Permitted Incremental Equivalent Debt, any First Lien Term Loan Document or any document related to a Permitted Refinancing of any of the foregoing, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement (including with respect to Indebtedness) in effect at the time any Person becomes a Restricted Subsidiary of the Borrower; provided, that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the Borrower (or the assets of a Restricted Subsidiary of the Borrower) pending such sale; provided, such restrictions and conditions apply only to the Restricted Subsidiary of the Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder, (f) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of any Restricted Subsidiaries that are Foreign Subsidiaries or Non Guarantor Subsidiaries permitted under Section 8.01; provided that such Indebtedness is only with respect to the assets of any Restricted Subsidiaries that are Foreign Subsidiaries or Non Guarantor Subsidiaries, (g) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Restricted Subsidiaries, (i) customary restrictions and conditions contained in agreements relating to the Disposition of property or assets or Capital Stock permitted hereunder by a Loan Party or a Restricted Subsidiary of a Loan Party pending such Disposition, provided such restrictions and conditions apply only to the property or assets of the Loan Party or the Restricted Subsidiary of a Loan Party that are to be Disposed and such Disposition is permitted hereunder, (j) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (k) Indebtedness permitted under Sections 8.01(w) and (aa), (l) any negative pledge incurred or provided in favor of any holder of any secured Indebtedness permitted hereunder, (m) customary anti assignment provisions in licenses and other contracts restricting the sublicensing or assignment thereof or in contracts for the Disposition of any assets or any Subsidiary of a Loan Party, provided that the restrictions in any such contract shall apply only to the assets or Subsidiary of a Loan Party that is to be Disposed of, (n) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease, (o) any encumbrance or restriction contained in any agreement of a Person acquired in an Investment permitted hereunder, which encumbrance or restriction was in existence at the time of such Investment (but not created in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (p) pursuant to Contractual Obligations that (y) exist on the Closing Date and (z) to the extent Contractual Obligations permitted by clause (z) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing thereof so long as such Permitted Refinancing does not expand the scope of such Contractual Obligation, (q) pursuant to Indebtedness of any Restricted Subsidiary of Holdings that is not a Loan Party that is permitted by Section 8.01, (r) restrictions in connection with cash or other deposits permitted under Section 8.02, and (s) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 8.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any other Loan Party than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

(b) Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Significant Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Significant Restricted Subsidiary held by, or repay or prepay any Indebtedness owed to, the Borrower or any other Significant Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Significant Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Significant Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Significant Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Significant Restricted Subsidiary so long as such sale is permitted hereunder, (iii) customary restrictions on the assignment of leases, contracts and licenses entered into in the ordinary course of business, (iv) any agreement in effect at the time any Person becomes a Significant Restricted Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Significant Restricted Subsidiary of the Borrower, (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (vi) agreements governing Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) and any amendments, modifications, restatements, renewals, increases, supplements, refundings or Permitted Refinancings of those agreements, (vii) Liens permitted by Section 8.02 that limit the right of the Borrower or any of its Significant Restricted Subsidiaries to dispose of the assets subject to such Liens, (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Capital Stock and other similar agreements entered into in connection with transactions permitted under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements, (ix) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Significant Restricted Subsidiaries as in effect at the date of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any

Person, other than the Person, or the properties or assets of such Person, so acquired, (x) restrictions under agreements evidencing or governing Indebtedness of any Significant Restricted Subsidiaries that are Foreign Subsidiaries or Non Guarantor Subsidiaries permitted under Section 8.01; provided that such restrictions are only with respect to assets of any Significant Restricted Subsidiaries that are Foreign Subsidiaries or Non Guarantor Subsidiaries, (xi) restrictions under agreements evidencing or governing Indebtedness permitted under Section 8.01(b), (c), (e), (g), (q) or (v) or Permitted Incremental Equivalent Debt, (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Significant Restricted Subsidiaries, (xiii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or its Capital Stock, and (xiv) any restrictions regarding licenses or sublicenses by the Borrower and the other Significant Restricted Subsidiaries of trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other Intellectual Property rights (in which case such restriction shall relate only to such right to Intellectual Property pursuant to such license or sublicense).

Section 8.12 Lines of Business. With respect to the Borrower and each of its Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, except (a) for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related, similar, ancillary, complementary or incidental thereto or reasonable extensions thereof and (b) with respect to Holdings, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Capital Stock in the Borrower and other Subsidiaries, (ii) maintaining its corporate or other entity existence, (iii) participating in Tax, accounting and other administrative activities as the parent of the consolidated group of companies consisting of the Borrower and its Restricted Subsidiaries, (iv) the performance of obligations under the Loan Documents, the First Lien Term Loan Documents to which it is a party, the Advisory Agreement, or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder, (v) making and receiving Restricted Payments, (vi) establishing and maintaining bank accounts, (vii) entering into employment agreements and other customary arrangements with officers and directors and performing the activities contemplated thereby, (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock, (ix) the providing of indemnification to officers, managers and directors, (x) taking any other action expressly permitted to be undertaken by Holdings under the Loan Documents, the First Lien Term Loan Documents, or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder, (xi) purchasing Qualified Capital Stock of its Subsidiaries, (xii) the making of loans to officers, directors and employees in exchange for its Qualified Capital Stock purchased by such officers, directors and employees pursuant to Section 8.06(h)(i) and the acceptance of notes relating thereto and (xiii) any activities incidental to the foregoing.

Section 8.13 Financial Covenant. Upon the occurrence and during the continuance of a Covenant Period, permit the Fixed Charge Coverage Ratio when measured on a quarter-end basis as of the end of: (i) the last fiscal quarter immediately preceding the occurrence of such Covenant Period for which financial statements have most recently been (or were required to be) delivered pursuant to this Agreement, and (ii) each fiscal quarter for which financial statements are (or were required to be) delivered pursuant to this Agreement during such Covenant Period, in each case, to be less than 1.00:1.00 for the 4 quarter period ending as of such fiscal quarter-end.

ARTICLE IX

GUARANTEE

Section 9.01 The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrower, and (ii) the Notes held by each Lender of the Borrower and (2) all other Obligations from time to time owing to the Secured Parties by the Loan Parties (such obligations being herein called the “Guaranteed Obligations”; provided, that Guaranteed Obligations shall exclude all Excluded Swap Obligations). Each Guarantor hereby jointly and severally agrees that, if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.02 Obligations Unconditional. The obligations of the Guarantors under Section 9.01, respectively, shall constitute a guarantee of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of any Lender or the Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 9.08, or otherwise.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under this Article IX (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.03 Reinstatement. The obligations of the Guarantors under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.04 No Subrogation. Each Guarantor hereby agrees that until the Termination Date it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 9.05 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Article X provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

Section 9.06 Continuing Guarantee. The Guarantee made by the Guarantors in this Article IX is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.07 General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding and would not constitute fraudulent conveyance.

The Guarantors confirm that it is the intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to the obligations set forth herein.

Section 9.08 Release of Subsidiary Guarantors and Pledges.

(a) A Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that (i) it shall become an Excluded Subsidiary (for the avoidance of doubt, such entity shall not be released from its obligations as a “Borrower” if it becomes a Borrower); provided that no such release shall occur if a Subsidiary Guarantor becomes an Excluded Subsidiary as a result of such Person ceasing to be a Wholly-Owned Subsidiary to the extent the primary purpose (as reasonably determined by the Borrower) of such event or result was to release such Subsidiary Guarantor from its obligations under the Loan Documents or (ii) upon the designation of a Subsidiary Guarantor as an

Immaterial Subsidiary. In addition, each Guarantor shall be automatically released from its obligations hereunder (including the Guaranteed Obligations) on the Termination Date. In connection with any such release of a Guarantor, the Administrative Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

(b) If (x) any voting Capital Stock (or any other instruments treated as equity for U.S. federal income Tax purposes that has voting power) issued by any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary is redeemed by such Excluded Foreign Subsidiary, (y) the Borrower provides written notice to the Administrative Agent that the Borrower has determined in accordance with clause (i) of the definition of “Excluded Foreign Subsidiary” that a Subsidiary has become an Excluded Foreign Subsidiary described in such clause (i), or (z) the Borrower provides written notice to the Administrative Agent that a Foreign Subsidiary or a FSHCO has ceased to be an Excluded Foreign Subsidiary described in clause (i) of the definition of “Excluded Foreign Subsidiary” and has become an Excluded Foreign Subsidiary described in clause (ii) or (iii) of the definition of Excluded Foreign Subsidiary, then such shares of the relevant issuer shall be automatically and without further action released from the security interests created by this Agreement so that the shares of voting Capital Stock (or any other instruments treated as equity for U.S. federal income Tax purposes that has voting power) of such Subsidiary subject to the security interests created by this Agreement shall not include more than 65% of the total outstanding voting Capital Stock (or any other instruments treated as equity for U.S. federal income Tax purposes that has voting power) of any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary or at any time include any shares of Capital Stock (or any other instruments treated as equity for U.S. federal income Tax purposes that has voting power) of any Excluded Foreign Subsidiary described in clause (ii) or clause (iii) of the definition of Excluded Foreign Subsidiary and any certificates representing such released Capital Stock shall be returned to the applicable grantor.

Section 9.09 Right of Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Subsidiary Guarantor against each other Subsidiary Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Subsidiary Guarantor to be revised and restated as of each date on which a payment is made on the Guaranteed Obligations under this Guarantee. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have made payments in respect of the Guaranteed Obligations that, in the aggregate, exceed such Subsidiary Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Subsidiary Guarantors (such excess, the “Aggregate Excess Amount”), each such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its Contribution Percentage of the aggregate payments made by all Subsidiary Guarantors (the “Aggregate Deficit Amount”) on the date of such payment, in an amount equal to (x) a fraction, the numerator of which is the Aggregate Excess Amount paid by such Subsidiary Guarantor and the denominator of which is the Aggregate Excess Amount paid by all Subsidiary Guarantors, multiplied by (y) the Aggregate Deficit Amount. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder; provided, that no Subsidiary Guarantor may take any action to enforce such right until the Termination Date, it being expressly recognized and agreed by all parties hereto that any Subsidiary Guarantor’s right of contribution arising under this Section 9.09 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guarantee. As used in this Section 9.09: (i) each Subsidiary Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) Adjusted Net Worth (as defined below) of such Subsidiary Guarantor by (y) the aggregate Adjusted Net Worth of all Subsidiary Guarantors; (ii) the “Adjusted Net Worth” of each Subsidiary Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Subsidiary Guarantor and (y) zero; and (iii) the “Net Worth” of each Subsidiary Guarantor shall mean the amount by which the fair saleable value of such Subsidiary Guarantor’s assets on the date of any payment by such Subsidiary Guarantor exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee) on such date. Notwithstanding anything to the contrary contained above, any Subsidiary Guarantor that is released from this Guarantee pursuant to Section 9.08 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 9.09, and at the time of any such release, if the released Subsidiary Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Subsidiary Guarantors shall be recalculated on the respective date of releases (as otherwise provided above) based on the payments made hereunder by the remaining Subsidiary Guarantors.

Section 9.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01 Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or

(b) any representation or warranty made or deemed made by Holdings or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (without duplication of any materiality qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 7.01, Section 7.02(b), Section 7.04(a)(i) (with respect to the Borrower), Section 7.07(a), Section 7.12 or Article VIII; provided that an Event of Default under Section 8.13 is subject to a cure pursuant to Section 10.04; or

(d) any Loan Party shall (i) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 7.02(k) within three (3) Business Days of the date such Borrowing Base Certificate is otherwise required to be delivered pursuant to Section 7.02(k), (ii) fails to deliver the information required to be delivered pursuant to Section 7.02(g) or (h) within three (3) Business Days of the date such information is otherwise required to be delivered pursuant to Section 7.02(g) or (h), as applicable or (iii) default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 10.01), and such default shall continue unremedied for a period of 30 days after the earlier of (x) a Responsible Officer obtains knowledge thereof and (y) the date on which the Administrative Agent or the Required Lenders give written notice thereof to the Borrower; or

(e) Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation in respect of Material Indebtedness, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness (other than the Obligations and Indebtedness under Swap Agreements) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (determined without regard to whether any notice is required) such

Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable or (y) cause (determined without regard to whether any notice is required) Holdings or any of its Restricted Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Material Indebtedness prior to its stated maturity; provided that the foregoing shall not apply to secured Indebtedness that becomes due as a result of (x) the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition or (y) a casualty or condemnation event; provided, further, that (I) this clause (e) shall not apply to the extent there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement, or any similar term in such Swap Agreement) resulting from any Termination Event (as defined in such Swap Agreement, or any similar term in such Swap Agreement) under such Swap Agreement as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as defined in such Swap Agreement, or any similar term in such Swap Agreement) (other than with respect to Termination Events or equivalent events pursuant to the terms of such Swap Agreements that are not the result of any default or breach thereunder by any Loan Party or any Restricted Subsidiary) unless the Swap Termination Value owed by the Loan Party or such Restricted Subsidiary as a result thereof is greater than $25,000,000 and; or

(f) (i) Holdings, the Borrower or any Significant Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Significant Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Significant Restricted Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or Multiemployer Plan, (ii) any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings, the Borrower, any Subsidiary, or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to any Plan, or proceedings by the PBGC shall commence to have a trustee appointed or to terminate a Plan, or a trustee shall be appointed, to administer or to terminate, any Plan, (iv) the administrator of a Plan shall provide a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA) or any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a partial or complete withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) a Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Plan, (vii) a determination has been made that any Plan is, or is expected to be, considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (viii) a Multiemployer Plan is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or Holdings, the Borrower, any Subsidiary or Commonly Controlled Entity has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in Reorganization, is Insolvent or has been determined to be in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA, (ix) the cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA, or (x) any contribution required to be made with respect to a Plan, Multiemployer Plan or Non U.S. Plan has not been timely made; and in each case in clauses (i) through (x) above, such event or condition, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or covered by insurance as to which the relevant reputable and solvent insurance company has been notified of the claim and has not denied coverage in writing) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any material provision of the ABL/Term Loan Intercreditor Agreement, any Security Document or any other Loan Document shall cease, for any reason, to be in full force and effect or any Lien created by any such Security Document or any such Loan Document shall cease to be enforceable and of the same effect and priority purported to be created thereby (subject to any Intercreditor Agreement then in effect) with respect to any material portion of the Collateral, in each case, other than pursuant to the terms hereof or thereof, and except to the extent that any such loss of perfection or priority results solely from (A) the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under any Security Document, or (B) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement (or similar statements or filings in other jurisdictions) was not filed in a timely manner; or

(j) the Guarantee contained in Article IX shall cease, for any reason, to be in full force and effect, other than (x) as provided for in Section 9.08 or (y) pursuant to the terms hereof or thereof; or

(k) [Reserved].

(l) (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any documentation governing Subordinated Indebtedness in excess of $50,000,000 or (ii) the subordination provisions set forth in any documentation governing Subordinated Indebtedness in excess of $50,000,000 shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Subordinated Indebtedness, if applicable, in each case, other than pursuant to the terms hereof or thereof, or any Loan Party or any of their Subsidiaries shall so assert in writing; or

(m) a Change of Control shall occur;

(n) an Event of Default under Section 10.01(c) of the First Lien Credit Agreement shall occur as a result of Borrower’s violation of Section 8.13 of either document; or

(o) if the First Lien Term Obligation are accelerated and become due and payable.

Section 10.02 Action in Event of Default.

(a) Upon any Event of Default specified in Section 10.01(f), the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Administrative Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrower or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower and (b) if any other Event of Default under Section 10.01 occurs, then the Administrative Agent, at the request of the Required Lenders , shall take any or all of the following actions: (i) by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (ii) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with

(x) any obligation of any Revolving Lender to make Revolving Loans, (y) the obligation of the Swingline Lender to make Swingline Loans, and (z) the obligation of Issuing Bank to issue Letters of Credit, (iii) the Administrative Agent, in its capacity as Collateral Agent, may enforce all Liens and security interests created pursuant to the Security Documents, and (iv) the Administrative Agent may enforce any Guarantee. Except as expressly provided above in this Section 10.02, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 10.03 Application of Proceeds.

(a) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Administrative Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Administrative Agent (other than fees or expenses that are for Administrative Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 10.03(d), Section 3.03(d)(ii), and Section 3.03(e), all payments to be made hereunder by Borrower shall be remitted to Administrative Agent and all such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(b) Subject to the ABL/Term Loan Intercreditor Agreement, at any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent shall be applied as follows:

(i) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent under the Loan Documents, until paid in full,

(ii) second, to pay any fees or premiums then due to Administrative Agent under the Loan Documents until paid in full,

(iii) third, to pay interest due in respect of all Protective Advances until paid in full,

(iv) fourth, to pay the principal of all Protective Advances until paid in full,

(v) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(vi) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(vii) seventh, to pay interest accrued in respect of the Swingline Loans until paid in full,

(viii) eighth, to pay the principal of all Swingline Loans until paid in full,

(ix) ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(x) tenth, (a) ratably, to pay the principal of all Revolving Loans until paid in full, (b) to Administrative Agent, to be held by Administrative Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 10.03(b), beginning with tier (A) hereof), and (c) to pay any amounts owing in respect of any Bank Product Obligations up to and including the amount most recently provided to the Administrative Agent by the Bank Product Providers for which Bank Product Reserves have been established,

(xi) eleventh, to pay any amounts owing in respect of Bank Product Obligations to the extent not paid in clause (x) above,

(xii) twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(xiii) thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(xiv) fourteenth, to pay any First Lien Term Obligations in accordance with the ABL/Term Loan Intercreditor Agreement until the Discharge of First Lien Term Obligations shall have occurred and to the extent any proceeds remain thereafter to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(c) Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 3.05(d).

(d) In each instance, so long as no Application Event has occurred and is continuing, Section 10.03(a) shall not apply to any payment made by Borrower to Administrative Agent and specified by Borrower to be for the payment of specific

Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(e) For purposes of Section 10.03(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

In the event of a direct conflict between the priority provisions of this Section 10.03 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 3.02(g) and this Section 10.03, then the provisions of Section 3.02(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 10.03 shall control and govern.

Section 10.04 Right to Cure.

(a) Subject to the limitations set forth in clause (e) below, Borrower may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenant set forth in Section 8.13 (the “Specified Financial Covenants”) if they receive the cash proceeds of an investment of Curative Equity within 15 Business Days after the date on which the Specified Financial Covenants are first required to be tested pursuant to the terms hereof.

(b) Borrower shall promptly notify Administrative Agent of its receipt of any proceeds of Curative Equity.

(c) Any investment of Curative Equity shall be in immediately available funds and, subject to the limitations set forth in clause (e) below, shall be in an amount that is sufficient to cure the Event of Default arising out of a breach of the Specified Financial Covenant.

(d) Upon delivery of a certificate by Borrower to Administrative Agent as to the amount of the proceeds of such Curative Equity and that such amount (i) has been applied in accordance with clause (b) above, and (ii) is in an amount equal to or greater than the amount required by clause (c) above, then any Event of Default that occurred and is continuing from a breach of any of the Specified Financial Covenant shall be deemed cured with no further action required by the Required Lenders. If notice has been delivered to the Administrative Agent of the intent to make an investment of Curative Equity (such notice to be delivered on or prior to the date on which the applicable financial statements are required to be delivered and containing reasonable detail on the terms and conditions of the Curative Equity), then from the last day of the fiscal quarter related to such cure notice until the earlier to occur of the required date for receipt of the Curative Equity and the date on which the Administrative Agent is notified that the Curative Equity will not be made, neither Administrative Agent nor any Lender may exercise any rights or remedies under Section 10.02, provided, that an Event of Default shall be deemed to be continuing and the Lenders (including the Swingline Lender and the Issuing Bank) shall have no obligation to make additional loans or otherwise extend additional credit hereunder during such period. In the event Borrower does not cure all financial covenant violations as provided in this Section 10.04, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(e) Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) Borrower’s rights under this Section 10.04 may (A) be exercised not more than 5 times during the term of this Agreement and (B) in each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure under this Section 10.04 is made, (ii) the Curative Equity contributed in any fiscal quarter shall be no greater than the amount required to cause Borrower to be in compliance with the Specified Financial Covenants as at the end of such fiscal quarter, and (iii) the Curative Equity shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement and there shall be no pro forma reduction in Indebtedness with the proceeds of any Curative Equity for determining compliance with the Specified Financial Covenants or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the quarter in which such Curative Equity is used, unless such proceeds are actually applied to repay the First Lien Term Loans in which case Indebtedness shall be deemed to be reduced in the fiscal quarter following the fiscal quarter for which such Curative Equity was contributed.

ARTICLE XI

ADMINISTRATIVE AGENT

Section 11.01 Authorization and Action.

(a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank, or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the

Issuing Banks and the Administrative Agent (including any claim under Sections 3.12, 3.13, 3.15, 3.17, 11.11 and 12.01) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 11.11). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 11.02 Administrative Agent’s Reliance, Limitation of Liability, Nature of Duties, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 7.07 unless and until written notice thereof stating that it is a “notice under Section 7.07” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Parent Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Parent Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.04, (ii) may rely on the Register to the extent set forth in Section 12.04, (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 11.03 Posting of Communications.

(a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any

Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.04 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 11.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Parent Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Parent Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 3.17(d), and Section 12.01, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document (including, but not limited to, Section 11.11), shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 11.06 Acknowledgement of Lenders and Issuing Bank.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the

Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 11.06(d) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative

Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 11.06(d) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 11.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 12.02 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Bank Products the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Bank Products or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents, the ABL/Term Loan Intercreditor Agreement, and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL/Term Loan Intercreditor Agreement, and any Other Intercreditor Agreement in connection with the incurrence by any Loan Party of Indebtedness pursuant to Section 8.01(c) or Permitted Incremental Equivalent Debt, as applicable, or to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by Section 8.01(b) or (c) or Permitted Incremental Equivalent Debt, as applicable). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and in the case of the ABL/Term Loan Intercreditor Agreement, any Other Intercreditor Agreement or any other Intercreditor Agreement to take all actions (and execute all documents) required or deemed advisable by it in accordance with the terms thereof. Notwithstanding anything contained in this Agreement or any Collateral or Security Documents, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral and Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition. Notwithstanding the provisions of this Section 11.10, the Collateral Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

(d) Any Lien granted to or held by the Collateral Agent upon any Collateral shall be automatically released (i) upon the occurrence of the Termination Date, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.04, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. The Lenders hereby authorize the Administrative Agent to, and the Administrative Agent shall direct the Collateral Agent to, take any action reasonably requested by the Borrower to evidence such release. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(e) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders arising from such acts, if any, and shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 11.08 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.12 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 11.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents,

(ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.10 Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 11.11 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE XII

MISCELLANEOUS

Section 12.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) pay within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request, all reasonable and documented or invoiced out of pocket costs and expenses (a) of the Administrative Agent (limited in the case of legal fees to the reasonable and documented or invoiced fees, disbursements and other charges of one primary outside counsel and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction of to the Administrative Agent, Lead Arranger and Lenders, taken as a whole, and in the case of any other advisor or consultant, solely to the extent that the Borrower has consented to the retention of such person) in connection with the preparation, execution, delivery and administration of this

Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, modification, waiver or consent relating hereto or thereto, and (b) of the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with any (x) waiver of an Event of Default that has occurred and is continuing, (y) enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or (z) refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or pursuant to any insolvency or bankruptcy proceedings (limited in the case of legal fees, in the case of each of clauses (x), (y) and (z) above, to the reasonable and documented or invoiced out of pocket costs and expenses of one primary counsel for the Administrative Agent, Lead Arranger, the Lenders and their respective Affiliates (taken as a whole), and one firm of local counsel in each appropriate jurisdiction (and in the event of any actual or perceived conflict of interest one additional primary counsel for such affected parties taken as a whole)); and (ii) indemnify the Administrative Agent, Lead Arranger, each Lender and their Affiliates, and each of their respective officers, directors, employees, partners, advisors, representatives, agents, affiliates, controlling persons, trustees and investment advisors and each of their respective successors and assigns (each, an “Indemnified Person”) and hold each of them harmless from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (limited in the case of legal fees to the reasonable and documented or invoiced fees and expenses of one counsel for all Indemnified Persons and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)); provided that in the case of an actual or perceived conflict of interest notified to the Borrower by any Indemnified Person, such indemnity for fees and expenses shall extend to one additional primary counsel and one local counsel for such Indemnified Persons taken as a whole incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent, Lead Arranger or any Lender is a party thereto and whether or not such claim, investigation, litigation or other proceeding is brought by or on behalf of any Loan Party, the Permitted Holders and their respective Affiliates and creditors and any other third person) related to the entering into and/or performance of this Agreement, any other Loan Document or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, (b) the actual or alleged presence of Materials of Environmental Concern in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or operated by Holdings or any of its Subsidiaries, (c) the Release, generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, (d) the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits issued thereunder), or (e) any Environmental Claim asserted against Holdings or any of its Subsidiaries with respect to any Real Property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection therewith; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its officers, directors, managers, employees or controlled Affiliates (as determined by a court of competent jurisdiction in a final and non appealable decision), (x) any settlement entered into by such Indemnified Person without Borrower’s written consent (such consent not to be unreasonably withheld or delayed) (but if settled with the Borrower’s written consent or if there is a final judgment against such Indemnified Person in any such claim, investigation, litigation or other proceeding, such Indemnified Person will be indemnified in accordance with this Section 12.01), (y) a material breach of its obligations under this Agreement or any other Loan Document by any such persons or one of its controlled Affiliates (as determined in a final non appealable judgment of a court of competent jurisdiction) or (z) any dispute between and among Indemnified Persons (other than a dispute involving claims against the Administrative Agent or the Lead Arranger or any other agent or co agent (if any) (and solely in the case of a co-agent, solely in connection with its syndication of the Facility) that a court of competent jurisdiction has determined in a final and non appealable decision did not involve actions or omissions of any Affiliate of Holdings or its Subsidiaries. None of the Borrower, the Guarantors, the Administrative Agent, the Lead Arranger, any Lender, or any of their respective Affiliates or any other Indemnified Person shall be liable for any indirect, special, punitive, exemplary or consequential (including lost profits) damages in connection with this Agreement, the Transaction, the Facility, the Closing Date Commitment Letter or the use of proceeds therefrom; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.01 of any Loan Party. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 12.01 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents. To the full extent permitted by applicable law, each of the Borrower, the Guarantors, the Administrative Agent, the Lead Arranger, any Lender, or any of their respective Affiliates or any other Indemnified Person shall not assert, and hereby waives, any claim against any Indemnified Person or any other Person party hereto or their respective Affiliates, on any theory of liability for special, indirect, consequential (including lost profits), exemplary, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.01 of any Loan Party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

No Loan Party, Permitted Holder nor any of their respective Affiliates will, without the prior consent of the relevant Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be south pursuant to this Section 12.01 (irrespective of whether such Indemnified Person is party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each relevant Indemnified Person from all liability arising out of or directly and indirectly relating thereto and (b) does not include a statement as to the admission, fault or culpability or failure to act by such Indemnified Person. For the avoidance of doubt, this Section 12.01 shall not apply to Taxes, except Taxes that represent losses, claims or damages arising from any non-tax claim.

Section 12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Loan Document. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 12.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.06(b) as though it were a Lender.

Section 12.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication or other electronic communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule II or on the applicable Assignment and Assumption; and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, e-mailed or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders and the other Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and the Borrower

may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 12.04 ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

(a) Assignments and Participations.

(i) Subject to the conditions set forth in clause (a)(i)(B) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Assignee (each an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

a. Borrower; provided, that no consent of Borrower shall be required (1) if a Significant Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, except with respect to consents regarding Disqualified Lenders, that Borrower shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Administrative Agent within 10 Business Days after having received notice thereof; and

b. Administrative Agent, Swingline Lender, and Issuing Bank.

(B) Assignments shall be subject to the following additional conditions:

a. no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity,

b. the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall be in a minimum amount (unless waived by Administrative Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

c. each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

d. the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption; provided, that Borrower and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Administrative Agent by such Lender and the Assignee,

e. unless waived by Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent, for Administrative Agent’s separate account, a processing fee in the amount of $3,500, and

f. the Assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in a form approved by Administrative Agent (the “Administrative Questionnaire”).

(ii) From and after the date that Administrative Agent receives the executed Assignment and Assumption and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (except with respect to Section 11.06) and be released from any future obligations under this Agreement (and in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article XI and Section 12.16(a).

(iii) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such

Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (iv) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Administrative Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(iv) Immediately upon Administrative Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 12.04(a)(ii), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(v) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity or a Disqualified Lender, a Competitor or a natural person, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Administrative Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(vi) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.16, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(vii) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(viii) Administrative Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register. For the avoidance of doubt, this Section 12.04(a)(viii) shall be construed so that all obligations under the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(d), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or such Treasury Regulations).The entries in the Register shall be conclusive absent manifest error.

(ix) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount of (and stated interest on) the portion of such Registered Loans that is subject to such participations) (the “Participant Register”); provided that the Lender has no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and the Lenders shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. A participant shall not be entitled to receive any greater payment under Section 3.15 or 3.17 than the Lender or other participating lender would have been entitled to receive with respect to the participation sold to such participant.

(x) Administrative Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower and, in the case of the Register, any Lender from time to time as Borrower or such Lender, as applicable, may reasonably request.

(b) Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 12.04 and, except as expressly required pursuant to Section 12.04, no consent or approval by Borrower is required in connection with any such assignment.

Section 12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

Section 12.06 Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with the Security Documents, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the provisions of this Agreement which (i) require, or permit, differing payments to be made to Non Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, provided herein.

Section 12.07 Calculations; Computations.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or financial term or definition set forth in any Loan Document and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio or covenant to preserve the original intent thereof in light of such change in (or in the application of) GAAP; provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or financial covenant made before and after giving effect to such change in (or in the application of) GAAP as is reasonably necessary to demonstrate the calculation and compliance (or non compliance) with such ratio.

(c) Notwithstanding anything to the contrary contained herein, (i) other than with respect to the delivery if financial statements pursuant to Sections 7.01(a), (b) and (c), (x) the consolidation of the accounts of Holdings and its Restricted Subsidiaries shall not include the consolidation of the accounts of any Unrestricted Subsidiary and (y) all financial calculations, definitions and computations shall made without the inclusion of any Unrestricted Subsidiary, for such purposes deeming any Unrestricted Subsidiary as not existing at the time any determination is made with respect to such financial calculation, definition or computation, (ii) all financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. For the avoidance of doubt, notwithstanding any changes in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the consolidated balance sheet of Holdings and its Subsidiaries, such obligations shall continue to be excluded from the definition of Indebtedness and Capital Lease Obligations.

(d) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

Section 12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS, THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

Section 12.10 Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which (a) Holdings, the Borrower, each Subsidiary Guarantor, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent written or telex notice (actually received) at such office that the same has been signed and mailed to it and (b) the conditions precedent set forth in Section 6.01 have been waived or satisfied. The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Closing Date.

Section 12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.12 Amendment or Waiver; etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such agreement shall:

(i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02(a)) without the written consent of such Lender (including any such Lender that is a Defaulting Lender);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders) without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly and adversely affected thereby (provided, that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for the purposes of this clause (ii));

(iii) except as set forth in Section 3.03(c), reduce the principal of, or the rate of interest specified herein (it being agreed that waiver or reduction of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly and adversely affected thereby;

(iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder without the written consent of each Lender (other than any Defaulting Lender) directly and adversely affected thereby;

(v) reduce the voting thresholds in this Section 12.14 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders without the written consent of each Lender (other than any Defaulting Lender) directly and adversely affected thereby;

(vi) discharge any Loan Party from its respective payment Obligations under the Loan Documents (other than in connection with any release of any Loan Party pursuant to a transaction expressly permitted hereunder), or subordinate the Liens on or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents in connection with any “debtor-in-possession” financing or use of the Collateral in any insolvency proceeding, without the written consent of each Lender (other than any Defaulting Lender);

(vii) amend or modify the pro-rata sharing provisions contained in 3.03(c) or 12.06 without the written consent of each Lender directly affected thereby (other than any Defaulting Lender);

(viii) amend or modify Section 10.03 (or the order of application provisions thereof) without the written consent of each Lender directly affected thereby (other than any Defaulting Lender);

(ix) modify or eliminate the definition of Borrowing Base or any of the defined terms (including, but not limited to, the definitions of Eligible Credit Card Receivables, Eligible Accounts, Eligible Inventory and Rent Reserve) that are used in such definition, or the definitions of Eligible Credit Card Receivables, Eligible Accounts and Eligible Inventory, to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 3.01(c) without the written consent of the Super Majority Lender (other than any Defaulting Lender); or

(x) at any time that any real property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders without the written consent of each Lender directly affected thereby (other than any Defaulting Lender);

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment, waiver or consent described in clauses (v) and (vi) above.

(b) No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Administrative Agent with the consent of the Required Lenders or all the Lenders directly and adversely affected thereby, as the case may be), affect the rights or duties of the Administrative Agent, under this Agreement or any other Loan Document.

(c) Notwithstanding anything to the contrary contained in this Section 12.12, (i) Administrative Agent may amend Schedule C-1 to reflect assignments entered into pursuant to Section 12.04, and (ii) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d) [Reserved].

(e) Notwithstanding anything to the contrary contained in this Section 12.14, the Borrower, the Administrative Agent and each Lender agreeing to increase its Revolver Commitments may, in accordance with the provisions of Section 3.09(f), enter into an amendment without the consent of the Required Lenders to effectuate such increase in Revolver Commitments (the “Increase Amendment”), provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender of such Increase Amendment, such Increase Amendment may thereafter only be modified in accordance with the requirements of Section 12.12(a), (b) or (c), respectively.

(f) Notwithstanding anything to the contrary contained in this Section 12.12, (I) (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof, and (II) any amendment contemplated by Section 3.11(d)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 3.11(d)(iii) hereof, and any amendment contemplated by Section 3.05(g) of this Agreement in connection with the use or administration of the Term SOFR Rate shall be effective as contemplated by such Section 3.05(g).

(g) Notwithstanding the foregoing, the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (a) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and (b) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above.

(h) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non consenting Lenders whose individual consent is required are treated as described below, to (i) replace each such non consenting Lender or Lenders with one or more other Eligible

Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lenders”) pursuant to Section 3.16 or (ii) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(i) Notwithstanding anything to the contrary contained in this Section 12.12, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision. The Administrative Agent shall notify the Lenders of such amendment and such amendment shall become effective five (5) Business Days after such notification unless the Required Lenders object to such amendment in writing delivered to the Administrative Agent prior to such time.

Section 12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 3.10(f), 3.12, 3.15, 11.06, 11.12 and 12.01 and the representations and warranties set forth in Article V of this Agreement shall survive the execution, delivery and termination of this Agreement and the Notes, or the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the making, repayment, satisfaction, or discharge of the Obligations.

Section 12.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 3.12 or 3.15 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

Section 12.15 [Reserved].

Section 12.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of Holdings (other than to its employees, auditors, advisors, agents, service providers, representatives or counsel, or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender, (ii) upon the request or demand of any regulatory authority (including, without limitation, any self-regulatory authority) having jurisdiction over such Lender or any of their affiliates (in which case the Lenders agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (including, without limitation, any self-regulatory authority) or in cases where any governmental and/or regulatory authority had requested otherwise)), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16, (vii) to any prospective or actual transferee, pledgee or assignee under Section 12.04(c) or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16, (viii) on a confidential basis to any rating agency in connection with any rating of the Loan Parties or the Term Facility, (ix) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans and (x) in connection with the exercise of remedies under this Agreement or any other Loan Document or any action or proceeding relating to the enforcement of rights under this Agreement or the other Loan Documents. In addition, each of the Administrative Agent and the Collateral Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender, Administrative Agent and Collateral Agent may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

Section 12.17 Patriot ActSection 1.01 . Each Lender subject to the Patriot Act hereby notifies Holdings and Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, Borrower and the other Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify Holdings, Borrower and the other Loan Parties in accordance with the Patriot Act. Borrower shall, promptly following a request by the Administrative Agent or any

Lender, provide all documentation and other information that the Administrative Agent or such Lender requests with respect to the Loan Parties, their senior management and key principals and legal and beneficial owners, in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act.

Section 12.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.19 Secured Swap Agreement and Secured Cash Management Agreements. At any time prior to or within 30 days after any Loan Party enters into any Swap Agreement or Cash Management Agreement, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Swap Agreement or the Cash Management Obligations in respect of such Cash Management Agreement be treated as an “Obligation” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the applicable Security Documents, the Borrower and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, may notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) that (x) such Swap Agreement is to be a “Secured Swap Agreement” (a “Secured Swap Agreement”) or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” (a “Secured Cash Management Agreement”), so long as the following conditions are satisfied:

(i) in the case of a Swap Agreement, such Swap Agreement is entered into with a Qualified Counterparty; and

(ii) in the case of Cash Management Agreements, such Cash Management Agreement is with a counterparty that is the Administrative Agent, the Lead Arranger or a Lender or an Affiliate of the Administrative Agent, the Lead Arranger or a Lender.

Until such time as the Borrower and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, deliver (and the Administrative Agent acknowledges (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) such notice as described above, such Swap

Agreement or Cash Management Agreement shall not constitute a Secured Swap Agreement or Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 12.19 are made for the benefit of the Administrative Agent, the Lead Arranger, each Lender and their respective Affiliates, which become parties to Secured Swap Agreements or Secured Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 12.19 shall not be effective with respect to any Secured Swap Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 12.19 (without the written consent of the relevant parties thereto). The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Secured Swap Agreement and/or Secured Cash Management Agreement, and shall be entitled in all cases to rely on the applicable notice provided by Borrower and the applicable counterparty to such Swap Agreement or Cash Management Agreement as set forth above. No Secured Party that obtains the benefits of the Guarantee or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Cash Management Services for, or having Swap Agreements with, any Loan Party or any of their respective Affiliates shall be required to provide any notice described in this Section 12.19 in respect of such Cash Management Agreements or Swap Agreements and all such Cash Management Agreements and Swap Agreements shall be deemed Secured Cash Management Agreements and Secured Swap Agreements, as the case may be.

Section 12.20 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 12.21 Other Liens on Collateral; Terms of Intercreditor Agreements; etc.

(a) EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (I) LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE LOAN DOCUMENTS, WHICH LIENS (X) TO THE EXTENT CREATED WITH RESPECT TO TERM PRIORITY COLLATERAL, SHALL BE JUNIOR TO THE LIENS CREATED UNDER THE FIRST LIEN TERM LOAN DOCUMENTS (PURSUANT TO THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT) AND (Y) TO THE EXTENT CREATED WITH RESPECT TO ABL PRIORITY COLLATERAL, SHALL BE SENIOR TO THE LIENS CREATED UNDER THE FIRST LIEN TERM LOAN DOCUMENTS (PURSUANT TO

THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT). THE ABL/TERM LOAN INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE OTHER SECURED PARTIES PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE ABL/TERM INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL/TERM INTERCREDITOR AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS, THE PROVISIONS OF THE ABL/TERM INTERCREDITOR AGREEMENT, AS APPLICABLE, SHALL GOVERN AND CONTROL.

(b) THE PROVISIONS OF THIS SECTION 12.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF (A) THE ABL/TERM LOAN INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT OR (B) ANY OTHER INTERCREDITOR AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY THE ADMINISTRATIVE AGENT AS PERMITTED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO THE ABL/TERM LOAN INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT, AND EACH OTHER INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NONE OF THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT (AND NONE OF THEIR RESPECTIVE AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL/TERM LOAN INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT.

(c) EACH SECURED PARTY, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ACCEPTING THE BENEFIT OF THE GUARANTEE AND SECURITY DOCUMENTS, HEREBY (I) CONFIRMS ITS AGREEMENT TO THE FOREGOING PROVISIONS OF THIS SECTION 12.21, (II) PURSUANT TO THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AGREES TO BE BOUND BY THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AS A “ABL SECURED PARTY” AND (III) PURSUANT TO THE APPLICABLE SECTION OF EACH OTHER INTERCREDITOR AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF SUCH OTHER INTERCREDITOR AGREEMENT AS A “SECURED PARTY” (OR EQUIVALENT TERM THEREIN).

Section 12.22 Press Releases.

(a) Each Secured Party (other than the Lead Arranger, the Administrative Agent or any of their respective Affiliates) agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (and only to the extent that) such Secured Party or Affiliate is required to do so under applicable law and then, in any event, to the extent reasonably possible under applicable law, such Secured Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of such Lender, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia; provided that any such Lender (other than the Lead Arranger, the Administrative Agent, or any of their respective Affiliates) shall provide a draft reasonably in advance (and in no event, less than two Business Days’ prior written notice, with copies thereof attached to such written notice) of any advertising material to the Borrower for review and comment prior to the publication thereof and the Lenders (other than the Lead Arranger, the Administrative Agent, or any of their respective Affiliates) agree not to release or publicize any such material or other information until it receives the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 12.23 No Fiduciary Duty.

Each of the Administrative Agent, the Collateral Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 12.24 Bank Product Providers.

Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting. Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Administrative Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution. Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 12.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Bail-In Action by the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.26 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution

Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:
JANUS INTERNATIONAL GROUP, LLC,
a Delaware limited liability company
ACCESS CONTROL TECHNOLOGIES, LLC,
a North Carolina limited liability company
ASTA INDUSTRIES, INC.,
a Georgia corporation
BETCO INC.,
a Delaware corporation
JANUS COBB HOLDINGS, LLC,
a Delaware limited liability company
JANUS DOOR, LLC,
a Georgia limited liability company
JANUS HOLDINGS, LLC,
a Georgia limited liability company
NOKE, INC.,
a Delaware corporation
STEEL DOOR DEPOT.COM, LLC,
a Georgia limited liability company
U.S. DOOR & BUILDING COMPONENTS, LLC,
a Georgia limited liability company

	By:	/s/ Anselm Wong
	Name:	Anselm Wong
	Title:	Chief Financial Officer
HOLDINGS:

JANUS INTERMEDIATE, LLC,
a Delaware limited liability company

	By:	/s/ Anselm Wong
	Name:	Anselm Wong
	Title:	Chief Financial Officer

Signature Page to ABL Credit and Guarantee Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Andrew Rossman
Name:	Andrew Rossman
Title:	Executive Director

Signature Page to ABL Credit and Guarantee Agreement

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Andrew Rossman
Name:	Andrew Rossman
Title:	Executive Director

Signature Page to ABL Credit and Guarantee Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Michael Lemiszko
Name:	Michael Lemiszko
Title:	SVP

Signature Page to ABL Credit and Guarantee Agreement

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Charles Johnson
Name:	Charles Johnson
Title:	Authorized Signatory

Signature Page to ABL Credit and Guarantee Agreement